                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


In re:                                          Chapter 11

KCS ENERGY, INC., PROLIQ, INC., KCS             Case No. 00-0028 (PJW) and
ENERGY MARKETING, INC., KCS                     Case Nos. 00-0310 (PJW) through
RESOURCES, INC. A/K/A KCS MOUNTAIN              00-0318 (PJW)
RESOURCES, INC., KCS MEDALLION
RESOURCES, INC., MEDALLION CALIFORNIA           JOINTLY ADMINISTERED
PROPERTIES, INC., MEDALLION GAS
SERVICES, INC., KCS ENERGY SERVICES,
INC., KCS MICHIGAN RESOURCES, INC. AND
NATIONAL ENERDRILL CORP.,

Debtors.
-------------------------------------------




      SECOND AMENDED DISCLOSURE STATEMENT FOR SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE PROPOSED BY THE OFFICIAL
  COMMITTEE OF UNSECURED CREDITORS AND CREDIT SUISSE FIRST BOSTON CORPORATION

GIBSON, DUNN & CRUTCHER LLP                       ANDREWS & KURTH LLP
D.J. Baker                                        Peter S. Goodman
200 Park Avenue                                   850 Third Avenue, 7th Floor
New York, New York 10166                          New York, New York  10022
(212) 351-4000                                    (212) 850-2800`

GIBSON, DUNN & CRUTCHER LLP                       ANDREWS & KURTH LLP
Michael A. Rosenthal                              Hugh M. Ray
James M. Schober                                  600 Travis, Suite 4200
2100 McKinney Avenue, Suite 1100                  Houston, Texas  77002
Dallas, Texas  75201                              (713) 220-4200
(214) 698-3100
                                                  ATTORNEYS FOR CREDIT SUISSE
ATTORNEYS FOR THE OFFICIAL                        FIRST BOSTON CORPORATION
COMMITTEE OF UNSECURED CREDITORS

                             INTRODUCTORY STATEMENT

           THIS SECOND AMENDED JOINT DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT TO THE SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE PROPOSED BY THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS AND CREDIT SUISSE FIRST BOSTON CORPORATION (THE "DISCLOSURE STATEMENT") CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE PROPOSED BY THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS AND CREDIT SUISSE FIRST BOSTON CORPORATION (THE "PLAN"), AND OTHER DOCUMENTS RELATING TO THE PLAN. WHILE THE PROPONENTS OF THE PLAN BELIEVE THAT THESE SUMMARIES PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. IF ANY INCONSISTENCIES EXIST BETWEEN THE TERMS AND PROVISIONS OF THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR OTHER DOCUMENTS DESCRIBED THEREIN, THE TERMS AND PROVISIONS OF THE PLAN AND OTHER DOCUMENTS ARE CONTROLLING. EACH HOLDER OF AN IMPAIRED CLAIM OR AN IMPAIRED EQUITY INTEREST SHOULD REVIEW THE ENTIRE PLAN AND ALL RELATED DOCUMENTS AND SEEK THE ADVICE OF ITS OWN COUNSEL BEFORE VOTING WHETHER TO ACCEPT OR REJECT THE PLAN.

           THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON BY ANY PERSON OR ENTITY FOR ANY PURPOSE OTHER THAN BY HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE PLAN IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. NOTHING CONTAINED HEREIN WILL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR THE PROPONENTS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON THE DEBTORS OR ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.

           THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE BASED ON THE PROPONENTS' BELIEFS AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, THE PROPONENTS. BECAUSE SUCH STATEMENTS ARE BASED ON EXPECTATIONS AS TO FUTURE PERFORMANCE AND ARE NOT STATEMENTS OF FACT, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. WHILE THE PROPONENTS BELIEVE THESE FORWARD-LOOKING STATEMENTS TO BE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. YOU SHOULD CAREFULLY REVIEW AND CONSIDER

SECTION X OF THIS DISCLOSURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED," BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE DEBTORS OR THE PROPONENTS OR WILL CONFER UPON ANY PERSON ANY RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER.

           IN PREPARING THIS DISCLOSURE STATEMENT, THE PROPONENTS HAVE RELIED UPON INFORMATION AND SUMMARIES OF INFORMATION PROVIDED BY THE DEBTORS, INCLUDING INFORMATION TAKEN OR DERIVED FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND FROM DISCLOSURE STATEMENTS FILED BY THE DEBTORS IN THEIR CHAPTER 11 CASES. THE PROPONENTS HAVE NOT CONDUCTED AN AUDIT OF ANY SUCH DOCUMENTS OR OF THE DEBTORS' BOOKS AND RECORDS, AND ACCORDINGLY THE PROPONENTS CANNOT AND DO NOT WARRANT THAT THE INFORMATION DIRECTLY OR INDIRECTLY PROVIDED TO THEM BY THE DEBTORS IS ACCURATE OR COMPLETE. THE PROPONENTS HAVE RETAINED CONSULTANTS AND PROFESSIONALS WHO ARE REVIEWING SUCH INFORMATION PROVIDED HEREIN, AND RESERVE THE RIGHT TO CONTEST SUCH INFORMATION AT OR PRIOR TO THE CONFIRMATION HEARING IN THE EVENT THAT THE PROPONENTS DETERMINE SUCH INFORMATION TO BE INACCURATE.

           EXCEPT AS OTHERWISE NOTED HEREIN, THE INFORMATION CONTAINED HEREIN IS GENERALLY INTENDED TO DESCRIBE FACTS AND CIRCUMSTANCES ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR THAT THE DEBTORS OR THE PROPONENTS WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.

                                TABLE OF CONTENTS

I.   INTRODUCTION............................................................................................................1

II.  NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS........................................................................1

           A.        GENERAL.................................................................................................1

           B.        VOTING..................................................................................................3

           C.        VOTING RECORD DATE......................................................................................3

           D.        BALLOTS.................................................................................................3

           E.        VOTING DEADLINE.........................................................................................3

           F.        CONFIRMATION HEARING AND OBJECTION DEADLINE.............................................................4

III. OVERVIEW OF PLAN........................................................................................................4

IV.  GENERAL INFORMATION.....................................................................................................6

           A.        OVERVIEW OF THE DEBTORS' BUSINESS.......................................................................6

           B.        ORGANIZATIONAL STRUCTURE OF THE DEBTORS.................................................................7

           C.        OIL AND GAS EXPLORATION AND PRODUCTION..................................................................8

                     1.        Development and Production Activities.........................................................8

                     2.        Volumetric Production Payment Program.........................................................8

           D.        OIL AND GAS PROPERTIES..................................................................................9

           E.        HEDGING ACTIVITIES.....................................................................................13

           F.        SELECTED FINANCIAL INFORMATION.........................................................................13

           G.        THE DEBTORS' SIGNIFICANT DEBT OBLIGATIONS..............................................................14

                     1.        The Resources Facility.......................................................................14

                     2.        The Medallion Facility.......................................................................14

                     3.        The Old Senior Notes.........................................................................14

                     4.        The Old Senior Subordinated Notes............................................................14

V.  THE DEBTORS' CHAPTER 11 CASES...........................................................................................15

           A.        EVENTS PRECEDING THE FILING OF THE CHAPTER 11..........................................................15

                     1.        Brief History of Debtors' Operations.........................................................15

                     2.        Disappointing Results in Manderson Field and Drop in Oil and Gas Prices Led to Defaults
                               Under the Credit Facilities..................................................................16

                     3.        Forbearance Agreements with Old Bank Lenders.................................................16

                     4.        Efforts to Negotiate a Restructuring.........................................................17

           B.        EVENTS DURING THE CHAPTER 11 CASES.....................................................................18

                     1.        Creditors' Committee.........................................................................18

                     2.        Commencement of the Chapter 11 Cases, "First Day" Motions and Orders, and Proceedings on
                               the Debtors' Plan............................................................................18

                     3.        Exit Facility Commitment.....................................................................24

                     4.        No Bar Date Fixed in These Chapter 11 Cases..................................................24

VI.  THE PLAN OF REORGANIZATION.............................................................................................25

           A.        CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN.............................25

                     1.        Classification...............................................................................25

                     2.        Administrative Expense Claims................................................................25

                     3.        Professional Compensation and Reimbursement Claims...........................................26

                     4.        Priority Tax Claims..........................................................................26

                     5.        Other Priority Claims (Class 1)..............................................................27

                     6.        Secured Bank Claims (Class 2)................................................................27

                     7.        Other Secured Claims (Class 3)...............................................................27

                     8.        Old Senior Notes Claims (Class 4)............................................................27

                     9.        Old Senior Subordinated Notes Claims (Class 5)...............................................28

                     10.       General Unsecured Claims (Class 6)...........................................................29

                     11.       Old KCS Common Stock Equity Interests (Class 7)..............................................29

                     12.       Old KCS Warrants Equity Interests; and Old Employee and Director Stock Option Plan Equity
                               Interests (Class 8)..........................................................................31

           B.        IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF PLAN OF
                     REORGANIZATION.........................................................................................31

           C.        MEANS OF IMPLEMENTING PLAN.............................................................................31

                     1.        New Credit Facility..........................................................................31

                     2.        Authorization of New Securities..............................................................32

                     3.        Issuance of New Securities...................................................................32

                     4.        Cancellation of Existing Securities and Agreements...........................................32

                     5.        Corporate Action.............................................................................32

                     6.        Confirmation Under Section 1129(b) of the Bankruptcy Code....................................33

           D.        SUMMARY OF CERTAIN OTHER PROVISIONS OF THE PLAN........................................................34

                     1.        Provisions Governing Distributions...........................................................34

                     2.        Procedures for Treating Disputed Claims Under Plan of Reorganization.........................37

                     3.        Provisions Governing Executory Contracts and Unexpired Leases................................38

                     4.        Conditions Precedent to Effective Date.......................................................39

                     5.        Effect of Confirmation.......................................................................39

                     6.        Retention of Jurisdiction....................................................................41

                     7.        Miscellaneous Provisions.....................................................................41

VII.  DIRECTORS, OFFICERS AND OWNERSHIP OF REORGANIZED DEBTORS..............................................................44

           A.        BOARDS OF DIRECTORS OF REORGANIZED DEBTORS.............................................................44

                     1.        Identities and Compensation..................................................................44

           B.        MANAGEMENT.............................................................................................44

                     1.        Identities and Compensation..................................................................44

                     2.        Biographies of Current Senior Management.....................................................45

           C.        SECURITY OWNERSHIP.....................................................................................45

           D.        NEW EMPLOYEE AND DIRECTOR STOCK OPTIONS................................................................46

VIII.  SECURITIES TO BE ISSUED PURSUANT TO PLAN.............................................................................47

           A.        NEW NOTES..............................................................................................47

           B.        NEW KCS COMMON STOCK...................................................................................47

           C.        NEW KCS SUBSCRIPTION WARRANTS..........................................................................47

           D.        NEW EMPLOYEE AND DIRECTOR STOCK OPTIONS................................................................48

IX.  SECURITIES LAW MATTERS.................................................................................................48

           A.        OWNERSHIP AND RESALE OF NEW SECURITIES.................................................................48

           B.        REGISTRATION RIGHTS....................................................................................51

X.  CERTAIN FACTORS TO BE CONSIDERED........................................................................................51

           A.        VARIANCES FROM PROJECTIONS.............................................................................52

           B.        VOLATILE NATURE OF OIL AND GAS MARKETS; FLUCTUATIONS IN PRICES.........................................52

           C.        DEPENDENCE ON ACQUIRING AND FINDING ADDITIONAL RESERVES................................................53

           D.        SUBSTANTIAL CAPITAL REQUIREMENTS.......................................................................53

           E.        UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES AND FUTURE NET CASH FLOWS.............................54

           F.        NEW MANAGEMENT ........................................................................................55

           G.        FINANCING REQUIREMENTS AND RESTRICTIONS................................................................55

           H.        RISKS OF HEDGING TRANSACTIONS..........................................................................55

           I.        EXPLORATION AND DEVELOPMENT RISKS......................................................................56

           J.        MARKETING RISKS........................................................................................56

           K.        ACQUISITION RISKS......................................................................................56

           L.        OPERATING RISKS........................................................................................57

           M.        COMPETITIVE INDUSTRY...................................................................................57

           N.        GOVERNMENTAL REGULATIONS...............................................................................57

           O.        ABSENCE OF PUBLIC MARKET...............................................................................58

           P.        EFFECTIVE SUBORDINATION OF THE NEW NOTES...............................................................58

           Q.        ISSUES RELATING TO GUARANTEES..........................................................................58

           R.        PENDING LITIGATION AND OTHER LEGAL PROCEEDINGS.........................................................58

           S.        CERTAIN TAX MATTERS....................................................................................59

XI.  VOTING PROCEDURES AND REQUIREMENTS.....................................................................................59

           A.        CLASSES ENTITLED TO VOTE UNDER THE PLAN................................................................59

           B.        VOTING REQUIREMENTS....................................................................................59

           C.        ACCEPTANCE BY CLASSES OF CLAIMS OR EQUITY INTERESTS....................................................59

XII.  CONFIRMATION OF THE PLAN..............................................................................................60

           A.        CONFIRMATION HEARING...................................................................................60

           B.        REQUIREMENTS FOR CONFIRMATION OF THE PLAN..............................................................61

                     1.        Fair and Equitable Test......................................................................61

                     2.        Feasibility..................................................................................62

                     3.        "Best Interests" Test........................................................................62

XIII.  ALTERNATIVES TO CONFIRMATION  AND CONSUMMATION OF THE PLAN...........................................................64

           A.        LIQUIDATION UNDER CHAPTER 7............................................................................64

           B.        ALTERNATIVE PLAN OF REORGANIZATION.....................................................................65

XIV.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...................................................................66

           A.        INTRODUCTION...........................................................................................66

           B.        CONSEQUENCES TO HOLDERS OF CLAIMS......................................................................66

                     1.        Realization and Recognition of Gain or Loss in General.......................................66

                     2.        Holders of Allowed Administrative Expense Claims (Unclassified), Professional Compensation
                               and Reimbursement Claims (Unclassified) and Other Priority Claims (Class 1)..................67

                     3.        Holders of Secured Bank Claims (Class 2).....................................................68

                     4.        Holders of Other Secured Claims (Class 3)....................................................68

                     5.        Holders of Old Senior Notes (Class 4)........................................................68

                     6.        Holders of Old Senior Subordinated Notes Claims (Class 5)....................................70

                     7.        Holders of Allowed General Unsecured Claims (Class 6)........................................72

                     8.        Holders of Old KCS Common Stock Equity Interests (Class 7)...................................72

                     9.        Holders of Old KCS Warrants Equity Interests and Old Employee and Director Stock Option
                               Plan Equity Interests (Class 8)..............................................................73

                     10.       Withholding..................................................................................73

           C.        CONSEQUENCES TO DEBTORS OR REORGANIZED DEBTORS.........................................................73

                     1.        Discharge-of-Indebtedness Income Generally...................................................73

                     2.        Attribute Reduction..........................................................................74

                     3.        Utilization of Net Operating Loss Carryovers.................................................74

                     4.        Consolidated Return Items....................................................................76

                     5.        Alternative Minimum Tax......................................................................76

XV.  CONCLUSION AND RECOMMENDATION..........................................................................................77

                                        I

                                  INTRODUCTION

           On January 5, 2000, certain entities filed an involuntary petition for relief against KCS Energy, Inc. ("KCS") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On January 18, 2000 (the "Commencement Date"), the Bankruptcy Court entered an order for relief under Chapter 11 of the Bankruptcy Code against KCS. Also on the Commencement Date, Proliq, Inc.; KCS Energy Marketing, Inc.; KCS Resources, Inc. a/k/a KCS Mountain Resources, Inc.; KCS Medallion Resources, Inc.; Medallion California Properties, Inc.; Medallion Gas Services, Inc.; KCS Energy Services, Inc.; KCS Michigan Resources, Inc., and National Enerdrill Corporation (collectively, together with KCS, the "Debtors") filed separate voluntary petitions under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases are being jointly administered under Case No. 00-0028 (PJW) and Case Nos. 00-0310 (PJW) through 00-0318 (PJW). Since the Commencement Date, the Debtors have continued to operate their businesses as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

           The Official Committee of Unsecured Creditors (the "Creditors' Committee") and Credit Suisse First Boston Corporation ("CSFB," and together with the Creditors' Committee, the "Proponents") are the proponents of the Plan, a copy of which is attached hereto as Exhibit A. By order dated October 25, 2000, the Bankruptcy Court approved this Disclosure Statement as containing adequate information to enable holders of Claims against or Equity Interests in the Debtors whose votes are being solicited to make an informed judgment whether to accept or reject the Plan. Unless otherwise defined herein, capitalized terms used herein will have the same meanings ascribed to them in the Plan.

                                       II.

                NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

A.         GENERAL

           The purpose of this Disclosure Statement is to enable the holders of Claims against or Equity Interests in the Debtors authorized to vote on the Plan to make informed decisions in voting whether to accept or reject the Plan. All holders of Claims and Equity Interests should read this Disclosure Statement in its entirety. No solicitation of votes on the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In considering how to vote, no holder of a Claim or Equity Interest or any other party should rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan, and the Plan Supplement, except as otherwise approved by the Bankruptcy Court.

           All persons receiving this Disclosure Statement and the Plan attached hereto are urged to review fully the provisions of the Plan and all other exhibits attached hereto, in addition to reviewing the text of this Disclosure Statement. This Disclosure Statement is not intended to replace careful review and analysis of the Plan. Rather, it is submitted as an aid in your review of the Plan and in an effort to explain the terms and implications of the Plan. Every effort has been made to explain fully the various aspects of the Plan as it affects all holders of Claims and Equity Interests. However, to the extent any questions arise, the Proponents urge you to seek independent legal advice.

           In reviewing this Disclosure Statement, please keep in mind the following:

           1. The approval by the Bankruptcy Court of this Disclosure Statement does not constitute an endorsement by the Bankruptcy Court of the Plan or a guarantee of the accuracy and completeness of the information contained herein.

           2. The Proponents have not independently examined the information contained in this Disclosure Statement. The Proponents expect to obtain expert opinions regarding the liquidation value of the Debtors' assets and the reorganization value of the Debtors' business. The information contained herein has been derived principally from information directly or indirectly provided by the Debtors in proposed disclosure statements previously filed by the Debtors in this Bankruptcy Court, as well as documents filed by the Debtors with the Securities and Exchange Commission, and the Proponents have had no opportunity to independently confirm the accuracy of such information. The Proponents are not presently aware of any inaccuracies in this Disclosure Statement or any facts that would make this Disclosure Statement materially misleading, and will file documents with the Bankruptcy Court in the event that any such inaccuracies or facts become known by the Proponents. The Proponents and their respective legal and financial advisors cannot and do not warrant or represent that the information contained in this Disclosure Statement, , is accurate or complete.

           3. The statements contained in this Disclosure Statement that are not historical facts are forward-looking statements. Forward-looking statements are based on the Proponents' beliefs as well as assumptions made by, and information currently available to, the Proponents. Because such statements are based on expectations as to future performance and are not statements of fact, actual results may differ materially from those projected. While the Proponents believe these forward looking statements to be reasonable, there can be no assurance that such statements will be reflective of actual outcomes. You should carefully review and consider Section X of this Disclosure Statement, entitled "Certain Factors to be Considered," before voting to accept or reject the Plan.

           4. This Disclosure Statement has not been approved or disapproved by the Securities and Exchange Commission or any securities regulatory authority of any state, nor has the Securities and Exchange Commission or any securities regulatory authority of any state passed upon the accuracy or adequacy of the statements contained herein.

           5.        The description herein of the Plan is a summary only.
Holders of Claims and Equity Interests authorized to vote on the Plan are urged to review the entire Plan, the exhibits thereto and the Plan Supplement before casting their votes. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, the terms of the Plan will control.

           6. You should not rely on any information relating to the Debtors, their assets, past or future business operations, or the Plan other than that contained in this Disclosure Statement and the exhibits thereto, except as otherwise approved by the Bankruptcy Court. Any representations made to secure acceptance or rejection of the Plan other than as contained in this Disclosure Statement should be reported to counsel for the Proponents.

B.         VOTING

           Only holders of Claims or Equity Interests in Classes 4, 5 and 7 are authorized to vote on the Plan. Pursuant to the provisions of the Bankruptcy Code, generally only those classes of claims or equity interests that are (i) "impaired" by a plan of reorganization and (ii) entitled to receive a distribution under such a plan are entitled to vote on a Chapter 11 plan. In these Chapter 11 Cases, Claims and Equity Interests in Classes 4, 5 and 7 are impaired by and entitled to receive a distribution under the Plan, and therefore are entitled to vote on the Plan. Classes 1, 2, 3 and 6, and the holders of Claims in such Classes, are conclusively presumed to have accepted the Plan and are thus not entitled to vote on the Plan. The holders of Equity Interests in Class 8 are deemed to have rejected the Plan and thus are not entitled to vote on the Plan.

C.         VOTING RECORD DATE

           The record date for determining the holders of Claims and Equity Interests that may vote on the Plan is October 20, 2000 (the "Voting Record Date").

D.         BALLOTS

           In certain instances, accompanying this Disclosure Statement is a ballot ("Ballot") for casting your vote(s) on the Plan. A pre-addressed envelope for the return of the Ballot may also be enclosed. As noted above, Ballots for acceptance or rejection of the Plan are being provided only to holders of claims or equity interests in Classes 4, 5 and 7 because they are the only holders of Claims or Equity Interests that may vote to accept or reject the Plan. If you are the holder of a Claim or Equity Interest in Class 4, 5 or 7 and did not receive a Ballot, received a damaged or illegible Ballot, or lost your Ballot, or if you have any questions regarding the voting procedures in respect of the Plan, please contact the Voting Agent at The Altman Group, Inc., 60 East 42nd Street, Suite 1241, New York, New York 10165; telephone: (212) 681-9600; telecopy: (212) 681-1383.

           After carefully reviewing this Disclosure Statement and the exhibits attached hereto, please indicate your vote with respect to the Plan on the enclosed Ballot and return it pursuant to the instructions provided on the Ballot.

E.         VOTING DEADLINE

           In order to be counted, Ballots must be received by The Altman Group, 60 East 42nd Street, Suite 1241, New York, New York 10165, by 10:00 p.m. (Eastern Time) on January 5, 2001 (the "Voting Deadline"). Beneficial owners of securities that receive a return envelope addressed to their bank or broker (or its agent) must return their Ballot in sufficient time for the bank, broker or agent to process it and submit the vote to The Altman Group before the Voting Deadline. Any Ballots that are not executed, that are not received timely, or that do not indicate an acceptance or rejection shall be deemed to constitute neither an acceptance nor a rejection of the Plan. Further information regarding voting and election procedures is contained in Section XI of this Disclosure Statement.

F.         CONFIRMATION HEARING AND OBJECTION DEADLINE

           By order dated October 25, 2000, the Bankruptcy Court fixed January 30, 2001, at 9:30 a.m. (Eastern Time), in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Sixth Floor, Wilmington, Delaware 19801, as the date, time and place of the hearing to consider confirmation of the Plan, and January 5, 2001 at 4:00 p.m. (Eastern Time), as the deadline for filing objections to confirmation of the Plan. The hearing on confirmation of the Plan may be adjourned from time to time without further notice except for the announcement of the adjourned date and time at the hearing on confirmation or any adjournment thereof.

                                      III.

                                OVERVIEW OF PLAN

           The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see
Section VI below. The Plan is a joint plan of reorganization for each of the Debtors.

           The Plan provides that the Reorganized Debtors will remain in business with a reorganized capital structure. Funding for the Reorganized Debtors will be provided pursuant to the New Credit Facility. The Secured Bank Claims under the Resource Facility and the Medallion Facility will be paid in full from funds made available from the New Credit Facility. Allowed Other Secured Claims will be paid in full or reinstated. Allowed General Unsecured Claims will be paid in full in the ordinary course of business. Allowed Administrative Expense Claims, Allowed Professional Compensation and Reimbursement Claims and Allowed Priority Tax Claims will be paid in full.

           The Proponents believe that the Debtors will have insufficient cash to pay the Old Senior Notes upon maturity, and the maturity date of the debt represented by the Old Senior Notes must be extended for at least two years in order to allow the Debtors to either amass the cash necessary to retire such debt or establish the stability that will be required if the Debtors are to refinance such debt at an affordable interest rate. Such maturity extension operates to impair the claims of holders of the Old Senior Notes, and therefore the distribution to such holders is structured to provide them with property of a value, as of the Effective Date, that is equal to the allowed amount of their Claims. Holders of the Old Senior Notes will receive (a) Cash sufficient to pay all accrued and unpaid interest (at the non-default rate) on the Old Senior Notes, plus interest on accrued and unpaid interest pursuant to the Old Senior Indenture to the extent permitted by law, in each case as of the Effective Date;
(b) the New Notes; and (c) 750,405 shares of Series A Common Stock. Terms and conditions of the New Notes are more fully set forth in Section VI.A.8 below. The 750,405 shares of Series A Common Stock issued to the holders of Old Senior Notes shall constitute approximately 2.5% of the New KCS common Stock issued and outstanding after full consummation of the Plan.

           Holders of the Old Senior Subordinated Notes will receive the number of shares of Series B Common Stock that is equal to (i) 29,265,810, minus (ii) the number of shares of Series A Common Stock delivered to Class 7 as of the Effective Date. The Series B Common Stock shall be subject to redemption by Reorganized KCS from the proceeds of the exercise of the New KCS Subscription Warrants, with a call therefor on the fifth (5th) day after the Exercise Deadline Date, and any such shares called shall be redeemed at the Subscription and Redemption Price by payment from such proceeds on the twentieth (20th) day after the Exercise Deadline Date, without interest from the date of the call, as more specifically provided for in Section VI.A.11. Any shares of Series B Common Stock that are not called for redemption shall automatically be converted into an equal number of shares of Series A Common Stock on the twentieth (20th) day after the Exercise Deadline Date. After the issuance of the shares of Series A Common Stock pursuant to the exercise of the New KCS Subscription Warrants, the redemption of a corresponding number of shares of Series B Common Stock and the conversion of the unredeemed shares of Series B Common Stock into an equal number of shares of Series A Common Stock, the number of shares of New KCS Common Stock outstanding will be 30,016,215, all of which shall be Series A Common Stock.

           Holders of Old KCS Common Stock will receive, in accordance with the elections made by such holders on the Class 7 Election Form, either (i) 0.0513 shares of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date; or (ii) New KCS Subscription Warrants evidencing the right to subscribe for one (1) share of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date (without oversubscription rights), at a price per share equal to the Subscription and Redemption Price. The Subscription and Redemption Price shall be stated to the nearest one-tenth of a cent and shall be equal to
(i) the outstanding principal and interest (at the non-default rate) on the Subordinated Notes as of the Exercise Deadline Date (plus interest on interest to the extent allowed by law) divided by (ii) (A) 29,265,810 minus (B) the number of shares of Series A Common Stock delivered to Class 7 as of the Effective Date as set forth in Section 4.7 of the Plan. Assuming that the Exercise Deadline Date occurs on April 15, 2001, and that the recovery of interest on interest is permitted, the Subscription and Redemption Price shall be between $5.194 and $5.475 per share, depending upon the number of holders in Class 7 who elect to receive the New KCS Subscription Warrants in lieu of Series A Common Stock..

           On the fifth (5th) day after the Exercise Deadline Date, to the extent funds are available pursuant to the exercise of the New KCS Subscription Warrants, Reorganized KCS shall call for redemption shares of Series B Common Stock at the Subscription and Redemption Price, without interest from the date of the call. In the event that less than all of the shares of Series B Common Stock are called for redemption, such call shall be exercised on a pro rata basis among all holders of Series B Common Stock, or in such proportions as necessary to redeem odd lots of Series B Common Stock (i.e., less than 100 shares), or in any other equitable manner, as determined in good faith by the Board of Directors of Reorganized KCS. On the twentieth (20th) day after the Exercise Deadline Date, Reorganized KCS shall make available the funds to pay for the shares of Series B Common Stock called for redemption. Any shares of Series B Common Stock not called for redemption by Reorganized KCS shall automatically be converted into an equal number of shares of Series A Common Stock on the twentieth (20th) day after the Exercise Deadline Date.

           The value of the distributions to Classes 4 (Old Senior Notes), 5 (Old Senior Subordinated Notes) and 7 (Old KCS Common Stock) are based, in part, on the Proponents' opinion of the reorganization value of the Reorganized Debtors, which reorganization value is summarized on Exhibit F attached hereto. The Proponents' opinion of the reorganization value of the Reorganized Debtors is based on the information available to the Proponents at this time, and may be adjusted prior to confirmation based upon information that subsequently becomes available to the Proponents. Additionally, the Proponents reserve the right to challenge any information provided to the Proponents by the Debtors or their professionals, upon which information the valuation is partially based. Additionally, Exhibit F is based on reserve reports prepared by Netherland, Sewell & Associates and provided by the Debtors. The Proponents do not make any representation that such reserve reports are accurate, and the Proponents have employed independent experts to review such reports. The Proponents reserve the right to contest the validity or accuracy of such reserve reports at the Confirmation Hearing, and to the extent that the Bankruptcy Court may determine that such reserve reports are inaccurate or incomplete, Exhibit F may be amended. Subject to the foregoing, based upon the reorganization valuation attached hereto as Exhibit F, the Proponents believe that the New KCS Common Stock (Series A and Series B) to be delivered to Classes 4, 5 and 7 under the Plan has an implied value of approximately $2.409 per share to $3.742 per share, based on a total of 30,016,215 shares issued and outstanding as of the Effective Date. Additionally, the valuation attached hereto as Exhibit F indicates an the implied per-share value of the New KCS Common Stock that does not exceed the strike price under the New KCS Subscription Warrants (i.e., the Subscription and Redemption Price), and that the New KCS Subscription Warrants have time value, but no inherent value (as in the case of an out-of-the-money option or warrant). The Debtors have filed a valuation for Reorganized KCS that would indicate that the value of the New KCS Common Stock exceeds the Subscription and Redemption Price. Although the Proponents disagree with the Debtors' valuation and intend to dispute such valuation at confirmation, there can be no assurance as to the actual post-Effective Date trading value of the New KCS Common Stock. The Debtors' valuation would suggest that the New KCS Subscription Warrants have positive value even when the time value of such warrants is ignored.

           All outstanding warrants and options to acquire shares of Old KCS Common Stock will be cancelled and the holders thereof will receive no consideration with respect to such warrants and options.

                                       IV.

                               GENERAL INFORMATION

A.         OVERVIEW OF THE DEBTORS' BUSINESS

           The Debtors are an independent oil and gas enterprise engaged in the acquisition, exploration, exploitation and production of domestic oil and natural gas properties. The Debtors' operations are focused primarily in the Mid-Continent, Onshore Gulf Coast, Rocky Mountain and Gulf of Mexico regions. The Debtors augment their working interest ownership of properties through their Volumetric Production Payment Program ("VPP Program"), which is currently concentrated in properties located in the Gulf of Mexico.

           Certain information about the Debtors is set forth below. Such information was provided by the Debtors in various public filings, including filings and proposed filings with the Bankruptcy Court. The Proponents have not completed their analysis and verification of such information, and accordingly reserve the right to dispute any such information in connection with the Confirmation Hearing, or to amend their pleadings to account for any new information uncovered during the confirmation process. Additional information concerning the Debtors, including their business, financial condition and results of operations, is set forth in the KCS Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 10-K"), and the KCS Energy, Inc. Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000 (the "June 30, 2000 10-Q"), annexed hereto as Exhibits C and D, respectively.

B.         ORGANIZATIONAL STRUCTURE OF THE DEBTORS

           KCS is a publicly owned parent company. KCS has nine direct and indirect wholly owned subsidiaries, each of which is a Debtor in the jointly administered Chapter 11 Cases.

           The following chart illustrates the corporate structure of the
Debtors:





                                     [CHART]


           Holding Companies. In addition to KCS, Proliq, Inc. and KCS Medallion Resources, Inc. are holding companies.

           Exploration and Production Companies. KCS Resources, Inc. a/k/a KCS Mountain Resources, Inc.; KCS Medallion Resources, Inc.; Medallion California Properties, Inc.; and KCS Michigan Resources, Inc. are engaged in the acquisition, exploration, exploitation and production of domestic oil and natural gas properties.

           Volumetric Production Payment Companies. KCS Energy Services, Inc. and KCS Energy Marketing, Inc. are engaged in the acquisition of proved oil and gas properties through the VPP Program. On December 31, 1999, two of the four VPPs owned by KCS Energy Marketing, Inc. expired and it is not anticipated that KCS Energy

Marketing, Inc. will participate in future purchases of volumetric production payments.

           Marketing Companies. Medallion Gas Services, Inc. markets the oil and gas production of KCS Medallion Resources, Inc., Medallion California Properties Company, KCS Michigan Recourses, Inc. and certain third parties. KCS Energy Services, Inc. and KCS Energy Marketing, Inc. market oil and gas production for KCS Resources, Inc., the VPP Program and other Debtors. KCS Energy Marketing, Inc. also has obligations under certain long-term natural gas storage and transportation contracts that will expire in 2006.

C.         OIL AND GAS EXPLORATION AND PRODUCTION

           1.        Development and Production Activities

                     All of the Debtors' exploration and production activities are located within the United States. During the three-year period ended December 31, 1999, the Debtors participated in drilling 275 gross wells, of which 74% were successful. During the twelve months ended December 31, 1999, the Debtors participated in 62 gross (31.1 net) development wells and 13 gross (7.2 net) exploratory wells, with completion success rates of 87% and 77%, respectively. In the first six months of 2000, the Debtors participated in 21 gross (10.2 net) development wells and 8 gross (2.2 net) exploration wells with completion successes of 85% and 62%, respectively. As of June 30, 2000, the Debtors' proved reserves were approximately 267.8 Bcfe (billion cubic feet equivalent). Approximately 81% of the Debtors' proved reserves are natural gas.

           2.        Volumetric Production Payment Program

                     The Debtors augment their working interest ownership of properties with a VPP Program, a method of acquiring oil and gas reserves scheduled to be delivered in the future at a discount to the current market price in exchange for an up-front cash payment. A VPP entitles the Debtors to a priority right to a specified volume of oil and gas reserves scheduled to be produced and delivered over a stated time period. Although specific terms of the Debtors' VPP contracts vary, the Debtors are generally entitled to receive delivery of their scheduled oil and gas volumes at agreed delivery points, free of drilling and lease operating costs and, in all but one case, free of state severance taxes. After delivery of the oil and gas volumes, the Debtors arrange for further downstream transportation and sell such volumes to available markets.

                     The Debtors have expressed a belief that the VPP Program diversifies their reserve base and achieves attractive rates of return while minimizing the Debtors' exposure to certain development, operating and reserve volume risks. According to the Debtors, the estimated proved reserves of the properties underlying a VPP are substantially greater than the specified reserve volumes required to be delivered pursuant to the VPP contracts. However, the VPP Program subjects the Debtors to other risks, including the risk that the other party to the VPP will default on the agreement, and the risk of market price fluctuation.

                     Since the inception of the VPP Program in August 1994 through June 30, 2000, the Debtors have invested $212.2 million under the VPP Program in 29 separate transactions. Through these transactions, the Debtors acquired proved reserves of 119.9 Bcfe, consisting of 110.3 billion cubic feet
(Bcf) of natural gas and 1.6 million barrels (MMbbls) of oil. As of June

30, 2000, the Debtors have recovered approximately $223 million in revenue from the sale of oil and gas acquired under the program, with $24.9 Bcfe of natural gas and oil scheduled for future deliveries. The properties involved in the VPP Program are principally located in the Gulf of Mexico. No assurance can be given that VPP programs will continue to be available in the future, or that pricing of such programs will be favorable to the Debtors.

D.         OIL AND GAS PROPERTIES

           The following tables set forth the Debtors' oil and gas reserve data as of December 31, 1999. The text following the table provides a region by region discussion of the properties through December 31, 1999.


                                                                            Estimated Proved Reserves
                                                                      ----------------------------------------
                                                       Gross                         Natural
                                                     Producing          Oil            Gas            Total
Location                                               Wells          (Mbbls)         (MMcf)         (MMcfe)
                                                     --------         --------       --------        --------
Mid-Continent/West Texas Region:
      Sawyer Canyon/Sonora Field, Texas                    364              23         35,341          35,477
      Hartland Area, Michigan                                -             701         12,960          17,168
      Elm Grove Field, Louisiana                            35              22         16,683          16,814
      Newhall-Potrero Field, California                     44           1,695          1,086          11,257
      Mayfield/Hayes Properties, Michigan                    7             397          6,425           8,805
      Wilburton Field, Oklahoma                              9               -          3,889           3,889
      Shugart, W. Field, New Mexico                         10             546            526           3,802
      Mills Ranch Field, Texas                              24              47          3,478           3,761
      Pittsburg Field, Texas                                31             541            124           3,373
      Others                                               333           1,484         36,032          44,933
                                                     ---------        --------       --------        --------
           Total                                           857           5,456        116,544         149,279

Gulf Coast Region:
      Langham Creek Area, Texas                             20             194         18,538          19,701
      Provident City Field, Texas                           48             104          6,340           6,963
      Clara, N. Field, Mississippi                           1             202          1,058           2,268
      Others                                               250             469         26,277          29,093
                                                     ---------        --------       --------        --------
           Total                                           319             969         52,213          58,025

Rocky Mountain Region:
      Manderson Field, Wyoming                              60             574         16,099          19,544
      Battle Creek Field, Montana                           76               -          4,143           4,143
      Others                                               514           1,396          9,354          17,728
                                                     ---------        --------       --------        --------
           Total                                           650           1,970         29,596          41,415

Gulf of Mexico:
      Working Interest Offshore                             41             212          5,730           7,003
      Conventional VPP's                                   n/a              15         12,003          12,097
                                                     ---------        --------       --------        --------
           Total                                            41             227         17,733          19,100

                Total Company                            1,867           8,622        216,086         267,819
                                                     =========        ========       ========        ========



The present value of future net revenues discounted at 10% (PV-10 ) from the above reserves was approximately $526 million at June 30, 2000 after giving effect to oil and gas hedges compared to $293 million at December 31, 1999. Oil prices used to calculate the above reserves and PV-10 are based on the June 30, 2000 West Texas Intermediate posted price of $29.75 per barrel ($22.75 per barrel at December 31, 1999), adjusted by lease for gravity, transportation fees and regional posted price differentials. Gas prices are based on either a contract price or a June 30, 2000 NYMEX price of $4.48 ($2.329 at December 31, 1999) per MMbtu, adjusted by lease for BTU content, transportation fees and regional price differentials. These prices are subject to change and variation and there is no assurance that they are sustainable.

           Mid-Continent Region.

           The Mid-Continent Region is primarily comprised of producing properties in the Anadarko, Arklatex, Arkoma, Michigan and Permian Basins. As of December 31, 1999, the Debtors owned leasehold interests within the Mid-Continent Region covering approximately 220,000 gross (139,000 net) acres. The new wells drilled in this region are generally stepout and extension-type wells with moderate reserve exposure. In 1999, the Debtors participated in 54 gross (28.4 net) development wells and 3 gross (1.6 net) exploratory wells with completion success rates of 87% and 67%, respectively, in the Mid-Continent Region. . During the first six months of 2000, the Debtors drilled 4 gross (1.5 net) exploration and 15 gross (8.5 net) development wells with completion success rates of 75% and 93%, respectively. Estimated proved reserves in the Mid-Continent Region were 149.3 Bcfe as of June 30, 2000, which represented approximately 56% of the Debtors' total proved reserves.

           Onshore Gulf Coast Region.

           The Onshore Gulf Coast Region is primarily comprised of producing properties in south Texas, coastal Louisiana and the Mississippi Salt Basin. As of December 31, 1999, the Debtors owned or controlled approximately 135,000 gross (42,000 net) acres in the Onshore Gulf Coast Region. The Debtors conduct development programs and pursue moderate risk, higher exposure exploration drilling programs. During 1999, the Debtors participated in 8 gross (2.7 net) development wells and 10 gross (5.6 net) exploratory wells with completion success rates of 87% and 80%, respectively, in the Onshore Gulf Coast Region. During the first six months of 2000, the Debtors drilled 4 gross (0.7 net) exploration wells and 6 gross (1.7 net) development wells with completion success rates of 50% and 67%, respectively. Estimated proved reserves in the region were 58.0 Bcfe as of June 30, 2000, which represented approximately 22% of the Debtors' total proved reserves.

           Rocky Mountain Region.

           In the Rocky Mountain Region, the Debtors' operations are focused primarily in the Big Horn Basin in Wyoming. As of December 31, 1999, the Debtors owned working interests covering approximately 260,000 gross (208,000 net) acres in the area, primarily in the Big Horn Basin. No wells were drilled in this region in 1999 or the first six months of 2000. Estimated proved reserves in the Rocky Mountain Region were 41.4.7 Bcfe as of June 30, 2000, representing approximately 15% of the Debtors' total proved reserves.

           Gulf of Mexico Region.

           The Gulf of Mexico Region includes assets that can be characterized in two categories: 1) minor working interest properties obtained primarily through the Medallion Acquisition (discussed in Section V.A. below); and 2) proved reserves acquired through VPP transactions.

Proved reserves for these properties were estimated by the Debtors as of June 30, 2000, to be 19.1 Bcfe, which represented approximately 7% of the Debtors' total proved reserves.


           Additional information regarding the Debtors' oil and gas properties is contained in the 1999 10-K annexed hereto as Exhibit C and the June 30, 2000 10-Q annexed hereto as Exhibit D.

E.         Volatility of and Increases In Oil and Gas Prices Since Commencement
           Date.

           Since the Commencement Date, the prices of gas and oil have risen. The Debtors have taken the position that the recent increases in spot and forward prices for oil and gas have enhanced the value of the Debtors' enterprise, such that the reorganization value of the Debtors exceeds the aggregate amount of debt. The Debtors' reasons for taking this position are explained on pages 12 and 13 of the Debtors' Third Amended Disclosure Statement for Debtors Fourth Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Debtors' Disclosure Statement"), and Exhibit G thereto. The Proponents disagree with the Debtors' position in this regard, and intend to prove in connection with the Confirmation Hearing that the Debtors' reorganization value is less than the aggregate amount of the Debtors' debt, notwithstanding the recent spike in oil and gas prices. See Exhibit F hereto (Proponents' Reorganization Value for the Debtors).

           As of September 20, 2000, the spot price of natural gas has increased to $5.22 from $2.27 per MMbtu (as of the Commencement Date) for deliveries in the Gulf Coast. On the Commencement Date, a one-year forward average price for gas was $2.51 per MMbtu. On September 20, it was $4.90.

           Storage inventories of natural gas in the U.S. have decreased. On the Commencement Date, the U.S. had 2,017 Bcf of gas in storage to meet winter peak demand, about 100 Bcf less than the same time last year. On September 15, there was 2,325 Bcf in storage, 421 Bcf less than last year.

           Supplies and daily deliverability of natural gas in North America are down. In 1998 there were an average of 562 rigs drilling each day for gas. Reports indicate that in 1999 there were 496 rigs. In the first quarter of 2000, gas production was down .9 Bcf per day (Bcfd) or about 1.3% from the previous year. However, increased drilling activity as a result of higher prices (there were 776 rigs drilling for natural gas during the week of September 15, 2000) would tend to increase deliverability, which may reduce prices during calendar year 2001.

           The combination of incremental storage demand (9.1 Bcfd), growth in total gas demand (1.75 Bcfd) and less short-term supply (0.9 Bcfd), may have contributed to the recent increases in natural gas prices.

           Oil prices have also risen. On the Commencement Date, the NYMEX price for the nearby oil contract was $28.85 per barrel and the field postings for WTI was $26.00 per barrel. One year prior, the same WTI posting was $9.50 per barrel. On September 20, 2000, the NYMEX price for the October Crude Contract settled at $37.20 per barrel, and the posted price for WTI oil was $34.25 per barrel.

           The price of oil is determined by the world markets and not just by activities in North America. A worldwide demand rebound of 2 million barrels per day in the first quarter of 2000, accompanied by the cut in production by OPEC in the second half of 1999, has reduced inventories of hydrocarbon stocks to 24 year lows. The 12 month forward average price on September 20 for crude on the NYMEX was $32.20 per barrel, as compared to the 12 month forward average price on the Commencement Date of $24.77 per barrel.

           At June 30, 2000, using SEC guidelines for determining proved reserve value discounted at 10% (PV-10), the Debtors had a proved reserve value of $526 million compared to $293 million at December 31, 1999. Although the Proponents do not believe that the SEC guidelines bear any relation to actual value, the increase in SEC PV-10 value tends to suggest that the value of the Debtors' proved reserves have increased to some extent since the Commencement Date. The Debtors' actual reserves of oil and gas, however, have not increased since the Commencement Date. The Proponents believe that the increase in SEC PV-10 volume is solely the result of increases in commodity prices, which, as discussed below, are necessarily volatile. Moreover, whereas the SEC guidelines provide for the use of spot pricing in calculating PV-10 value, the value of the Debtors as a reorganized enterprise will depend on future oil and gas prices, of which current spot prices are not necessarily indicative. The PV-10 values should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the SEC, PV-10 is generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by natural gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the SEC to be used to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company and its properties or the oil and gas industry in general.

           The Company's future financial condition and results of operations are also highly dependent on the demand and prices received for the Company's oil and gas production and on the costs of acquiring, developing and producing reserves. Oil and gas prices have historically been volatile. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the Company's control. These factors include political conditions in the Middle East and elsewhere, domestic and foreign supply of oil and gas, the level of consumer demand, weather conditions, domestic and foreign government regulations and taxes, the price and availability of alternative fuels and overall economic conditions. A decline in oil or gas prices may adversely affect the Company's cash flow, liquidity and profitability. Lower oil or gas prices also may reduce the amount of the Company's oil and gas that can be produced economically. It is impossible to predict future oil and gas price movements with any certainty. Additionally, the Debtors' future performance and profitability is highly dependent upon the extent to which the Debtors are able to limit the "finding cost" of additional reserves (i.e., the average overall cost of finding additional oil and gas reserves) and their overall operating costs. There can be no assurance regarding the Debtors' ability to improve upon or maintain their historical finding and operating costs.



E.         HEDGING ACTIVITIES

           The Debtors seek to manage the price risk related to future production of natural gas and oil by entering into various commodity price swaps, futures contracts and options on futures contracts. For the period July 2000 through August 2005, a total of approximately 12,100,000 MMbtu of natural gas acquired as part of the Medallion Acquisition is hedged at an average price of $2.055 per MMbtu. This hedge would represent approximately 9% of natural gas production during that period based on current production rates. In addition, the Debtors have entered into a series of "cost free collars" relating to a portion of their natural gas production, wherein the Debtors have been guaranteed a floor price for that portion of their gas in return for capping the price they will receive during the period of the collars. During the period of July 2000 through March 2001, the Debtors are guaranteed to receive minimum prices ranging from $2.70 to $3.53 per MMbtu, and will receive market price for that portion of their production up to maximum prices ranging from $4.00 to $5.50 per MMbtu. A total of 9.0 Bcf of natural gas production has been placed under such collars, which would represent approximately 30% of natural gas production during that period based upon current production rates. On August 31, 2000, the Debtor entered into a hedge arrangement for 30,000 MMbtu per month, October 2000 through March 2001, locking in a natural gas price of $5.04 per MMbtu. Pursuant to this hedge, the Counter Party has the right to extend this hedge for another six months beginning at April 1, 2001 at a $5.04 per MMbtu price. Additional information regarding the Debtors' hedging activities is contained in the 1999 10-K and June 30, 2000 10-Q annexed hereto as Exhibits C and D, respectively.

F.         SELECTED FINANCIAL INFORMATION

           For the twelve-month period ended December 31, 1999, on a consolidated basis, the Debtors' operations generated revenues of $136,491,000. As of December 31, 1999, the Debtors' consolidated books and records reflected historical assets totaling approximately $284,932,000 and liabilities totaling approximately $434,775,000. For the year ended December 31, 1999, the Debtors' consolidated net income was $4,340,000.

           For the twelve-month period ended June 30, 2000, on a consolidated basis, the Debtors' operations generated revenues of $150,762,000. For the three months ended June 30, 2000, the Debtors' operations generated revenues of $44,624,000, EBITDAR (earnings before interest, taxes, DD&A and reorganization items) of $35,403,000 and net income of $14,837,000. For the six months ended June 30, 2000, the Debtors' operations generated revenues of $80,631,000, EBITDAR of $62,261,000 and income before reorganization items of $23,551,000. Reorganization items of $9,361,000 ($6,132,000 of which was non-cash) reduced this to net income of $14,190,000. As of June 30, 2000, the Debtors' consolidated books and records reflected historical assets totaling approximately $299,551,000 and liabilities totaling approximately $435,204,000.

           Additional financial information regarding the Debtors is contained in the 1999 10-K annexed hereto as Exhibit C and the June 30, 2000 10-Q annexed hereto as Exhibit D.

G.         THE DEBTORS' SIGNIFICANT DEBT OBLIGATIONS

           The significant debt of the Debtors generally consists of obligations under (i) the Resources Facility, (ii) the Medallion Facility, (iii) the Old Senior Notes and (iv) the Old Senior Subordinated Notes.

           1.        The Resources Facility

                     In September 1996, the Debtors consolidated two separate credit agreements creating one revolving credit facility (the "Resources Facility"), which is due to mature on September 30, 2000. As of the Commencement Date, KCS, KCS Resources, Inc., KCS Energy Marketing, Inc., KCS Michigan Resources, Inc. (including KCS as guarantor) were indebted under the Resources Facility in the aggregate principal amount of $57,594,200.60 plus interest, costs and expenses. The indebtedness under the Resources Facility is secured by substantially all of the Debtors' oil and gas assets other than those securing the Medallion Facility (see below).

           2.        The Medallion Facility

                     In January 1997, KCS entered into a revolving credit agreement (the "Medallion Facility") with a group of banks that is due to mature on September 30, 2000. As of the Commencement Date, KCS, Medallion Gas Services, Inc., KCS Energy Services, Inc. and KCS Medallion Resources, Inc. were indebted under the Medallion Facility in the aggregate principal amount of $49,500,688.30, plus interest, costs and expenses. The indebtedness under the Medallion Facility is secured by substantially all of the oil and gas assets acquired in the Medallion Acquisition, KCS Energy Services' oil and gas reserves and a pledge of certain related common stock.

           3.        The Old Senior Notes

                     On or about January 15, 1996 KCS issued the Old Senior Notes in the aggregate principal amount of $150 million, due January 15, 2003. The Old Senior Notes bear interest at an annual rate of 11%, payable semi-annually. KCS's obligations under the Old Senior Notes are guaranteed on a senior basis by each of the other Debtors. As of the Commencement Date, the outstanding amount owed on the Old Senior Notes, including principal and all interest accrued and payable aggregated approximately $166,500,000.

           4.        The Old Senior Subordinated Notes

                     On or about January 15, 1998 KCS issued the Old Senior Subordinated Notes in the aggregate principal amount of $125 million, due January 15, 2008. The Old Senior Subordinated Notes bear interest at an annual rate of 8.875%, payable semi-annually. KCS's obligations under the Old Senior Subordinated Notes are guaranteed on a subordinated basis by each of the other Debtors. As of the Commencement Date, the outstanding amount owed on the Old Senior Subordinated Notes, including principal and all interest accrued and payable aggregated approximately $136,094,000.

                                       V.

                          THE DEBTORS' CHAPTER 11 CASES

A.         EVENTS PRECEDING THE FILING OF THE CHAPTER 11

           1.        Brief History of Debtors' Operations

                     KCS was formed in 1988 in connection with the spin-off of the non-utility operations of NUI Corporation, a New Jersey-based natural gas distribution company that had been engaged in the oil and gas exploration and production business since the 1960s. From 1992 through 1996, a substantial portion of the Debtors' natural gas was sold from the Bob West Field in south Texas pursuant to the Tennessee Gas Contract, which was an above-market, take-or-pay contract that had been the subject of several lawsuits. On December 23, 1996, KCS and Tennessee Gas entered into a comprehensive settlement covering all claims and litigation between them related to the Tennessee Gas Contract. As part of the settlement, the Tennessee Gas Contract was terminated effective January 1, 1997, approximately two years prior to its expiration date.

                     During the first quarter of 1997, the Debtors decided to discontinue their natural gas transportation and marketing operations in order to focus on the core oil and gas exploration and production operations. Later that year, the Debtors sold their Texas intrastate natural gas pipeline system and their third-party natural gas marketing operations, realizing proceeds of $28.5 million.

                     The Debtors have grown primarily through acquisitions of oil and gas properties. As of December 31, 1996, the Debtors completed the arrangements for the acquisition of all the outstanding stock of InterCoast Oil and Gas Company (formerly Medallion Production Company), GED Energy Services, Inc. and InterCoast Gas Services Company (collectively referred to as "Medallion"), indirect wholly owned subsidiaries of MidAmerican Energy Holdings Company ("MidAmerican"), for a purchase price of approximately $199.1 million (adjusted for an effective date of June 30, 1996), consisting of a cash payment of $194.1 million and warrants to purchase 870,000 shares of KCS common stock at an exercise price of $22.50 per share with a four-year term (the "Medallion Acquisition").

                     Medallion's principal assets as of December 31, 1996, were proved oil and gas reserves of 187.5 Bcfe consisting of 140.3 Bcf of natural gas and 7.9 Mmbbls of oil and liquids. The Debtors also acquired a natural gas gathering system as well as oil and gas equipment and supplies. The Medallion Acquisition essentially doubled the Debtors' reserve and production base at December 31, 1996.

                     These developments transformed the Debtors from an enterprise heavily dependent on the Bob West Field and the Tennessee Gas Contract, with gas transportation and marketing operations, to an enterprise focused on exploration and production, with a portfolio of properties in four distinct areas. Production from the Bob West Field, which in 1995 accounted for 36% of total production and 72% of the Debtors' oil and gas revenues, accounted for less than 3% of total oil and gas revenue in 1998 and 1999

                     Additional historical information regarding the Debtors and their operations are contained in the 1999 10-K annexed hereto as Exhibit C and the June 30, 2000 10-Q annexed hereto as Exhibit D.

           2. Disappointing Results in Manderson Field and Drop in Oil and Gas Prices Led to Defaults Under the Credit Facilities

                     In 1996, KCS made what it believed was a very significant oil discovery in the Phosphoria formation in the Manderson Field in Wyoming, with additional behind pipe potential from several zones. Based on initial results and analyses by the Debtors' geologists and engineers, as well as third party independent consultants, the Debtors invested significant capital for leases, wells, pipeline, storage facilities and a processing plant. While KCS believed that initial results were good, these results did not hold up after the processing plant was completed and the wells were brought on-line. Meanwhile, in late 1997, oil and gas prices began dropping precipitously.

                     By 1998, the combination of disappointing results in the Manderson Field and the impact of lower oil and gas prices resulted in significant losses and reduced cash flow to the Debtors. These events caused the Debtors to become in default of certain covenants in the Medallion Facility and the Resources Facility (collectively, the "Credit Facilities"). While the defaults continue, the Debtors cannot borrow under either of the Credit Facilities.

                     In late 1998, the Debtors began efforts to raise additional private equity and were unsuccessful.

           3.        Forbearance Agreements with Old Bank Lenders

                     On May 18, 1999, KCS and the Old Bank Lenders entered into forbearance agreements (the "Initial Forbearance Agreements") with respect to the Credit Facilities. Under the Initial Forbearance Agreements, the Debtors committed 50% of monthly cash flow to payments of principal with a minimum of $2 million monthly. In addition, a portion of the proceeds from the sale of any of the Debtors' oil and gas properties were dedicated to payment of principal under the Credit Facilities. On July 7, 1999 the Old Bank Lenders reset KCS's borrowing base (which had been $165 million at December 31, 1998) to $91 million. At that time, the principal amount outstanding under the Credit Facilities was approximately $126.7 million, or $35.7 million greater than the new borrowing base. Because KCS did not make this $35.7 million additional lump-sum payment, a payment default occurred. The Old Bank Lenders then declared due and payable all amounts outstanding under the Credit Facilities, demanded payment of these amounts and declared in effect the default rate of interest. The Old Bank Lenders also delivered a payment blockage notice to the indenture trustee of the Old Senior Subordinated Notes. Following the payment blockage notice, KCS did not make the scheduled July 15, 1999 interest payments on either the Old Senior Subordinated Notes or the Old Senior Notes. As a result of these payment defaults, the holders of the requisite percentage of the Old Senior Notes and Old Senior Subordinated Notes (and the indenture trustees of those notes) had the right to declare the principal amount of the notes immediately due and payable. As a result of the above factors, there was substantial doubt about the Debtors' abilities to continue as going concerns unless the Debtors' debt obligations were restructured.

                     On July 26, 1999, KCS and the Old Bank Lenders entered into new forbearance agreements (the "New Forbearance Agreements") which provided that the Old Bank Lenders would refrain from exercising their rights and remedies not previously exercised until October 5, 1999 (subsequently extended through March 2, 2000). The Old Bank Lenders did not waive the payment default under the Credit Facilities but rescinded their declaration that all amounts outstanding under the Credit Facilities were immediately due and payable and effectively waived the default rate of interest.

                     Under the terms of the New Forbearance Agreements, KCS committed to make monthly principal payments of $2.5 million under the Credit Facilities to the Old Bank Lenders. In addition, KCS agreed to continue dedicating a portion of the proceeds from the sale of any of the Debtors' oil and gas properties to payment of principal under the Credit Facilities. The New Forbearance Agreements also precluded KCS from making principal or interest payments on the Old Senior Notes and the Old Senior Subordinated Notes. From the time that the Initial Forbearance Agreements were entered into, KCS has made principal repayments to the Old Bank Group of approximately $47.9 million, reducing the total outstanding amount under the Credit Facilities to $102.1 million as of February 29, 2000. The New Forbearance Agreements expired on March 2, 2000.

           4.        Efforts to Negotiate a Restructuring

                     In 1999, the Debtors began working with their financial advisors to pursue a restructuring of their debt obligations that would result in deleveraging of the Debtors' balance sheets. With the assistance of their financial advisors, the Debtors engaged in discussions with certain institutional entities holding Old Senior Notes and Old Senior Subordinated Notes in an effort to pursue a consensual restructuring transaction.

                     Pursuant to these discussions, certain institutional creditors and the Debtors entered into that certain Agreement in Respect of Restructuring of KCS Energy, Inc. and Affiliates' Public Notes, dated December 27, 1999 (the "Noteholder Agreement") which provides for, among other things, the support by such institutional creditors for a restructuring of the Debtors' obligations pursuant to the terms of a plan of reorganization incorporating the terms of the Proposed Restructuring Term Sheet attached as Exhibit "A" to the Noteholder Agreement. A copy of the Noteholder Agreement is annexed hereto as Exhibit B. The Noteholder Agreement was entered into by six (6) holders of Old Senior Notes holding such notes in an aggregate principal amount of $80.75 million (out of an aggregate principal amount outstanding of $150 million) and five (5) holders of Old Senior Subordinated Notes holding such notes in an aggregate principal amount of $84.28 million (out of an aggregate principal amount outstanding of $125 million). Pursuant to the Noteholder Agreement, the Debtors were obligated to commence Chapter 11 cases and file a joint plan of reorganization and disclosure statement with the Bankruptcy Court on or before January 18, 2000. The Noteholder Agreement was subject to the requirement that an order confirming the Debtors' plan be entered on or before April 30, 2000. The Noteholder Agreement was terminated by CSFB on April 12, 2000.

B.         EVENTS DURING THE CHAPTER 11 CASES

           1.        Creditors' Committee

                     Pursuant to section 1102 of the Bankruptcy Code, the United States Trustee is required to appoint a committee of Creditors holding unsecured claims. On February 2, 2000, the United States Trustee for the District of Delaware appointed the following entities to serve on the Creditors' Committee:

                     a.        U.S. Bank Trust National Association

                     b.        Turnberry Capital Management, L.P.

                     c.        Lord Abbett & Co.

                     d.        Van Kampen High Income Corporate Bond Fund

                     e.        Offitbank

                     f.        DDJ Capital Management LLC

                     g.        Halliburton Energy Services, Inc. ("Halliburton")

                     Halliburton resigned from the Creditors' Committee effective February 29, 2000. On or about March 1, 2000, the United States Trustee appointed the Wiser Oil Company to replace Halliburton. Wiser Oil Company and Turnberry Capital Management, L.P. resigned from the Creditors' Committee effective April 10, 2000 and May 11, 2000, respectively.

                     With the approval of the Bankruptcy Court, the Creditors' Committee has retained Gibson, Dunn & Crutcher LLP and Saul, Ewing, Remick & Saul LLP as its attorneys, and Petrie Parkman & Co., Inc. as its financial advisor.

           2. Commencement of the Chapter 11 Cases, "First Day" Motions and Orders, and Proceedings on the Debtors' Plan

                     On January 5, 2000, three institutional creditors holding Old Senior Notes of the Debtors filed in the Bankruptcy Court an involuntary petition for an order for relief against KCS under Chapter 11 of the Bankruptcy Code. On January 18, 2000, the Bankruptcy Court entered an order for relief under Chapter 11 against KCS. On the same date, each of the other Debtors filed with the Bankruptcy Court petitions for relief under Chapter 11 of the Bankruptcy Code. Also on the same date, and from time to time thereafter, the Debtors requested the Bankruptcy Court to enter certain orders designed to minimize any disruption of the Debtors' business operations and to facilitate their reorganization. Certain of these orders and the bases for the relief requested, as well as certain other orders and rulings entered by the Bankruptcy Court with respect to the Debtors' plan, are described below.

                     (a) Use of Cash Collateral. As of the Commencement Date, the Debtors were indebted to the Old Bank Lenders in the aggregate principal amount of approximately $107.1 million, plus interest and other costs and expenses provided for under the applicable loan documents relating to the Resources Facility and the Medallion Facility. The Old Bank Lenders have liens on substantially all of the Debtors' real and personal property. Pursuant to section 363 of the Bankruptcy Code, the proceeds of any disposition of the pre-petition collateral constitutes cash collateral of the Old Bank Lenders that the Debtors may not use without the consent of the Old Bank Lenders or an order of the Bankruptcy Court. The Debtors require access to the cash collateral to continue to operate their business and maximize the value attributable to their creditors. Accordingly, the Debtors entered into an agreed order with the Old Bank Lenders authorizing the Debtors to use cash collateral under certain terms and conditions, including the following: (i) the Debtors will operate their businesses in accordance with monthly budgets approved by the Old Bank Lenders; (ii) as adequate protection for the Debtors' use of cash collateral, the Old Bank Lenders are granted liens to secure (a) any diminution in the value of their collateral resulting from the Debtors' use of that collateral and (b) the existing indebtedness owed to the Old Bank Lenders; (iii) adequate protection claims of the Old Bank Lenders will have a higher priority than any other administrative or priority claim, except for allowed professional fees and expenses of the Debtors and Creditors' Committee; and (iv) the Debtors will pay to the Old Bank Lenders all excess cash collateral (as defined in the order) on a monthly basis and all proceeds from the sale of pre-petition collateral outside the ordinary course of business.

                     (b) Payment of Prepetition Employee Compensation, Benefits, Expenses and Related Items. As is customary with most large Chapter 11 cases, the Debtors sought, and the Bankruptcy Court entered, an order authorizing the Debtors to pay certain obligations to employees that arose prior to the Commencement Date. The basis for the requested relief was the Debtors' belief that the payment of such employee obligations are necessary in order to maintain employee morale, and that the overwhelming majority of such obligations would be entitled to priority treatment under a plan of reorganization.

                     (c) Payment of Certain Prepetition Claims in the Ordinary Course. The Debtors took the position that due to the nature of their business, it was necessary for them to pay in the ordinary course of business certain obligations unique to the oil and gas industry that arose prior to the Commencement Date. On the Commencement Date, the Bankruptcy Court entered an order authorizing the Debtors to pay the following types of prepetition obligations: (i) royalty, revenue, and similar obligations under oil and gas leases, (ii) obligations relating to Volumetric Production Payment contracts,
(iii) obligations owing to working interest owners under joint operating agreements, and (iv) obligations in respect of severance taxes owing to state and other government taxing authorities. On February 4, 2000, the Bankruptcy Court entered an order authorizing the Debtors to pay certain additional prepetition claims, including (i) certain claims arising from work in progress,
(ii) plugging and abandonment obligations, (iii) certain specifically identified lease operating expenses, and (iv) certain specifically identified miscellaneous claims. The Debtors have estimated that the prepetition claims that they are authorized to pay under these orders will total less than $18 million.

                     (d) Cash Management. In order to assist the Debtors' orderly entry into bankruptcy and to avoid many of the disruptions and distractions that could divert the Debtors' attention from more pressing matters during the initial days of the Chapter 11 Cases, the Bankruptcy Court entered an order (a) authorizing the Debtors to continue the use of their pre-petition centralized cash management system, (b) waiving certain operating guidelines relating to bank accounts, checks and business forms set forth in certain guidelines issued by the Office of the United States Trustee for the District of Delaware and (c) permitting the continuation of the Debtors' pre-petition and current practice of depositing excess funds into a Salomon Smith Barney investment account. Such relief was sought in order to allow the Debtors to continue funding more easily certain of their day to day obligations such as payroll, vendor obligations, taxes, employee benefits and insurance and to allocate such costs to the various Debtors.

                     (e) Retention of Professionals. In order to assist the Debtors with the Chapter 11 Cases, the Debtors sought the Bankruptcy Court's approval of the Debtors' retention of various professionals. To this end, the Bankruptcy Court entered orders authorizing the Debtors to retain the following professionals:

                          PROFESSIONAL FIRM                            ROLE

                    Weil, Gotshal & Manges LLP                 Chapter 11 Co-Counsel

                    The Bayard Firm                            Chapter 11 Co-Counsel

                    Mayor, Day Caldwell & Keeton, L.L.P.       Special Counsel (Oil and Gas,
                                                               Litigation and Related Matters)

                    Arthur Andersen LLP                        Accountants

                     In addition to the foregoing, the Bankruptcy Court has entered an order authorizing the Debtors to continue to employ and compensate a number of professionals in the ordinary course of business up to specified limits set forth in the order. Furthermore, on March 16, 2000, the Bankruptcy Court approved the retention of: (a) Orloff, Lowenbach, Stifelman & Siegel, P.A. as special counsel to the Debtors for certain corporate, securities and consulting matters delineated in the order approving their retention, (b) Houlihan Lokey Howard & Zukin as financial advisors to the Debtors, and (c) the Altman Group, Inc. as Voting Agent for the Debtors.

                     (f) Joint Administration of the Chapter 11 Cases. As is customary with Chapter 11 cases involving several affiliated debtors, the Debtors sought, and the Bankruptcy Court entered, an order procedurally consolidating the Chapter 11 Cases for joint administration.

                     (g) Extension of Time to File Statements of Financial Affairs and Schedules of Assets, Liabilities, Executory Contracts and Unexpired Leases. The Debtors requested, and the Court entered, two orders extending the period for filing such statements and schedules. The initial order granted an additional forty days to a period fifty-five days after the Commencement Date. The second order, granted March 16, 2000, extended the period for filing such statements and schedules through April 28, 2000. The Debtors actually filed such statements and schedules with the Bankruptcy Court on or about April 28, 2000.

                     (h) Extension of Time to Assume or Reject Non-Residential Real Property Leases. Absent an extension, the Debtors must elect to assume or reject each non-residential real property lease within a 60 day period as set forth in the Bankruptcy Code. On March 16, 2000, the Bankruptcy Court granted the Debtors an extension of time to assume or reject their non-residential real property leases through the earlier of the Confirmation Date or July 15, 2000.

                     (i) Interim Compensation and Reimbursement of Chapter 11 Professionals and Committee Members. As is customary with major Chapter 11 cases, the Debtors requested, and the Bankruptcy Court entered, an order establishing procedures for interim compensation and expense reimbursement of professionals retained and Creditors' Committee members appointed in these Chapter 11 Cases. These procedures generally provide a mechanism by which Chapter 11 professionals may file interim compensation and reimbursement applications on a monthly basis. A notice and objection procedure is established, and all professionals must file final applications for compensation and reimbursement in accordance with the Bankruptcy Court, the Bankruptcy Rules and local rules and orders. In addition, Creditors' Committee members may submit requests for reimbursement of expenses on a monthly basis.

                     (j) The Impairment Motion. The Debtors filed an initial plan and disclosure statement on the Commencement Date. In connection with that plan, the signatories to the Noteholder Agreement had consented to and approved an Old Senior Indenture Third Supplement, and claimed with the Debtors that the Old Senior Indenture Third Supplement thereby became binding and effective to amend the Old Senior Indenture as of December 28, 1999. Accordingly, on or about February 4, 2000, the Debtors filed their Motion for Order Confirming Class 4 is Unimpaired Under KCS' Proposed Chapter 11 Plan (the "Impairment Motion") with the Bankruptcy Court. The Impairment Motion argued that the treatment of Class 4 (Old Senior Notes Claims) in the Debtors' plan was proper because such treatment was fully in accordance with the respective rights, powers, and obligations of the Debtors and the Old Senior Notes noteholders under the Old Senior Indenture, as amended by the Old Senior Indenture Third Supplement, and was not based on any power (and any limitation on any such power) granted to a plan proponent by Bankruptcy Code sections 1124 through 1129. Accordingly, it was argued that nothing in the earlier version of the Debtors' plan altered the rights of the Old Senior Notes noteholders and they were, therefore, unimpaired under Bankruptcy Code section 1124.

                     A group of holders of Old Senior Notes who are not signatories of the Noteholder Agreement (the "Minority Noteholders") filed an objection (the "Impairment Objection") to the Impairment Motion on or about February 21, 2000. The Impairment Objection argued that the Old Senior Indenture Third Supplement was ineffective to change the terms of the Old Senior Notes and Old Senior Indenture. Therefore, according to the Minority Noteholders, because the Old Senior Indenture Third Supplement was ineffective to modify the terms of the Old Senior Indenture, the Debtors' plan modified their "legal, equitable, and contractual rights," with the result that they were impaired under such plan. In particular, the Minority Noteholders argued that the Debtors' plan could not be confirmed because it violated the subordination provisions of the Old Senior Subordinated Notes by providing for distributions to be made in respect of the Old Senior Subordinated Notes Claims without the payment in full of the Old Senior Notes Claims.

                     On February 25, 2000, the Bankruptcy Court held a hearing and denied the Impairment Motion on the ground that Old Senior Indenture Third Supplement was not a binding prepetition modification of the Old Senior Indenture, and that the proposed distribution to the holders of the Old Senior Subordinated Notes violated the subordination provisions of the Old Senior Indenture. After denial of the Impairment Motion, the Debtors amended their plan to, among other things, provide for reinstatement of the Old Senior Notes without amendment of the Old Senior Indenture by the Old Senior Indenture Third Supplement (the "Debtors' First Amended Plan"). The Debtors' First Amended Plan, in accordance with Section 10.20 of the Old Senior Indenture, contemplated the signatories of the Noteholder Agreement would grant a waiver of Section 10.15 of the Old Senior Indenture to allow the Reorganized Debtors to enter into a new, secured credit facility. With this waiver and the Debtors' ability to satisfy the conditions under Sections 10.10 and 10.12 of the Old Senior Indenture for making payments on the Old Senior Subordinated Notes, the Debtors believed that the treatment under the Debtors' First Amended Plan was proper because they considered such treatment to be fully in accordance with the respective rights, powers and obligations of the Debtors and the Old Senior Notes noteholders under the Old Senior Indenture and not based on any power (and any limitation on any such power) granted to a plan proponent by Bankruptcy Code sections 1124 through 1129.

                     (k) The Second Impairment Motion. On March 8, 2000, the Minority Noteholders filed a motion for an order determining that Class 4 was impaired by the Debtors' First Amended Plan (the "Second Impairment Motion"). The Second Impairment Motion asserted that the Debtors' First Amended Plan modified the "legal, equitable, and contractual rights" of the holders of Old Senior Notes with the result that Class 4 would be impaired by the Debtors' First Amended Plan. Among other things, the Second Impairment Motion argued that the Debtors' First Amended Plan could not be confirmed because it violated the subordination provisions of the Old Senior Subordinated Notes by providing for distributions to be made in respect of the Old Senior Subordinated Notes Claims without the prior payment in full of the Old Senior Notes Claims. The Second Impairment Motion also asserted that the proposed waiver by holders of Old Senior Notes of certain provisions of the Old Senior Indenture in order to authorize a lien securing the New Credit Facility is improper. Further, the Second Impairment Motion asserted that holders of Old Senior Notes Claims would be impaired under the Debtors' First Amended Plan unless they received interest payments on unpaid and past due interest under the Old Senior Notes.

                     On March 14, 2000, the Debtors filed a response to the Second Impairment Motion. In their response, the Debtors argued that the Debtors' First Amended Plan did not impair Class 4 because, among other things, the Debtors' First Amended Plan did not deprive holders of Old Senior Notes of their contractual subordination rights and the New Credit Facility can be secured with a lien authorized by a waiver of the relevant provisions of the Old Senior Indenture. In addition, the Debtors revised their First Amended Plan to provide that the Debtors would pay interest on unpaid and past due interest owed on the Old Senior Notes through the Effective Date if the Bankruptcy Court determined that such additional interest is required in order to leave the holders of Old Senior Notes unimpaired under the First Amended Plan.

                     On March 16, 2000, the Bankruptcy Court held a hearing and granted the Second Impairment Motion, i.e., ruled in favor of the Minority Noteholders, on the ground that the subordination provisions of the Old Senior Subordinated Indenture preclude any distribution of cash to the holders of the Old Senior Subordinated Notes unless the Old Senior Notes have been paid in full, and that the new subordinated notes to be distributed to the holders of the Old Senior Subordinated Notes violated these subordination provisions, because the new notes were subject to a mandatory call by the Debtors immediately after the Effective Date. After the Bankruptcy Court granted the Second Impairment Motion, the Debtors amended their First Amended Plan and filed their Third Amended Disclosure Statement and Second Amended Plan. The Debtors' Second Amended Plan provided that the holders of the Old Senior Subordinated Notes would receive, in respect of their Claims, two series of preferred stock of reorganized KCS, each of which would be redeemable for cash, and each of which would be automatically converted to common stock in reorganized KCS if not redeemed by stated deadlines.

                     (l) The Third Impairment Motion. On April 5, 2000, the Minority Noteholders filed a Motion for an Order determining that Class 4 was impaired by the Debtors' Second Amended Plan (the "Third Impairment Motion"). Among other things, the Third Impairment Motion argued that the Debtors' Second Amended Plan was structured to accomplish the same result as the prior plans filed by the Debtors, that the Debtors intended to exercise the call rights under the preferred stock in a manner that would accomplish that result, and that the Debtors' Second Amended Plan created strong incentives for the Debtors that ensured that they would exercise their rights in such a manner.

                     On or about April 10, 2000, the Debtors filed an Answer in opposition to the Third Impairment Motion. In their Answer, the Debtors argued, among other things, that the Debtors' Second Amended Plan complied with the Court's prior rulings because the Debtors' call rights on the preferred stock were optional, not mandatory. In light of the Court's prior ruling on the Debtors' First Amended Plan, the Debtors urged that the Debtors' decision whether to call some or all of the preferred stock would not be linked to the reorganization and therefore would not violate the subordination provisions in favor of the holders of the Old Senior Notes.

                     On April 28, 2000, the Bankruptcy Court issued a Memorandum Opinion granting the Third Impairment Motion and determining that Class 4 was impaired by the Debtors' Second Amended Plan. Among other things, the Bankruptcy Court held that it was clear from all the circumstances, including the strong incentives created by the Second Amended Plan itself, that the Debtors intended to redeem one series of preferred stock immediately or shortly after the Effective Date, while allowing the other series to convert to common stock, and that such redemption and conversion would accomplish the same result as the prior plans filed by the Debtors. The Bankruptcy Court therefore held that the Second Amended Plan was different from the First Amended Plan in form only, and that Class 4 remained impaired. The Debtors have appealed the Bankruptcy Court's decision, and the appeal is presently pending before the U.S. District Court for the District of Delaware.

                     (m)       The Termination Motion and the Extension Motion.

                     On April 3, 2000, before the Bankruptcy Court had ruled upon the Third Impairment Motion, the Creditors' Committee filed a motion seeking the termination of the Debtors' exclusive periods for filing a plan of reorganization and soliciting acceptances thereof (the "Termination Motion"). The Termination Motion argued that the Debtors had used their exclusive periods to force their creditors to accede to the Debtors' plan, and that no consensual plan could or would be negotiated while the exclusive periods were in place. On April 6, 2000, the Minority Noteholders joined in the Termination Motion.

              On or about April 7, 2000 the Debtors filed a combined (i) response to the Termination Motion and (ii) motion to extend the exclusive periods (the "Extension Motion"). Therein, the Debtors argued that termination of the exclusive periods would effectively punish the Debtors for diligently proposing three plans during the first few months of the Debtors' chapter 11 cases, and that the exclusive periods were not being used to force creditors to accept the Debtors' plan, because that plan sought to pay all creditors in full. The Debtors further argued that the exclusive periods should be extended, since the Debtors had progressed toward reorganization, were paying their debts as they come due, and met the other legal tests for an extension of the exclusive periods.

              On May 2, 2000, CSFB and certain of the other holders of the Debtors' publicly-traded notes who were signatories to the Noteholder Agreement (collectively, the "Working Noteholders"), filed an objection to the Extension Motion. Therein, the Working Noteholders stated that they were withdrawing their support of the Debtors' plan, and that in light of such withdrawal, the only way to confirm a plan in the Debtors' cases is to terminate the exclusive periods and allow the Working Noteholders and the Minority Noteholders to propose and file their own plan.

              At a hearing on May 4, 2000, the Bankruptcy Court, after hearing argument from all parties concerned, granted the Termination Motion and denied the Extension Motion.

       3.     Exit Facility.

              The Proponents believe that they will acquire an Exit Facility Commitment on terms substantially similar to those provided in the Resources Facility and Medallion Facility. The New Credit Facility will be fully secured by perfected first priority liens, deeds of trust, security interests, and financing statements on substantially all of the Reorganized Debtors' assets.

       4.     No Bar Date Fixed in These Chapter 11 Cases

              No bar date has been established as the last date by which proofs of claim against the Debtors must be filed. The Debtors will rely upon the respective Indenture Trustees to identify the holders of Old Senior Notes and Old Senior Subordinated Notes as of the Distribution Record Date, and upon the stock transfer ledgers of the transfer agent for the Old KCS Common Stock to identify holders of Old KCS Common Stock as of such date, for purposes of distribution.

                                       VI.

                           THE PLAN OF REORGANIZATION

       THE PLAN IS ANNEXED HERETO AS EXHIBIT A AND IS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT. THE SUMMARY OF THE PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE SUMMARY CONTAINED HEREIN, THE TERMS OF THE PLAN WILL GOVERN.

A.     CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE
       PLAN

       1.     Classification

              The Plan divides the Claims against, and Equity Interests in, the Debtors into the following classes:

              Unclassified      -    Administrative Expense Claims

              Unclassified      -    Professional Compensation and Reimbursement
                                     Claims

              Unclassified      -    Priority Tax Claims

              Class 1           -    Other Priority Claims

              Class 2           -    Secured Bank Claims

              Class 3           -    Other Secured Claims

              Class 4           -    Old Senior Notes Claims

              Class 5           -    Old Senior Subordinated Notes Claims

              Class 6           -    General Unsecured Claims

              Class 7           -    Old KCS Common Stock Equity Interests

              Class 8           -    Old KCS Warrants Equity Interests and Old
                                     Employee and Director Stock Option Plan
                                     Equity Interests

       2.     Administrative Expense Claims

              Administrative Expense Claims are costs or expenses of administration of the Debtors' Chapter 11 Cases incurred prior to the Effective Date and Allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation (i) any actual and necessary costs and expenses of preserving the Debtors' estates or operating the Debtors' business, (ii) indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases in connection with the conduct of their businesses, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by Final Orders under section 330 or 503(b) of the Bankruptcy Code, and (iii) fees or charges assessed against the Debtors' estates under section 1930, chapter 123, title 28, United States Code.

              Except to the extent any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim will receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession will be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

       3.     Professional Compensation and Reimbursement Claims

              Professional Compensation and Reimbursement Claims are allowances of compensation for professionals and reimbursement of expenses to the extent Allowed by Final Orders under section 330 or 503(b) of the Bankruptcy Code. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (a) must file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is 30 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, will be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim by final order, or as soon thereafter as is practicable, or (ii) upon such other terms as may be mutually agreed upon between such holder of a Professional Compensation and Reimbursement Claim and the Reorganized Debtors.

       4.     Priority Tax Claims

              Priority Tax Claims are Claims of a governmental unit against the Debtors that are entitled to a certain priority in payment pursuant to section 507(a)(7) of the Bankruptcy Code. Except to the extent a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed

Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, or such other rate as may be determined by the Bankruptcy Court, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

       5.     Other Priority Claims (Class 1)

              Other Priority Claims are Unsecured Claims, other than Administrative Expense Claims and Priority Tax Claims, entitled to a priority in payment pursuant to section 507 of the Bankruptcy Code. On the Effective Date, except to the extent a holder of an Allowed Other Priority Claim agrees to a different treatment of such Allowed Other Priority Claim, each Allowed Other Priority Claim will be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Priority Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof.

       6.     Secured Bank Claims (Class 2)

              The Secured Bank Claims are Secured Claims held by the Old Bank Lenders pursuant to the Resources Facility and the Medallion Facility. The Secured Bank Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate principal amount of $107,094,888.90, plus interest accrued, and fees and other charges incurred, but unpaid, since the Commencement Date, minus payments made to the Old Bank Lenders pursuant to interim and final orders authorizing and restricting the Debtors' use of cash collateral and granting the Old Bank Lenders adequate protection. On the Effective Date, the Reorganized Debtors will distribute to the agents of the holders of the Secured Bank Claims, Cash in an amount necessary to satisfy all of the Secured Bank Claims in full, inclusive of all unpaid principal, interests, fees, and charges outstanding as of the Effective Date.

       7.     Other Secured Claims (Class 3)

              On the Effective Date, any Allowed Other Secured Claim will either be (i) paid in full by the Reorganized Debtors without consideration to any penalty or accelerated amount, or (ii) reinstated.

       8.     Old Senior Notes Claims (Class 4)

              Old Senior Notes Claims are Claims arising from the Debtors' obligations under the Old Senior Notes. The Old Senior Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $166,500,000. On the Effective Date, the Debtors will distribute to the Old Senior Indenture Trustee for the holders of Old Senior Notes, in full satisfaction of the Old Senior Notes Claims and the subordination rights of the holders of such Claims, (a) Cash sufficient to pay all accrued and unpaid interest (at the non-default rate) on the Old Senior Notes, plus interest on accrued and unpaid interest in accordance with the Old Senior Indenture to the extent permitted by law, in each case as of the Effective Date; (b) the New Notes; and (c) 750,405 shares of Series A Common Stock.

              The distribution to holders of Allowed Claims in Class 4 is intended to provide such holders with property of a value, as of the Effective Date, equal to the Allowed amount of their Claims.

              The New Notes will be substantially in the form contained in the Plan Supplement. The New Notes will bear interest at the rate of 12% per annum, will mature on June 15, 2005, and will be guaranteed on a senior basis by all of the Reorganized Debtors other than Reorganized KCS. Reorganized KCS may redeem, at its option, up to 100% in aggregate principal amount of the outstanding New Notes by paying to the holders thereof 102% of the stated principal amount of the New Notes from the Effective Date through June 15, 2001; 101.5% of the stated principal amount from June 16, 2001 through June 15, 2002; 101% of the stated principal amount from June 16, 2002 through June 15, 2003; 100.5% of the stated principal amount from June 16, 2003 through June 15, 2004; and 100% of the stated principal amount from June 16, 2004 through the maturity date; plus, in all cases, accrued and unpaid interest to the redemption date.

              In accordance with the New Indenture, the New Notes shall be secured by a Lien on substantially all of the assets of the Reorganized Debtors, subject in priority only to the Liens of the lenders under the New Credit Facility, or any refinancing thereof.

              After the issuance of the shares of Series A Common Stock pursuant to the exercise of the New KCS Subscription Warrants, the redemption of a corresponding number of shares of Series B Common Stock and the conversion of the unredeemed shares of Series B Common Stock into an equal number of shares of Series A Common Stock, the number of shares of New KCS Common stock outstanding will be 30,016,215, all of which shall be Series A Common Stock.

       9.     Old Senior Subordinated Notes Claims (Class 5)

              Old Senior Subordinated Notes Claims are Claims arising from the Debtors' obligations under the Old Senior Subordinated Notes. The Old Senior Subordinated Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $136,094,000. On the Effective Date, the Debtors will distribute to the Old Senior Subordinated Indenture Trustee for the holders of Old Senior Subordinated Notes, in full satisfaction of the Old Senior Subordinated Notes Claims and the subordination rights of the holders of such Claims, the number of shares of Series B Common Stock that is equal to (i) 29,265,810, minus (ii) the number of shares of Series A Common Stock delivered to Class 7 as of the Effective Date as set forth in Section VI.A.11 below. The Proponents believe that the New KCS Common Stock issued to holders of Class 5 Claims is worth less than the amount of such Claims. To the extent that the New KCS Subscription Warrants are issued and exercised by holders of Equity Interests in Class 7, the holders of Allowed Claims in Class 5 will receive, on account of their Claims, property of a value that is less than the Allowed Amount of their Claims and that is equal to either (i) the outstanding principal amount, without interest, of the Old Senior Subordinated Notes (if the Effective Date occurs on or prior to November 5, 2000); or (ii) such outstanding principal amount plus some, but not all, of the interest accrued on such Notes.

              The shares of the Series B Common Stock that are delivered to the Old Senior Subordinated Indenture Trustee will be issued in the names of the respective holders of the Old Senior Subordinated Notes, or as otherwise directed by such holders. The Series B Common Stock shall be subject to redemption by Reorganized KCS from the proceeds of the exercise of the New KCS Subscription Warrants, with a call therefor on the fifth (5th) day after the Exercise Deadline Date, and any such shares called shall be redeemed at the Subscription and Redemption Price by payment from such proceeds on the twentieth
(20th) day after the Exercise Deadline Date, without interest from the date of the call, as more specifically provided for in Section VI.A.11. Any shares of Series B Common Stock that are not called for redemption shall automatically be converted into an equal number of shares of Series A Common Stock on the twentieth (20th) day after the Exercise Deadline Date.

              After the issuance of the shares of Series A Common Stock pursuant to the exercise of the New KCS Subscription Warrants, the redemption of a corresponding number of shares of Series B Common Stock and the conversion of the unredeemed shares of Series B Common Stock into an equal number of shares of Series A Common Stock, the number of shares of New KCS Common stock outstanding will be 30,016,215, all of which shall be Series A Common Stock.

       The proposed distribution to Class 7 is based upon the Proponent's belief that the reorganization value of the Debtors does not exceed the Debtors' aggregate debt. Attached hereto as Exhibit F is the Proponents' analysis of the Debtors' reorganization value. Exhibit F is based on the information available to the Proponents at this time, including estimates of the Debtors' oil and gas reserves prepared by consultants engaged by the Debtors. The Proponents have retained professionals to analyze the Debtors' reserves, and are currently seeking additional information from the Debtors which may have a bearing on the reorganization value of Reorganized KCS. Accordingly, the Proponents reserve the right to amend their analysis of the reorganization value of Reorganized KCS and to challenge any other information upon which the information contained in Exhibit F is based, in light of the information available to the Proponents prior to the Confirmation Hearing.

       10.    General Unsecured Claims (Class 6)

              General Unsecured Claims are Unsecured Claims other than an Old Senior Note Claim or an Old Senior Subordinated Note Claim. On the Effective Date, except to the extent a holder of an Allowed General Unsecured Claim agrees to a different treatment, each shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed General Unsecured Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

       11.    Old KCS Common Stock Equity Interests (Class 7)

              Old KCS Common Stock Equity Interests are interests in KCS represented by any one of the approximately 29,265,810 authorized, issued and outstanding shares of common stock of KCS. As soon as practicable following the Distribution Record Date, the Debtors or their agent will distribute to each holder of Old KCS Common Stock as of the Distribution Record Date, the Class 7 Election Form, by which such holder will be allowed to elect to receive, in respect of their equity interests, either (i) 0.0513 shares of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date; or (ii) New KCS Subscription Warrants evidencing the right to subscribe for one (1) share of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date (without oversubscription rights), at a price equal to the Subscription and Redemption Price. Any Class 7 Election Form that is not executed, that is not received timely or that fails to indicate an election shall be deemed to constitute an election for 0.0513 shares of New KCS Common Stock per share of Old KCS Common Stock, in lieu of the New KCS Subscription Warrants. In the event that the Effective Date does not occur on or before May 15, 2001, the New KCS Subscription Warrants shall not be issued, and all holders of Equity Interests in Class 7 entitled to a distribution shall receive 0.0513 shares of New KCS Common Stock per share of Old KCS Common Stock.

              As soon as practicable following the close of the election period as specified in the Class 7 Election Form, which may be as early as ten days following the Distribution Record Date, the Debtors will distribute to the holders of Old KCS Common Stock, in accordance with the elections made by such holders on the Class 7 Election Form, either (i) 0.0513 shares of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date; or (ii) New KCS Subscription Warrants evidencing the right to subscribe for one (1) share of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date (without oversubscription rights), at a price per share equal to the Subscription and Redemption Price. The Subscription and Redemption Price shall be stated to the nearest one-tenth of a cent and shall be equal to (i) the outstanding principal and interest (at the non-default rate) on the Subordinated Notes as of the Exercise Deadline Date (plus interest on interest to the extent allowed by law) divided by (ii) (A) 29,265,810 minus (B) the number of shares of Series A Common Stock delivered to Class 7 as of the Effective Date as set forth in Section 4.7 of the Plan. Assuming that the Exercise Deadline Date occurs on April 15, 2001, and that the recovery of interest on interest is permitted, the Subscription and Redemption Price shall be between $5.194 and $5.475 per share, depending upon the number of holders in Class 7 who elect to receive the New KCS Subscription Warrants in lieu of Series A Common Stock.

              The New KCS Subscription Warrants shall be substantially in the form contained in the Plan Supplement. The New KCS Subscription Warrants may be exercised at any time prior to the close of business on the Exercise Deadline Date, at which time they shall expire. Prior to the Exercise Deadline Date, the New KCS Subscription Warrants shall not be subject to dilution other than in connection with the New Employee and Director Stock Option Plan.

              On the fifth (5th) day after the Exercise Deadline Date, to the extent funds are available pursuant to the exercise of the New KCS Subscription Warrants, Reorganized KCS shall call for redemption shares of Series B Common Stock at the Subscription and Redemption Price, without interest from the date of the call. In the event that less than all of the shares of Series B Common Stock are called for redemption, such call shall be exercised on a pro rata basis among all holders of Series B Common Stock, or in such proportions as necessary to redeem odd lots of Series B Common Stock (i.e., less than 100 shares) or in any other equitable manner, as determined in good faith by the Board of Directors of Reorganized KCS. On the twentieth (20th) day after the Exercise Deadline Date, Reorganized KCS shall make available the funds to pay for the shares of Series B Common Stock called for redemption. Any shares of

Series B Common Stock not called for redemption by Reorganized KCS shall automatically be converted into an equal number of shares of Series A Common Stock on the twentieth (20th) day after the Exercise Deadline Date.

              As provided in Section VI.C.6 below, in the event that Class 7 rejects the Plan and the Plan is confirmed pursuant to Section 1129(b) of the Bankruptcy Code, the holders of Equity Interests in Class 7 shall not receive or retain any property on account of their Equity Interests, to the extent permitted by law.

       12. Old KCS Warrants Equity Interests; and Old Employee and Director Stock Option Plan Equity Interests (Class 8)

              Old KCS Warrants Equity Interests and Old Employee and Director Stock Option Plan Equity Interests are Equity Interests arising from warrants and options to acquire shares of Old KCS Common Stock. On the Effective Date, the Old KCS Warrants Equity Interests and Old Employee and Director Stock Option Plan Equity Interests and each issued and unexercised option issued under the Old Employee and Director Stock Option Plans shall be cancelled, and each holder of Old KCS Warrants Equity Interests and each holder of Old Employee and Director Stock Option Plan Equity Interests shall not receive or retain any property or interest in property on account of such Old KCS Warrants or Old Employee and Director Stock Option Plan options.

B. IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF PLAN OF REORGANIZATION

       Each of Class 1 (Other Priority Claims), Class 2 (Secured Bank Claims), Class 3 (Other Secured Claims) and Class 6 (General Unsecured Claims) is unimpaired by the Plan. Holders of Claims in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

       Each of Class 4 (Old Senior Notes Claims), Class 5 (Old Senior Subordinated Notes Claims) and Class 7 (Old KCS Common Stock Equity Interests) is impaired by the Plan and the holders of Claims in Classes 4 and 5 and Equity Interests in Class 7 are entitled to vote to accept or reject the Plan.

       Class 8 (Old KCS Warrants Equity Interests and Old Employee and Director Stock Option Plan Equity Interests) is impaired by the Plan and the holders of Equity Interests in such Class will not receive any distribution or retain any property on account of such Equity Interests. Accordingly, holders of Equity Interests in Class 8 are deemed to reject the Plan and are not entitled to vote on the Plan.

C.     MEANS OF IMPLEMENTING PLAN

       1.     New Credit Facility

              On the Effective Date, the New Credit Facility and documents referred to therein will be executed and delivered and the New Credit Facility funds will be made available for use by the Reorganized Debtors in accordance with the terms thereof.

       2.     Authorization of New Securities

              The Reorganized KCS Certificate of Incorporation, which will be adopted on the Effective Date pursuant to the Plan, will authorize at least 30,016,215 shares of Series A Common Stock and a maximum of 29,265,810 shares of Series B Common Stock, which shall be a sufficient number of shares of New KCS Common Stock for issuance pursuant to the Plan and the New KCS Subscription Warrants, plus such additional shares of Series A Common Stock as may be issued pursuant to the New Employee and Director Stock Option Plan.

       3.     Issuance of New Securities

              The issuance of the New Notes, the New KCS Common Stock and the New KCS Subscription Warrants by Reorganized KCS, as well as the guarantee of the New Notes by all of the Reorganized Debtors other than Reorganized KCS, will be authorized, upon confirmation of the Plan, without the need for any further corporate action. The New KCS Common Stock to be issued on the Effective Date, pursuant to the New KCS Subscription Warrants, and pursuant to the New Employee and Director Stock Option Plan, shall be authorized upon confirmation of the Plan for issuance in accordance with the terms of the Plan, the New KCS Subscription Warrants and the New Employee and Director Stock Option Plan.

       4.     Cancellation of Existing Securities and Agreements

              On the Effective Date, without need for further corporate action, the Old Senior Notes, the Old Senior Subordinated Notes, the Old KCS Warrants, the Old KCS Employee and Director Stock Option Plan, the Old KCS Common Stock, and the options issued and unexercised under the Old KCS Employee and Director Stock Option Plan shall be cancelled and will have no further force or effect. Except for purposes of effectuating the distributions under the Plan, on the Effective Date the Old Indentures shall be cancelled and will have no further force or effect; provided, however, that the rights of the Old Indenture Trustees set forth in Section 6.6 of the respective Old Indentures shall not be terminated until such time as such Trustee shall have no further obligations under either such Indenture or the Plan and shall have been paid in full for all of its fees and expenses, including those of their respective counsel. On and after the Effective Date, the Old Senior Trustee and the Old Senior Subordinated Trustee shall have no further obligations to the Debtors or the holders of any of the Old Senior Notes or the Old Senior Subordinated Notes except those expressly set forth in the Plan.

       5.     Corporate Action

              (a)    Board of Directors of Reorganized Debtors

              On the Effective Date, the operation of the Reorganized Debtors will become the general responsibility of their Boards of Directors, subject to, and in accordance with, the Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' By-laws. The Proponents will file with the Bankruptcy Court and serve on all parties receiving a copy of this Disclosure Statement, no later than twenty-five days prior to the Voting Deadline, a list of the initial Board of Directors of Reorganized KCS, their respective biographies, and their respective annual compensation.

              (b)    Officers of the Reorganized Debtors

              The current senior managers of KCS, and the current salaries of such senior managers, are set forth in Section VII.B below. The Proponents anticipate offering to certain of such senior managers compensation packages no less favorable to the Debtors than the compensation packages that are currently in place. The Proponents will file with the Bankruptcy Court and serve on all parties receiving a copy of this Disclosure Statement, no later than twenty-five days prior to the Voting Deadline, a list of the initial senior management team of Reorganized KCS, their respective biographies, and their respective annual compensation.

              (c)    Liquidity Provisions

                     The Reorganized Debtors will make all reasonable efforts necessary to ensure an active and fully-valued public market for the trading of the New Notes and the New KCS Common Stock including, but not limited to, issuing appropriate releases of information and otherwise complying with the requirements of paragraph (c) of Rule 144 under the Securities Act of 1933, as amended, conducting informational meetings with potential investors and research analysts, and registering the New Notes and the New KCS Common Stock under the Securities Exchange Act of 1934, as amended, so that Reorganized KCS will remain a public reporting Company on the New York Stock Exchange (or other nationally recognized exchange), in all events subject to applicable laws, rules and regulations. Pursuant to the terms of the Registration Rights Agreement, certain claimants, including those who would be deemed after the Effective Date to be an "affiliate" of KCS by reason of their equity holdings in KCS after consummation of the Plan, would be granted demand and piggyback registration rights for the New Notes and the shares of New KCS Common Stock, providing for the registration of the securities of such claimants at the expense of Reorganized KCS, as provided in the Registration Rights Agreement.

              (d)    Trust Indenture Act

                     The Proponents and the Reorganized Debtors will take all steps necessary to qualify the New Notes under the Trust Indenture Act, and will use their best efforts to file the application for qualification on form T-3 prior to the solicitation of votes on the Plan.

       6.     Confirmation Under Section 1129(b) of the Bankruptcy Code

              If any impaired class rejects the Plan, the Proponents may request confirmation of the Plan pursuant to Bankruptcy Code Section 1129(b). The Proponents reserve the right to modify the Plan to the extent permitted under the Bankruptcy Code prior to requesting confirmation under section 1129(b); provided, however, that such right shall not in any manner adversely affect, limit or modify the rights or distributions of holders of Claims in Classes 4 and 5. In the event that Class 7 votes to reject the Plan and the Plan is confirmed pursuant to Section 1129(b), Class 7 shall not receive any distribution or retain any property on account of such Equity Interests, to the extent permitted by law.

D.     SUMMARY OF CERTAIN OTHER PROVISIONS OF THE PLAN

       1.     Provisions Governing Distributions

              (a)    Date of Distributions

                     Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the first Business Day after the Effective Date or as soon as practicable thereafter and deemed made on the first Business Day after the Effective Date. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

              (b) Distribution Record Date for Holders of Old Senior Notes, Old Senior Subordinated Notes Claims, and Old KCS Common Stock

                     The Distribution Record Date will be the date for determining the holders of Old Senior Notes, Old Senior Subordinated Notes, and Old KCS Common Stock entitled to receive the distributions provided under the Plan. As of the close of business on the Distribution Record Date, the Reorganized Debtors and the Old Indenture Trustees or transfer agents will have no obligations to recognize any transfer of Old Senior Notes, Old Senior Subordinated Notes, or Old KCS Common Stock occurring after the Distribution Record Date for purposes of distributions under the Plan. The Reorganized Debtors and the Old Indenture Trustees or transfer agents will be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the Old Indenture Trustees or transfer agents for the Old Senior Notes and Old Senior Subordinated Notes and the stock transfer ledgers of the transfer agent for the Old KCS Common Stock as of the close of business on the Distribution Record Date.

              (c)    Surrender of Instruments

                     As a condition to receiving any distribution under the Plan, each holder of Old Notes or Old KCS Common Stock must surrender such Old Notes or Old KCS Common Stock to the Reorganized Debtors or their designee. Any holder of Old Notes or Old KCS Common Stock who fails to (a) surrender such Old Notes or Old KCS Common Stock, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors and furnish a bond in form, substance, and amount reasonably satisfactory to the Reorganized Debtors before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan.

              (d) Compensation of Professionals and the Old Indenture Trustees' Fees

                     Each person retained or requesting compensation in the Chapter 11 Cases pursuant to section 330 or 503(b) of the Bankruptcy Code must file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under this section must be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order. To the extent allowed by law, the fees of the Old Indenture Trustees and their professionals will conclusively be deemed to be fair and reasonable and will be paid by the Debtors pursuant to the Confirmation Order. Upon payment of the fees and expenses of the Old Indenture Trustees, the Old Indenture Trustees and their professionals will be deemed to have released their liens securing payment of their fees and expenses for all fees and expenses payable through the Effective Date. The Proponents anticipate supporting applications for reasonable compensation for services rendered by Andrews & Kurth L.L.P., Akin, Gump, Strauss, Hauer & Feld, LLP, Young, Conaway, Stargatt & Taylor, LLP, and Klett, Rooney, Lieber & Schorling in making substantial contributions in these Chapter 11 cases, because each of such parties has provided substantial services on behalf of the Minority Noteholders and the Working Noteholders, which together constitute the holders of 84% of the Old Senior Notes Claims and 67% of the Old Senior Subordinated Notes Claims, and have added significant value to the estates by compromising their own interests in order to achieve an efficient and expedited result, thereby benefiting all Classes of creditors and Equity Interest holders.

              (e)    Delivery of Distributions

                     Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim will be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or its agents, unless the Debtors or the Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. If any distribution to any holder is returned as undeliverable, the Debtors shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Debtors have determined the then current address of such holder, at which time such distribution shall be made to such holder, without interest from the date on which the initial distribution was returned as undeliverable; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

                     At the option of the Debtors, distributions to holders of Old Senior Notes and Old Senior Subordinated Notes will be made by a distribution agent or the Debtors. The Debtors shall make such distribution directly to the Old Senior Indenture Trustee or the Old Senior Subordinated Indenture Trustee for the benefit of the holders of Old Senior Notes and Old Senior Subordinated Notes, respectively. The shares of the New KCS Common Stock that are delivered to the Old Senior Indenture Trustee and the Old Senior Subordinated Indenture Trustee will be issued in the names of the respective holders of the Old Senior Notes and the Old Senior Subordinated Notes, respectively, or as otherwise directed by such holders. At the option of the Debtors, distributions to holders of shares of Old KCS Common Stock shall be made by a distribution agent or the Debtors. The shares of New KCS Common Stock or New KCS Subscription Warrants to which holders of Old KCS Common Stock shall be entitled in accordance with the Plan will be registered and issued in the names of such holders or as otherwise directed by such holders pursuant to such form of instruction as the Debtors shall approve.

              (f)    Manner of Payment Under the Plan

                     At the option of the Debtors, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

              (g)    Fractional Shares

                     No fractional shares of New KCS Common Stock or Cash in lieu thereof, will be distributed. For purposes of distribution, fractional shares of New KCS Common Stock will be rounded down to the next whole number.

              (h)    Distributions After Effective Date

                     Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims will be deemed to have been made on the Effective Date.

              (i)    Exculpation

                     The Debtors, the Reorganized Debtors, CSFB, the Creditors' Committee, each member of the Creditors' Committee, the Working Noteholders, the Minority Noteholders, the Old Indenture Trustees and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates, and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) shall have no liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

              (j)    Retention of Causes of Action

                     The Reorganized Debtors will not release or abandon any of their causes of action except as expressly set forth in the Plan.

       2.     Procedures for Treating Disputed Claims Under Plan of
              Reorganization

              (a)    Disputed Claims

                     (1)    Process

                            Holders of General Unsecured Claims scheduled on
              the Debtors' schedules as not contingent as to liability, not disputed and liquidated need not file proofs of claim. If the Debtors dispute any Claim, such Disputed Claim shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced and, upon the determination, resolution, or adjudication thereof as provided herein, shall be deemed to be an Allowed Claim as of the date of, and in the amount established by, such determination, resolution, or adjudication; provided, however, that (a) the Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim, and (b) any Claim arising out of the exercise by the Debtors, as Debtors in Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to them under applicable provisions of the Bankruptcy Code shall be determined in accordance with applicable bankruptcy law as well as any applicable nonbankruptcy law. As used in this section, the phrase "date of ... determination, resolution, or adjudication" means the date on which the liability, if any, of a Debtor on a Disputed Claim is established by a final, nonappealable order of a court or other tribunal of competent jurisdiction or date of the execution of an agreement between the Debtor and the claimant with respect to such Claim such that the Debtors, under applicable nonbankruptcy law, would be required to pay such Claim on that date. To effectuate the foregoing, the entry of an order confirming the Plan shall, effective as of the Effective Date, constitute a modification of any stay or injunction under the Bankruptcy Code that would otherwise preclude the determination, resolution, or adjudication of a Disputed Claim, except for any Disputed Claim arising out of the exercise by the Debtors, as Debtors in Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to them under applicable provisions of the Bankruptcy Code. Upon the determination, resolution or allowance of a Disputed Claim as provided herein, the Disputed Claim shall become an Allowed Claim, and shall be enforceable against the Reorganized Debtors only as provided in the Plan.

                     (2)    Tort Claims

                            All Tort Claims are Disputed Claims. Any
              unliquidated Tort Claim that is not otherwise settled or resolved pursuant to subsection 8.1(a) of the Plan will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with subsection 8.1(a) of the Plan and applicable non-bankruptcy law that is no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class 6 in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in subsection 8.1(b) of the Plan will constitute or be deemed a waiver of any claim, right or cause of action that the Debtors or the Reorganized Debtors may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28, United States Code.

              (b)    Objections to Claims

                     Except insofar as a proof of claim filed in respect of a Claim is allowed under the Plan, the Reorganized Debtors will be entitled to object to such proof of claim. Any objections to a proof of claim shall be served and filed on or before such date as may be fixed by the Bankruptcy Court, or, if no such date is fixed, the latest of (a) one hundred and twenty (120) days after the Effective Date, or (b) forty-five (45) days after the proof of claim is filed with the Bankruptcy Court.

              (c)    No Distributions Pending Allowance

                     Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan will be made on account of such disputed portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

              (d)    Distributions After Allowance

                     To the extent that a Disputed Claim ultimately becomes an Allowed Claim, a distribution will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which a Disputed Claim becomes an Allowed Claim, the Reorganized Debtor or Reorganized Debtors obligated on such Claim will provide to the holder of such Claim the distribution to which such holder is entitled under the Plan.

       3.     Provisions Governing Executory Contracts and Unexpired Leases

              On the Effective Date, all executory contracts and unexpired leases of the Debtors will be assumed other than those executory contracts and unexpired leases that (i) the Debtors will have previously rejected or (ii) the Proponents will have listed on a schedule filed with the Bankruptcy Court prior to or at the commencement of the Confirmation Hearing. Entry of the Confirmation Order will constitute approval, pursuant to subsection 365(a) of the Bankruptcy Code, of such assumptions pursuant to the Plan.

       4.     Conditions Precedent to Effective Date

              (a)    Conditions Precedent to Effective Date of Plan

                     The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

                     (i)    Confirmation Order

                            The Clerk of the Bankruptcy Court will have entered
              the Confirmation Order, in form and substance acceptable to the Debtors, and there will not be a stay or injunction in effect with respect thereto.

                     (ii)   Exit Facility

                            Closing and funding of the New Credit Facility will
              have begun.

                     (iii)  Regulatory Approvals

                            All authorizations, consents and regulatory
              approvals required (if any) in connection with the effectiveness of the Plan will have been obtained.

              (b)    Waiver of Conditions Precedent

                     Each of the conditions precedent in section 10.1 of the Plan may be waived, in whole or in part, by the Proponents in their absolute discretion.

       5.     Effect of Confirmation

              (a)    Vesting of Assets

                     On the Effective Date, the Debtors, their respective properties, respective interests in properties and their respective operations will be released from the custody and jurisdiction of the Bankruptcy Court, and the estates of each of the Debtors will vest in the applicable Reorganized Debtors. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of properties free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan and the Confirmation Order.

              (b)    Binding Effect

                     Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

              (c)    Discharge of Debtors

                     Except as otherwise provided in the Plan, pursuant to Bankruptcy Code section 1141(d)(1), upon the Effective Date, all Claims against and Equity Interests in any of the Debtors will be satisfied, discharged and released. Except as otherwise provided in the Plan, on the Effective Date, as to every discharged debt, Claim, or Equity Interest, all persons, entities, and governmental units (including, without limitation, any creditor or holder of a Claim or Equity Interest) shall be precluded from asserting against the Debtors or the Reorganized Debtors, or against the Debtors' or Reorganized Debtors' assets or properties, all such debts, Claims, or Equity Interests and any other or further Claim based upon any document, instrument, or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

              (d)    Term of Injunctions or Stays

                     Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

              (e)    Indemnification Obligations

                     Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse, or limit the liability of directors, officers, or employees who were directors, officers, or employees of the Debtors, respectively, against any claims or causes of action as provided in the Debtors' certificates of incorporation, bylaws, or applicable state or federal law, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before or after the Commencement Date. The Debtors' indemnification obligations are limited to those authorized or permitted under state or federal law as the same is now or may become applicable at the time any claim for indemnification is made. Among other things, applicable state and federal law may limit the ability of officers, directors, and employees to enforce indemnification provisions in connection with violations of federal or state securities laws. The Proponents believe that there are no indemnification claims currently pending against any of the Debtors and the Debtors have claimed that they are not aware of any claims against their officers, directors, or employees that could result in the assertion of claims for indemnification against any of the Debtors.

              (f)    Limited Release

                     On the Effective Date, the Debtors will release the officers and directors of the Debtors holding office at any time prior to the Effective Date, the Debtors' attorneys, accountants and investment advisors, CSFB, the Creditors' Committee, each member of the Creditors' Committee, the Working Noteholders, the Minority Noteholders, the lenders under the DIP Cash Collateral Agreement, signatories of the

       Noteholder Agreement, each holder of Old KCS Common Stock Equity Interests, the Old Indenture Trustees and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates, and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

       6.     Retention of Jurisdiction

              The Bankruptcy Court has exclusive jurisdiction of all matters arising out of, or related to, these Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the purposes set forth in Article XII of the Plan, and retains exclusive jurisdiction where it exists.

       7.     Miscellaneous Provisions

              (a)    Payment of Statutory Fees

                     All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with section
       2.1 of the Plan.

              (b)    Retiree Benefits

                     On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors will continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors have obligated themselves to provide such benefits.

              (c)    Benefit Plans

                     Subject to the occurrence of the Effective Date, all Benefit Plans will survive confirmation of the Plan to the extent required under the Bankruptcy Code.

              (d)    Administrative Expenses Incurred After the Confirmation
                     Date

                     Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, will not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no claims for professional fees and expenses incurred after the Confirmation Date will be paid until after the occurrence of the Effective Date.

              (e)    Compliance with Tax Requirements

                     In connection with the consummation of the Plan, the Debtors will comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions under the Plan will be subject to such withholding and reporting requirements.

              (f)    Severability of Plan Provisions

                     If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

              (g)    Governing Law

                     Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit thereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

              (h)    Notices

                     All notices, requests, and demands to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided therein, will be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

       IF TO THE DEBTORS:

                            KCS Energy, Inc.
                            5555 San Felipe
                            Suite 1200
                            Houston, Texas 77056
                            Attn: Frederick Dwyer, Secretary
                            Telephone:     (713) 877-8006
                            Telecopier:    (713) 877-1372

                                           and

                            Weil, Gotshal & Manges LLP
                            767 Fifth Avenue
                            New York, New York 10153
                            Attn: Martin J. Bienenstock
                            Telephone:     (212) 310-8000
                            Telecopier:    (212) 310-8007

                                           and

                            The Bayard Firm
                            222 Delaware Avenue, Suite 900
                            Wilmington, Delaware 19899
                            Attn: Neil B. Glassman
                            Telephone:     (302) 655-5000
                            Telecopier:    (302) 658-6395

       IF TO THE PROPONENTS:

                            Gibson, Dunn & Crutcher LLP
                            200 Park Avenue
                            New York, New York  10116
                            Attn:  D.J. Baker
                            Telephone:  (212) 351-4000
                            Telecopier: (212) 351-4035

                                          and

                            Gibson, Dunn & Crutcher LLP
                            2100 McKinney Avenue, Suite 1100
                            Dallas, Texas  75201
                            Attn:  Michael A. Rosenthal
                                   James M. Schober
                            Telephone:  (214) 698-3100
                            Telecopier: (214) 698-3400


                                          and

                            Andrews & Kurth LLP
                            850 Third Avenue, 7th Floor
                            New York, New York  10022
                            Attn:  Peter Goodman
                            Telephone:  (212) 850-2800
                            Telecopier: (212) 850-2929


                                      VII.

            DIRECTORS, OFFICERS AND OWNERSHIP OF REORGANIZED DEBTORS

A.     BOARDS OF DIRECTORS OF REORGANIZED DEBTORS

       1.     Identities and Compensation

              After the Effective Date, the terms and manner of selection of the directors of the Reorganized Debtors will be as provided in the Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' Bylaws, as the same may be amended.

              The Proponents will file with the Bankruptcy Court and send to all persons receiving a copy of this Disclosure Statement, no later than twenty-five days prior to the Voting Deadline, a list of the initial Board of Directors of Reorganized KCS, their respective biographies, and their respective annual compensation.

              On the Effective Date, it is anticipated that the Board of Directors of Reorganized KCS will replace James Christmas as President and Chief Executive Officer of KCS. With respect to the other members of the Debtors' senior management, it is anticipated that the Proponents will reach a satisfactory employment arrangement with each such senior manager, on terms no less favorable to the Reorganized Debtors than those current in place. There can be no assurance that the Proponents will be able to reach agreements with any or all of the existing senior management; however the Proponents believe that in the event such agreements cannot be reached, the Proponents will be able to find suitable and qualified replacements. No later than ten (10) days prior to the Confirmation Hearing, the Proponents will file a list of the senior managers whom they propose to engage to manage Reorganized KCS.

B.     MANAGEMENT

       1.     Identities and Compensation

              The current senior managers of KCS, and the current salaries of such senior managers, are set forth below. The Proponents anticipate offering to certain of such senior managers compensation packages no less favorable to the Debtors than the compensation packages that are currently in place. The Proponents will file with the Bankruptcy Court and send to all persons receiving a copy of this Disclosure Statement, no later than twenty-five days prior to the Voting Deadline, a list of the initial senior management team of Reorganized KCS, their respective biographies, and their respective annual compensation. The selection of officers of Reorganized Debtors after the Effective Date shall be as provided in the Reorganized Debtors'

Certificate of Incorporation and the Reorganized Debtors' By-laws, and an annual meeting of shareholders for Reorganized KCS shall take place as set forth in the Reorganized KCS By-laws.

---------------------------------------------------------------------------------------------
NAME                        POSITION WITH                              CURRENT BASE
                            THE COMPANY                                ANNUAL SALARY
---------------------------------------------------------------------------------------------
James W. Christmas          President, Chief Executive Officer and     $         338,000
                            Director
---------------------------------------------------------------------------------------------
William N. Hahne            Senior Vice President and Chief            $         250,000
                            Operating Officer
---------------------------------------------------------------------------------------------
J. Chris Jacobsen           Vice President Engineering and Portfolio   $         165,000
                            Development
---------------------------------------------------------------------------------------------
Frederick Dwyer             Vice President, Controller and Secretary   $         120,000
---------------------------------------------------------------------------------------------

       2.     Biographies of Current Senior Management

              James W. Christmas has served as President and Chief Executive Officer and as a director of KCS since KCS's inception in 1988. Prior to joining the Debtors, Mr. Christmas spent ten years with NUI Corporation, serving in a variety of officer capacities and as President of several of its subsidiaries. While Mr. Christmas was Vice President of Planning of NUI Corporation, he was in charge of the spin-off of its non-regulated businesses that resulted in the formation of KCS. Mr. Christmas began his career with Arthur Anderson & Co.

              William N. Hahne has served as Senior Vice President and Chief Operating Officer since April 1998. He is a Registered Petroleum Engineer and has 27 years experience with various major independent E&P companies including Unocal Corporation, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company ("LL&E") and Burlington Resources Inc. Prior to joining KCS, Mr. Hahne was Worldwide Operations Vice President for LL&E from October 1993 to October 1997 and Vice President of International & Onshore for Burlington Resources Inc. from October 1997 to April 1998.

              J. Chris Jacobsen has served as Vice President, Engineering and Portfolio Development since May 1998 and Senior Vice President, Exploration, Development and Reserves of KCS Medallion Resources, Inc. since 1994. From 1982 to 1994 he was Senior Vice President of Netherland, Sewell & Associates. From 1977 to 1982 he was employed by Exxon Company U.S.A. holding various engineering and supervisory positions.

              Frederick Dwyer was appointed Vice President and Controller of the Company in March 1997 and was appointed Secretary in May 1998. He served as Assistant Vice President and Controller from May 1996 to March 1997. He joined the Debtors upon KCS's formation in 1988, holding various management and supervisory positions. He is a certified public accountant and began his career with Peat, Marwick, Mitchell & Co.

C.     SECURITY OWNERSHIP

       As of the Commencement Date, KCS's officers and directors beneficially owned approximately 15.2% of KCS's outstanding common stock (calculated in accordance with SEC guidelines). The table below sets forth the approximate percentage ownership of KCS's outstanding stock by officers and directors:

                                                                     % OF
                                                                 OUTSTANDING
                      OFFICERS & DIRECTORS                          SHARES

           Stewart B. Kean                                            9.5%
           James W. Christmas                                         3.9%
           Joel D. Siegel                                             0.7%
           Harry Lee Stout                                            0.5%
           Christopher A. Viggiano                                    0.2%
           William N. Hahne                                           0.2%
           James E. Murphy, Jr.                                       0.1%
           J. Christian Jacobsen                                      0.1%
           Robert G. Raynolds                                         0.1%
           G. Stanton Geary                                 Less than 0.1%
           Frederick Dwyer                                  Less than 0.1%
           Gene C. Daley                                    Less than 0.1%
           Charles W. Latch                                 Less than 0.1%
                                                                      ----
           TOTAL OFFICERS & DIRECTORS                                15.2%
                                                                     -----

       In addition, as of December 31, 1999, the following entities were believed to directly or indirectly own, control or hold, with power to vote, 5% or more of the outstanding common stock of KCS:

                                                           % OF
                         ENTITY                     OUTSTANDING SHARES
                         ------                     ------------------
         State Street Research & Management                 10.32%
         Company

         Dimensional Fund Advisors, Inc.                     5.28%


D.     NEW EMPLOYEE AND DIRECTOR STOCK OPTIONS

       As of the Effective Date, the Board of Directors of KCS will have adopted the New Employee and Director Stock Option Plan. A copy of the New Employee and Director Stock Option Plan is included in the Plan Supplement. The New Employee and Director Stock Option Plan is intended to provide incentives that will retain and motivate employees and non-employee directors of the Reorganized Debtors. The New Employee and Director Stock Option Plan will become effective on the Effective Date, and no options under the Plan will be granted prior to the Effective Date.

                                      VIII.

                    SECURITIES TO BE ISSUED PURSUANT TO PLAN

A.     NEW NOTES

       The Reorganized Debtors will issue New Notes to the holders of Old Senior Notes. The New Notes will bear interest at 12% per annum payable semi-annually in cash and will mature on June 15, 2005. Additional terms and conditions of the New Notes are described in Section VI.A.8. above. The New Notes will be substantially in the form contained in the Plan Supplement.

B.     NEW KCS COMMON STOCK

       On or as soon as practicable after the Effective Date, Reorganized KCS will issue and distribute 750,405 shares of Series A Common Stock to the Old Senior Indenture Trustee and an additional 29,265,810 shares of New KCS Common Stock, in such proportions as determined by the elections of Class 7 pursuant to the Class 7 Election Form, to the transfer agent for Old KCS Common Stock (who shall receive Series A Common Stock) and to the Old Senior Subordinated Indenture Trustee (who shall receive Series B Common Stock). Such Series B Common Stock shall be subject to redemption by Reorganized KCS from the proceeds of the exercise of the New KCS Subscription Warrants, with a call therefor on the fifth (5th) day after the Exercise Deadline Date, and any such shares called shall be redeemed at the Subscription and Redemption Price by payment from such proceeds on the twentieth (20th) day after the Exercise Deadline Date, without interest from the date of the call. Any shares of Series B Common Stock that are not called for redemption shall automatically be converted into an equal number of shares of Series A Common Stock on the twentieth (20th) day after the Exercise Deadline Date. The Series B Common Stock is identical to the Series A Common Stock except that it shall be subject to redemption out of the proceeds of the exercise of the New KCS Subscription Warrants. The shares of Series B Common Stock will be subject to dilution only from the Series A Common Stock issued upon the exercise of the New Employee and Director Stock Option Plan options.

       On the fifth (5th) day after the Exercise Deadline Date, Reorganized KCS will issue and distribute one share of Series A Common Stock for each New KCS Subscription Warrant exercised by the holders of the Old KCS Common Stock Equity. The funds received pursuant to the exercise of each New KCS Subscription Warrant shall be used to redeem one share of Series B Common Stock.

       Additional terms of the Series A Common Stock and Series B Common Stock are described in Section VI.A.11. above. The terms of the Series A Common Stock and Series B Common Stock will be more particularly set forth in the Reorganized KCS Certificate of Incorporation.

C.     NEW KCS SUBSCRIPTION WARRANTS

       Holders of Old KCS Common Stock Equity Interests who make the appropriate election on the Class 7 Election Form will receive the New KCS Subscription Warrants, evidencing the right to subscribe for one (1) share of Series A Common Stock for each share of Old KCS

Common Stock held by such holder on the Distribution Record Date, at a price equal to the Subscription and Redemption Price. The New KCS Subscription Warrants may be exercised at any time prior to the close of business on the Exercise Deadline Date, at which time they shall expire. The delivery of the shares subscribed for shall be effected in the manner described in Section VIII.B above.

D.     NEW EMPLOYEE AND DIRECTOR STOCK OPTIONS

       Reorganized KCS will be authorized to issue and distribute stock options, stock and other stock rights, pursuant to the terms of the New Employee and Director Stock Option Plan. The New Employee and Director Stock Option Plan will be substantially in the form contained in the Plan Supplement.

                                       IX.

                             SECURITIES LAW MATTERS

A.     OWNERSHIP AND RESALE OF NEW SECURITIES.

       In reliance upon an exemption from the registration requirements of the Securities Act and equivalent state securities laws afforded by section 1145 of the Bankruptcy Code, the New Notes, the Series A Common Stock, the Series B Common Stock and the New KCS Subscription Warrants to be issued on the Effective Date as provided in the Plan will be exempt from the registration requirements of the Securities Act and equivalent state securities laws. Section 1145 of the Bankruptcy Code generally exempts from such registration the offer or sale of securities of a debtor or of an affiliate of, or a successor to, a debtor under a Chapter 11 plan if such securities are offered or sold in exchange for a claim against, or interest in, or an administrative expense claim against, such debtor, or principally in such exchange and partly for cash or property. Section 1145 also exempts from registration the offer of any security through any warrant that was sold in the manner specified in the preceding sentence.

       The Proponents believe that the exchange of New Notes, Series A Common Stock, Series B Common Stock and New KCS Subscription Warrants for Claims under the circumstances provided in the Plan and the issuance of Series A Common Stock upon the exercise of New KCS Subscription Warrants would satisfy the requirements of section 1145(a) of the Bankruptcy Code. Thus, the New Notes, the Series A Common Stock, the Series B Common Stock and the New KCS Subscription Warrants issued pursuant to the Plan on the Effective Date, and the shares of Series A Common Stock issued upon any exercise of the New KCS Subscription Warrants, would be deemed to have been issued in a public offering in compliance with the requirements of the Securities Act and, therefore, could be resold by any holder thereof without registration under the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally could be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such




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

exemption from registration under state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

       Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transaction" of an entity that is not an "issuer," (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer (e.g., Reorganized KCS) of the securities within the meaning of Section 2(l1) of the Securities Act.

       The term "issuer" is defined in Section 2(4) of the Securities Act; however, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy
Code) to Section 2(l1) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 promulgated under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor, under a plan of reorganization (e.g., Reorganized KCS) may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten (10%) of the voting securities of a reorganized debtor is a presumptive "control person" of KCS.

       To the extent that persons deemed to be control persons and thus "underwriters" receive New Notes, Series A Common Stock, Series B Common Stock or New KCS Subscription Warrants pursuant to the Plan, or Series A Common Stock issued upon the exercise of the New KCS Subscription Warrants, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. However, entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may be able to sell securities without registration pursuant to the resale provisions of Rule 144 promulgated under the Securities Act.

       Rule 144 permits the resale of securities received pursuant to the Plan by statutory underwriters subject to applicable holding period requirements, volume limitations, notice and manner of sale requirements, availability of current information about the issuer and certain other conditions. Generally, Rule 144 provides that if such conditions are met, specified persons who resell "restricted securities" or who resell securities that are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in Section 2(l1) of the Securities Act. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the 90 days preceding a sale, and who has beneficially owned the securities proposed to be sold for at least two years, is entitled to sell such securities without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

       Whether or not any particular person would be deemed to be an "underwriter" of the New Notes, the Series A Common Stock, the Series B Common Stock or the New KCS Subscription Warrants to be issued pursuant to the Plan, or the Series A Common Stock issued upon any exercise of the New KCS Subscription Warrants, or an "affiliate" of Reorganized KCS, would depend upon various facts and circumstances applicable to that person. Accordingly, the Proponents express no view as to whether any person would be such an "underwriter" or an "affiliate."

       IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED KCS, THE PROPONENTS MAKE NO REPRESENTATIONS OR AGREEMENTS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW NOTES, SERIES A COMMON STOCK, SERIES B COMMON STOCK OR NEW KCS SUBSCRIPTION WARRANTS TO BE DISTRIBUTED PURSUANT TO THE PLAN, OR SERIES A COMMON STOCK ISSUED UPON ANY EXERCISE OF NEW KCS SUBSCRIPTION WARRANTS. ACCORDINGLY, THE PROPONENTS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

       Pursuant to the Plan, New Notes and certificates evidencing shares of New KCS Common Stock or New KCS Subscription Warrants received by holders of five percent (5%) or more of the outstanding New KCS Common Stock calculated on a fully diluted basis or by holders that do not certify that they are not underwriters within the meaning of section 1145 of the Bankruptcy Code will bear a legend substantially in the form below:

              THE [NEW NOTES] [SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE] [WARRANTS EVIDENCED BY THIS CERTIFICATE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS KCS ENERGY, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

       Any Entity that would receive legend securities as provided above may instead receive New Notes or certificates evidencing New KCS Common Stock or New KCS Subscription Warrants without such legend if, prior to the Effective Date, such Entity delivers to Reorganized KCS (i) an opinion of counsel reasonably satisfactory to Reorganized KCS to the effect that the New Notes, shares of New KCS Common Stock, or New KCS Subscription Warrants to be received by such Entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities

Act, (ii) a certification that it is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code and (iii) a waiver of registration rights.

       Any holder of a New Note or a certificate evidencing shares of New KCS Common Stock or New KCS Subscription Warrants bearing such legend may present such note or certificate to the transfer agent for such notes or shares for exchange for one or more new notes or certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such notes, shares or warrants are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to Reorganized KCS an opinion of counsel reasonably satisfactory to Reorganized KCS to the effect that such notes, shares or warrants are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the note or certificate issued to the transferee will not bear such legend, unless otherwise specified in such opinion.

       Forms of the Amended By-laws of each of the Reorganized Debtors, Amended Certificate of Incorporation of each of the Reorganized Debtors, the documents evidencing the Exit Facility Commitment, New Credit Facility, Amended Indenture, New Notes, New KCS Common Stock, New KCS Subscription Warrants and the definitive documentation with respect to the New Employee and Director Stock Option Plan will be contained in the Plan Supplement and will be filed with the Bankruptcy Court at least fifteen (15) days prior to the Confirmation Hearing, or on such other date as the Bankruptcy Court may establish. The Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during hours established therefor. In addition, holders of Claims and Equity Interests may obtain a copy of the Plan Supplement by contacting Ruth Clark at Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201, telephone:
(214) 698-3218, telecopy: (214) 698-3400.

B.     REGISTRATION RIGHTS.

       Certain claimants, including those who would be deemed after the Effective Date to be an "affiliate" of Reorganized KCS by reason of their equity holdings in Reorganized KCS after consummation of the Plan, will be granted demand and piggyback registration rights for the New Notes and the shares of New KCS Common Stock, providing for the registration of the securities of such claimants at the expense of Reorganized KCS, as provided in the Registration Rights Agreement.

                                       X.

                        CERTAIN FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A.     VARIANCES FROM PROJECTIONS

       Attached hereto as Exhibit G are the Proponents' projections of future cash flow for the Reorganized Debtors. The information contained in Exhibit G is based on the information available to the Proponents at this time. The Proponents have retained professionals to review the information currently available to the Proponents and are currently seeking additional information from the Debtors through discovery. Accordingly, the Proponents reserve the right to revise their projections of future cash flow or to challenge any information upon which the information contained in Exhibit G is based, in light of the information available to the Proponents prior to the Confirmation Hearing.

       Based upon the analysis contained in Exhibit G, the Proponents believe, and intend to prove at the Confirmation Hearing, that the Reorganized Debtors will:

       (i) have cash flow sufficient to pay their operating expenses in the ordinary course of business;

       (ii) have cash flow sufficient to pay, prior to the maturity thereof, all payments on account of the New Credit Facility and the New Notes required to be made prior to their respective maturities; and

       (iii) have cash flow, borrowing capacity, and assets sufficient to satisfy in full the New Credit Facility and the New Notes at their respective maturities.

       These conclusions reflect numerous assumptions concerning the anticipated future performance of Reorganized Debtors and with respect to prevailing market and economic conditions, which are beyond the control of Reorganized Debtors and which may not materialize, including, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, future oil and gas prices, the ability to replace oil and gas reserves lost to production, drilling success, and the ability to fund future capital and operating expenses. The Proponents believe that these assumptions are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of this Disclosure Statement will affect the actual financial results of the Reorganized Debtors, possibly materially and adversely. Therefore, the actual results achieved will vary from the projected results, which variations may be material and adverse.

B.     VOLATILE NATURE OF OIL AND GAS MARKETS; FLUCTUATIONS IN PRICES

       The Debtors' future financial condition and results of operations are highly dependent on the demand and prices received for the Debtors' oil and gas production and on the costs of acquiring, developing and producing reserves. Oil and gas prices have historically been volatile and are expected to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the Debtors' control. These factors include political conditions in the Middle East and elsewhere, domestic and foreign supply of oil and gas, the level of consumer demand, weather conditions, domestic and foreign government regulations and taxes, the price and availability of alternative fuels and overall economic conditions. From time to time, oil and gas prices have been depressed by excess domestic and imported supplies. There can be no assurance that current price levels will be sustained, and it is impossible to predict future oil and gas price movements with any certainty. A decline in oil and gas prices will adversely affect the Debtors' cash flow, liquidity and profitability. Lower oil and gas prices also may reduce the volume of the Debtors' oil and gas that can be produced economically. Additionally, substantially all of the Debtors' sales of oil and gas are made in the spot market and not pursuant to long-term fixed price contracts. The Debtors have from time to time entered into hedging transactions with respect to a portion of their expected future production. There can be no assurance that such hedging transactions will reduce risk or mitigate the effect of any substantial or extended decline in oil or gas prices. Any substantial or extended decline in the prices of oil or gas would have a material adverse effect on the Debtors' financial condition and results of operations.

C.     DEPENDENCE ON ACQUIRING AND FINDING ADDITIONAL RESERVES

       The Debtors feel that their prospects for future growth and profitability will depend predominately on their ability to replace existing reserves through acquisitions and development and exploratory drilling. The decision to acquire a business or to purchase, explore or develop an interest in a property will depend in part on the evaluation of data obtained through geophysical and geological analyses and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Acquisitions may not be available at attractive prices, and there can be no assurance that the Debtors' acquisition and exploration activities or planned development projects will result in significant additional reserves or that the Debtors will have anticipated or sustained success at drilling economically productive wells. There can be no assurance that the Debtors will be successful in economically acquiring or developing additional reserves.

D.     SUBSTANTIAL CAPITAL REQUIREMENTS

       The Debtors have made, and likely will continue to make, substantial capital expenditures in connection with the acquisition, development and exploration of oil and gas properties. Historically, the Debtors have funded the capital expenditures with cash flow from operations, asset divestitures, and funds from long-term debt financing, including bank financing secured by their oil and gas assets. The Debtors anticipate that cash flow from operations and proceeds from asset divestitures will be sufficient to fund the capital expenditures currently budgeted for drilling and acquisition activities in 2000. Future cash flows and the availability of financing are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and the Debtors' success in locating and producing new reserves. If revenues were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and the Debtors had no availability under the New Credit Facility, the Debtors could be limited in their ability to replace their reserves or to maintain production at current levels, resulting in a decrease in production and revenue over time. If the Debtors' cash flow from operations and proceeds from asset divestitures are not sufficient to satisfy their capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements.

E.     UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES AND FUTURE NET CASH
       FLOWS

       There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the Debtors' control. In preparing this Disclosure Statement, the Proponents have relied upon estimates provided by the Debtors of oil and gas reserves. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flow necessarily depend upon a number of variable factors and assumptions, such as historical production from the area, reservoir pressure, geological mapping, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices, operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary significantly. Actual production, revenues and expenditures with respect to the Debtors' reserves likely will vary from estimates, and such variances may be material. The Debtors' properties may also be susceptible to hydrocarbon drainage from production by other operators of adjacent properties. In addition, the Debtors' reserves and future cash flows may be subject to revisions, based upon production history, results of future development, oil and gas prices, performance of counterparties under agreements to which the Debtors are a party, operating and development costs and other factors.

       A portion of the Debtors' total proved reserves are undeveloped, which are by their nature less certain. Recovery of such reserves will require substantial capital expenditures by the Debtors and the successful completion of drilling operations or other operations. The Debtors' reserve data assume that substantial capital expenditures by the Debtors will be required to develop such reserves. Although the Debtors claim that cost and reserve estimates attributable to the Debtors' reserves have been prepared in accordance with industry standards, no assurance can be given that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated.

       PV-10 values referred to in this Disclosure Statement and the attached exhibits should not be construed as the current market value of the estimated oil and gas reserves attributable to the Debtors' properties. In accordance with applicable requirements of the Securities and Exchange Commission, PV-10 is generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by natural gas purchasers and changes in government regulations or taxation. The present value will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Debtors and their properties or the oil and gas industry in general.

F.     NEW MANAGEMENT

       On the Effective Date, the Proponents expect the Boards of Directors of one or more of the Reorganized Debtors to make certain changes to their senior management, including those changes set forth in section VI.A, above. The Proponents expect such changes to enhance the overall performance and profitability of the Reorganized Debtors in both the short term and the long term. The Debtors have asserted that such changes to senior management may create inefficiencies and a temporary decline in performance as the newly appointed senior managers develop familiarity with the Reorganized Debtors operations, internal personnel and liaisons from other entities through which the Debtors conduct business. The Proponents disagree with this assertion. However, there can be no guarantee that the new senior management named upon or shortly after the Effective Date will be able to manage the Reorganized Debtors as well or better than the Debtors' current senior management during or after the aforementioned transition period.

G.     FINANCING REQUIREMENTS AND RESTRICTIONS

       If the Plan is consummated, the Debtors will have substantial indebtedness and other obligations as of the Effective Date. The Debtors' level of indebtedness will have several important effects on their future operations. A significant portion of the Debtors' cash flow from operations must be dedicated to the payment of interest on their indebtedness and will not be available for other purposes. The interest rate under the New Notes will be greater than the interest rate under the Old Senior Notes. Currently, the Medallion Facility and the Resources Facility are secured by a first lien on substantially all of the Debtors' assets and the Old Senior Notes are unsecured. The New Notes will be secured by a second lien on all of the Reorganized Debtors' assets. Although the Proponents do not anticipate that such second lien will have any material impact on the Reorganized Debtors' ability to borrow additional funds, it is possible that such second lien may inhibit or limit the Reorganized Debtors' flexibility to do so. The covenants contained in the New Credit Facility and the New Indenture require the Debtors to meet certain financial tests. Other restrictions will also limit the Debtors' ability to borrow additional funds and may affect their flexibility in planning for and reacting to changes in its business, including possible acquisition activities. The Debtors' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may also be restricted. There can be no assurance that the Debtors will be able to remain in compliance with the financial ratios prescribed under the New Credit Facility or the New Indenture. Failure to do so may result in a default and could lead to the acceleration of the Debtors' indebtedness under the New Credit Facility and the New Indenture. Moreover, if the Debtors' borrowing base under the New Credit Facility were recalculated as a result of lower oil and gas prices, decreases in the Debtors' reserves or otherwise, such borrowing base could be reduced and could restrict the Debtors' future growth and could result in requirements for repayment of outstanding debt thereunder.

H.     RISKS OF HEDGING TRANSACTIONS

       In order to manage their exposure to price risks in the marketing of its oil and gas, the Debtors have in the past entered into, and may continue to enter into, oil and gas price hedging arrangements with respect to a portion of their expected production. The Debtors have indicated that these arrangements may include futures contracts and options sold on the New York Mercantile Exchange ("NYMEX") and privately-negotiated forwards, swaps and options. While intended to reduce the effects of volatility of oil and gas prices, such transactions may limit potential gains by the Debtors if oil and gas prices were to rise over the prices established by hedging. In addition, such transactions may expose the Debtors to the risk of financial loss in certain circumstances, including instances in which (i) production is less than expected, (ii) there is a widening of price differentials between delivery points for the Debtors' production and the differential assumed in hedging arrangements, (iii) the counterparties to the Debtors' future contracts fail to perform, (iv) the Debtors fail to make timely deliveries or (v) a sudden, unexpected event materially impacts oil or gas prices.

I.     EXPLORATION AND DEVELOPMENT RISKS

       Exploratory drilling and development drilling are subject to many risks, including the risk that no commercially productive reservoirs will be encountered, and there can be no assurance that new wells drilled by the Debtors will be productive or that the Debtors will recover all or any portion of their investment. Drilling for oil and gas may involve unprofitable efforts, not only from non-productive wells, but from wells that are productive but do not produce sufficient net revenues to return a profit. The cost of drilling, completing and operating wells is often uncertain. The Debtors' drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Debtors' control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

J.     MARKETING RISKS

       The Debtors' ability to market oil and gas at commercially acceptable prices is dependent upon the availability, and capacity, of gas gathering systems, pipelines and processing facilities. The unavailability or lack of capacity thereof could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect the Debtors' ability to produce and market their oil and gas. If market factors were to change dramatically, the financial impact on the Debtors could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Debtors and represent a significant risk.

K.     ACQUISITION RISKS

       The Debtors have stated that acquisitions of oil and gas businesses, working interests in properties and volumetric production payments are each an important element of the success of the Debtors after the Effective Date. Even though the Debtors perform a review of the major properties they seek to acquire that they believe is consistent with industry practices (including a limited review of title and other records), such reviews are inherently incomplete and it is generally not feasible for the Debtors to review in-depth every property and all records. Even an in-depth review may not reveal existing or potential problems or permit the Debtors to become familiar enough with the properties to assess fully their deficiencies and capabilities, and the

Debtors may assume environmental and other liabilities in connection with acquired businesses and properties.

L.     OPERATING RISKS

       The Debtors' operations are subject to numerous risks inherent in the oil and gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Debtors due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. The Debtors' operations may be materially curtailed, delayed or canceled as a result of numerous factors, including the presence of unanticipated pressure or irregularities in formations, hydrogen sulfide gas ("sour gas"), title problems, weather conditions, accidents, compliance with governmental requirements and shortages or delays in the delivery of equipment. In accordance with customary industry practice, the Debtors maintain insurance against some, but not all, of the risks described above. There can be no assurance that the levels of insurance maintained by the Debtors will be adequate to cover any losses or liabilities. Neither the Proponents nor the Debtors can predict the continued availability of insurance, or availability at commercially acceptable premium levels. In addition, in the future, the Debtors may shut in wells due to the production of excess quantities of sour gas, a risk against which it does not maintain insurance.

M.     COMPETITIVE INDUSTRY

       The oil and gas industry is highly competitive. The Debtors compete for oil and gas business and property acquisitions and for the exploration, development, production, transportation and marketing of oil and gas, as well as for equipment and personnel, with major oil and gas companies, other independent oil and gas concerns and individual producers and operators. Many of these competitors have financial and other resources which substantially exceed those available to the Debtors.

N.     GOVERNMENTAL REGULATIONS

       The Debtors' business is affected by numerous governmental laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the energy industry. Legislative proposals are frequently introduced in Congress and state legislatures which, if enacted, might significantly affect the oil and gas industry. Changes in applicable laws and regulations could have a material adverse effect on the Debtors' business. The Debtors believe that their operations comply in all material respects with all current applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more a restrictive effect on the Debtors' method of operations than on other similar companies in the energy industry. Nevertheless, in view of the many uncertainties with respect to current and future laws and regulations the Debtors cannot predict the overall effect of such laws and regulations on its future operations.

       A more thorough discussion of certain laws and regulations that may impact the Debtors' operations is contained in the 1999 10-K attached hereto as Exhibit C.

O.     ABSENCE OF PUBLIC MARKET

       The New Notes, the Series A Common Stock, the Series B Common Stock and the New KCS Subscription Warrants each will constitute a new issue of securities for which there is no established trading market. Reorganized KCS does not intend to list either the New Notes or the New KCS Subscription Warrants on any national securities exchange or to seek the admission of the New Notes or New KCS Subscription Warrants for quotation through the National Association of Securities Dealers Automated Quotation System. Reorganized KCS can provide no assurance as to the development or liquidity of any market for the New Notes or the New KCS Subscription Warrants, the ability of the holders of the New Notes or the New KCS Subscription Warrants to sell their New Notes or their New KCS Subscription Warrants or the price at which the holders would be able to sell their New Notes or their New KCS Subscription Warrants. Future trading prices of the New Notes, the New KCS Common Stock and the New KCS Subscription Warrants will depend on many factors, including, among other things, prevailing interest rates, operating results and prospects of Reorganized KCS and the market for similar securities and securities of similar issuers.

P.     EFFECTIVE SUBORDINATION OF THE NEW NOTES

       Reorganized KCS's obligations under the New Credit Facility will be secured by first priority mortgages on substantially all of its assets. Therefore, in the event of a bankruptcy, liquidation or reorganization of Reorganized KCS, the assets of Reorganized KCS would be available to pay obligations on the New Notes only after all indebtedness outstanding under the New Credit Facility has been paid in full, and in such event there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. The indebtedness under the New Credit Facility will become due prior to the time the principal obligations under the New Notes become due. In addition, the New Credit Facility may require that the indenture trustee for the New Notes enter into an Intercreditor Agreement respecting the first priority lien position of the New Credit Facility. This agreement may restrict the circumstances under which the lien of the New Notes may be foreclosed while the New Credit Facility or certain refinancings thereof are outstanding.

Q.     ISSUES RELATING TO GUARANTEES

       The New Notes will be guaranteed on a senior basis by all of the Reorganized Debtors other than Reorganized KCS. Existing or future creditors of any guarantor could avoid or subordinate such guarantor's guarantee under the fraudulent conveyance laws.

R.     PENDING LITIGATION AND OTHER LEGAL PROCEEDINGS

       Please refer to the 1999 10-K attached hereto as Exhibit C for a discussion of pending litigation and legal proceedings involving the Debtors.



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

S.     CERTAIN TAX MATTERS

       For a summary of the federal income tax consequences of the Plan to holders of Certain Claims and holders of Equity Interests, and to the Debtors, see Section XIV below.

                                       XI.

                       VOTING PROCEDURES AND REQUIREMENTS

A.     CLASSES ENTITLED TO VOTE UNDER THE PLAN

       Only holders of Claims in Class 4 (Old Senior Note Claims), Class 5 (Old Senior Subordinated Notes), and holders of Equity Interests in Class 7 (Old KCS Equity Interest Claims) as of the Record Date are authorized to vote to accept or reject the Plan. Each of these Classes is impaired under the Plan and the holders of Claims and Equity Interests in Classes 4, 5 and 7 are entitled by the Bankruptcy Code to vote on the Plan.

B.     VOTING REQUIREMENTS

       IT IS IMPORTANT THAT HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE PLAN EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of Claims and Equity Interests entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot (or Ballots) that accompanies this Disclosure Statement.

       By Order dated October 25, 2000, The Altman Group, Inc. was authorized to act as the Voting Agent to assist in the transmission of voting materials and the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO COUNT, YOUR BALLOT MUST BE RECEIVED BY THE ALTMAN GROUP, INC., 60 EAST 42ND STREET, SUITE 1241, NEW YORK, NEW YORK 10165, NO LATER THAN 10:00P.M., EASTERN TIME, ON JANUARY 5, 2001. If you return your Ballot to your bank or broker, or the agent of either, you must return your Ballot to them in sufficient time for them to process it and return it to The Altman Group, Inc. by the voting deadline.

       Any Ballot that is executed and received timely but which does not indicate an acceptance or rejection of the Plan will be deemed to constitute an acceptance of the Plan. If your Ballot is damaged or lost, or if you need an additional copy of the Disclosure Statement, you may contact The Altman Group, Inc. at the address specified above or by telephoning (212) 681-9600.

C.     ACCEPTANCE BY CLASSES OF CLAIMS OR EQUITY INTERESTS

       Under the Bankruptcy Code, acceptance of a plan of reorganization by an impaired class of claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the allowed claims of that class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan. Thus, acceptance of the Plan by Class 4 (Old Senior Notes Claims) and Class 5 (Old Senior Subordinated Notes Claims) will occur only if at least



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

two-thirds in dollar amount and a majority in number of the holders of Claims in each such Class that timely return their Ballots vote in favor of acceptance.

       Under the Bankruptcy Code, acceptance of a plan of reorganization by an impaired class of equity interests occurs when holders of at least two-thirds in amount of interests of the allowed equity interests of that class that cast ballots for acceptance or rejection of the plan of reorganization vote to accept the plan. Thus acceptance of the Plan by Class 7 (Old KCS Common Stock Equity Interests) will occur only if at least two-thirds in amount of the holders of Old KCS Common Stock Equity Interests that timely return their Ballots vote in favor of acceptance.

       A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

       The Proponents may seek to confirm the Plan even if one or more classes of claims or interests do not accept the Plan.

                                      XII.

                            CONFIRMATION OF THE PLAN

       Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

A.     CONFIRMATION HEARING

       Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the Confirmation Hearing has been scheduled for January 30 and 31, 2001, at 9:00 a.m., Eastern Time, in the United States Bankruptcy Court for the District of Delaware, 8241 North Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any adjournment thereof.

       Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, set forth the name of the objectant, the nature and amount of Claim or Equity Interest held or asserted by the objectant against the Debtors' estates or property, the basis for the objection and the specific grounds therefor, and be filed with the Bankruptcy Court, with a copy to chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges LLP, Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, Attention: Michael P. Kessler, Esq.; (ii) The Bayard Firm, Attorneys for the Debtors, 222 Delaware Avenue, Suite 900, Wilmington, Delaware 19899, Attention: Neil B. Glassman, Esq.; (iii) Gibson, Dunn & Crutcher, LLP, Attorneys for the Official Committee of Unsecured Creditors, 200 Park Avenue, New York, New York 10166, Attention: D. J. Baker, Esq.; (iv) Saul, Ewing, Remick & Saul LLP, 222 Delaware Avenue, Suite 1200, Wilmington, Delaware 19801, Attention: Norman L. Pernick, Esq.; (v) Andrews & Kurth LLP 850 Third Avenue, 7th Floor, New York, New York



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

10022, Attention: Peter Goodman, Esq.; and (vi) The United States Trustee for the District of Delaware, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, Pennsylvania 19106, Attention: Frank Perch, Esq., so as to be received no later than 4:00 P.M., Eastern Time, on January 5, 2001.

       Objections to confirmation of the Plan are governed by Federal Rule of Bankruptcy Procedure 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.     REQUIREMENTS FOR CONFIRMATION OF THE PLAN

       At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan (a) is accepted by all impaired Classes of Claims and Equity Interests or, if rejected by an impaired Class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such Class, (b) is feasible, and (c) is in the "best interests" of holders of Claims and Equity Interests impaired under the Plan.

       1.     Fair and Equitable Test

              The Debtors may seek to confirm the Plan notwithstanding the nonacceptance of the Plan by any impaired Class of Claims or Equity Interests entitled to vote on the Plan. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each dissenting impaired Class. The Proponents believe that Claims in Classes 4 and 5 and Equity Interests in Classes 7 and 8 are impaired by the Plan. A plan does not discriminate unfairly if the legal rights of a dissenting impaired class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting impaired class and if no class receives more than it is entitled to for its claims or equity interests. The Proponents believe that the Plan satisfies this requirement.

       The Bankruptcy Code establishes different "fair and equitable" tests for secured claims, unsecured claims and equity interests, as follows:

             (a)    Secured Claims

                    Either (i) each holder of an impaired secured claim (x) retains the liens securing such claim to the extent of the allowed amount of such claim and (y) receives on account of such claim deferred cash payments totaling at least the allowed amount of such claim with a present value as of the effective date at least equal to the value of such holder's interest in the estate's interest in the property securing its liens; (ii) property subject to the lien of the impaired creditor is sold free and clear of that lien, with the lien attaching to the proceeds of the sale, and the lien proceeds treated in accordance with clauses (i) or (iii) hereof, or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under the Plan.

              (b)    Unsecured Claims

                     Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan on account of such junior claims or interests.

              (c)    Equity Interests

                     Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such interest or (y) the value of the interest, or (ii) the holders of interests that are junior to the stock will not receive or retain any property under the plan on account of such junior interest.

                     The Proponents believe that the Plan may be confirmed on a nonconsensual basis if the holders of any Class of Claims or Equity Interests entitled to vote on the Plan votes to reject the Plan (provided at least one impaired Class of Claims votes to accept the Plan). If appropriate, the Proponents will demonstrate at the Confirmation Hearing that the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code as to any non-accepting class.

       2.     Feasibility

              The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor. For purposes of determining whether the Plan meets this requirement, the Proponents have analyzed the Debtors' ability to meet their obligations under the Plan. Based upon such analysis, the Proponents believe that the Debtors will have sufficient assets to satisfy their obligations under the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization.

       3.     "Best Interests" Test

              With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each such holder either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

              This analysis requires the Bankruptcy Court to determine what the holders of Allowed Claims and Allowed Equity Interests in each impaired class would receive from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The cash amount that would be available for the satisfaction of Claims and Equity Interests of the Debtors would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the costs and expenses of the liquidation and by such additional administrative and priority claims that may



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

result from the termination of the Debtors' businesses and the use of Chapter 7 for the purposes of liquidation.

              The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors, accountants and costs and expenses of members of any official committees that are allowed in the Chapter 7 case. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by the Debtors during the pendency of the Chapter 11 Cases. All of these types of Claims (and such other claims which may arise in the liquidation case or result from the pending Chapter 11 Cases) would be required to be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

              To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties (after subtracting the amounts attributable to the types of claims described above) is then compared with the present value offered to such classes of Claims and Equity Interests under the Plan.

              After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including: (a) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the potential erosion in value of assets in a Chapter 7 case in the context of the liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail; and (c) the adverse effects on the salability of aspects of the Debtors' operations as a result of the departure of key employees, the Proponents believe that confirmation of the Plan will provide each holder of an Allowed Claim or Allowed Equity Interest with not less than the amount it would receive pursuant to liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

              The Proponents also believe that the value of any distributions from the liquidation proceeds to each class of allowed claims in a Chapter 7 case could be less than the value of distributions under the Plan because such distributions in a Chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation were necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged.

              The Proponents' Liquidation Analysis is attached hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors' assets assuming a Chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estate. The Liquidation Analysis is based on reserve reports prepared by Netherland, Sewell & Associates and provided by the Debtors. The Proponents do not make any representation that such reserve reports are accurate, and the Proponents have employed independent experts to review such reports. The Proponents reserve



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the right to contest the validity or accuracy of such reserve reports at the
Confirmation Hearing, and to the extent that the Bankruptcy Court may determine that such reserve reports are inaccurate or incomplete, the Liquidation Analysis may be amended. Because it is based on information provided by the Debtors, the Proponents view the Liquidation Analysis as a "best case" analysis of the value of the Debtors' oil and gas reserves, and on this basis the Proponents: (i) believe that upon liquidation of the assets of the Debtors, no distributions would be made to holders of Equity Interests; and (ii) believe that creditors will receive or retain under the Plan on account of their claims, property of a value that is not less than creditors would receive if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

              Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis.

              Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The Chapter 7 liquidation period is assumed to be a period of six months. This period would allow for the collection of receivables, selling of assets, and the winding down of operations.

                                      XIII.

                          ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

       The Proponents have evaluated alternatives to the Plan, including the liquidation of the Debtors. After studying these alternatives, the Proponents have concluded that the Plan is the best alternative and will maximize recoveries by parties in interest, assuming confirmation of the Plan. The following discussion provides a summary of the Proponents' analysis leading to their conclusion that a liquidation or alternative plan of reorganization would not provide the highest value to parties in interest.

A.     LIQUIDATION UNDER CHAPTER 7

       If no plan of reorganization can be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code in which one or more trustees would be elected or appointed to liquidate the assets of the Debtors for distribution to its creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Allowed Interests is set forth in the preceding Section XII.B.3. The Debtors believe that liquidation under Chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan, (ii) no distributions being made to holders of Senior Subordinated Note Claims or Equity Interests, and (iii) the failure to realize the greater going concern value of the Debtors' assets.



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

B.     ALTERNATIVE PLAN OF REORGANIZATION

       If the Plan is not confirmed, the Debtors or the Proponents could attempt to formulate a different plan, or any party in interest may attempt to formulate its own plan. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. The Proponents believe that the Plan, as described herein, enables holders of Claims and Equity Interests to realize the greatest recovery under the circumstances. In a liquidation under Chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, probably resulting in somewhat greater recoveries than under Chapter 7. Further, if a trustee were not appointed, because one is not required in a Chapter 11 case, the expenses for professional fees would most likely be lower than in a Chapter 7 case. Although preferable to a Chapter 7 liquidation, the Proponents believe that a liquidation under Chapter 11 is a much less attractive alternative to holders of Claims and Equity Interests than the Plan because the return to holders of Claims and Equity Interests provided for in the Plan is likely to be greater than the returns under a Chapter 11 liquidation.




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



                                      XIV.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.     INTRODUCTION

       THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO HOLDERS OF CLAIMS AND EQUITY INTERESTS AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

       THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR THE HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES THAT MAY BE RELEVANT TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED.

       THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

B.     CONSEQUENCES TO HOLDERS OF CLAIMS

       1.     Realization and Recognition of Gain or Loss in General

              The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to



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

such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

              Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for stock and other property (such as cash and new debt instruments), in an amount equal to the difference between (i) the sum of the amount of any Cash, the issue price of any debt instrument, and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). The treatment of accrued but unpaid interest and amounts allocable thereto varies depending on the nature of the holder's claim and is discussed below.

              Whether or not such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Tax Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury Regulations. One of the most significant factors considered in determining whether a particular debt instrument is a security is the original term thereof. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of ten years or more will be classified as a security, and a debt instrument having an original term of fewer than five years will not. Debt instruments having a term of at least five years but less than ten years are likely to be treated as securities, but may not be, depending upon their resemblance to ordinary promissory notes, whether they are publicly traded, whether the instruments are secured, the financial condition of the debtor at the time the debt instruments are issued and other factors. Each holder of an Allowed Claim should consult his or her own tax advisor to determine whether his or her Allowed Claim constitutes a security for federal income tax purposes.

              Moreover, pursuant to applicable Treasury regulations, consideration received as a result of the consummation of the Plan will be allocated first to accrued interest on the claim exchanged pursuant to the Plan. In general, to the extent any amount received (whether stock, cash or other property) by a holder of a debt instrument is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of a claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

       2. Holders of Allowed Administrative Expense Claims (Unclassified), Professional Compensation and Reimbursement Claims (Unclassified) and Other Priority Claims (Class 1)

              Holders of Allowed Administrative Expense Claims, Allowed Professional Compensation and Reimbursement Claims and Allowed Other Priority Claims generally will be



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

paid in full in Cash on, or subsequent to, the Effective Date. Such holders must include such amounts in their gross income in the taxable year in which such amounts are actually or constructively received by them.

       3.     Holders of Secured Bank Claims (Class 2)

              In general, a holder of an Allowed Secured Bank Claim will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the Allowed Secured Bank Claim and (b) the amount of Cash received. The amount of Cash received in respect of Claims for accrued interest, fees and charges will be taxed as ordinary income, except to the extent previously included in income by a holder under his method of accounting.

       4.     Holders of Other Secured Claims (Class 3)

              Each holder of an Allowed Other Secured Claim will either be paid in full or will have his claim reinstated. If the holder is paid in full, such holder will realize gain or loss in an amount equal to the difference between
(a) the holder's basis in the Allowed Other Secured Claim and (b) the amount of Cash received. As discussed above, amounts received in respect of Claims for accrued interest will be taxed as ordinary income, except to the extent previously included in income by a holder under his method of accounting. If the holder of an Allowed Other Secured Claim has his claim reinstated, there will be no tax consequences as a result thereof.

       5.     Holders of Old Senior Notes (Class 4)

              (a)    Treatment as Recapitalization

              Each holder of an Old Senior Notes Claim will receive Cash, New Notes and Series A Common Stock in exchange for such claim. The Proponents believe that the New Notes will constitute "securities" and that the Old Senior Notes are properly treated as "securities" for federal income tax purposes. Accordingly, the exchange will constitute a recapitalization for federal income tax purposes. The holder will recognize gain, but will not be permitted to recognize any loss, on the exchange up to the amount of Cash received. As discussed above, such a holder will be deemed to be in receipt of interest income for federal income tax purposes to the extent that such holder has not previously included such amounts in income under his method of accounting. The basis in the Old Senior Notes Claim will be allocated between the New Notes and the Series A Common Stock based on their relative fair market values, and the holder's holding period in the New Notes and the Series A Common Stock will include the holding period for the Old Senior Notes Claim.

              If the Old Senior Notes Claim constitutes a security for federal income tax purposes but the New Notes do not, the holder will recognize gain, but will not be permitted to recognize any loss, on the exchange in an amount equal to the difference between (a) the sum of (i) the amount of Cash received,
(ii) the issue price of the New Notes, and (iii) the fair market value of the Series A Common Stock and (b) the holder's adjusted tax basis in the Old Senior Notes Claim, but not in excess of the sum of the amount of Cash and the issue price of the New Notes. The holder would take an initial tax basis in the New Notes equal to the issue price thereof, and the holding period for such notes would begin on the day following the date of the exchange.

              Finally, if the Old Senior Notes Claim does not constitute a security for federal income tax purposes, the holder will recognize gain or loss in an amount equal to the difference between (a) the sum of (i) the amount of Cash received, (ii) the issue price of the New Notes, and (iii) the fair market value of the Series A Common Stock and (b) the holder's adjusted tax basis in the Old Senior Notes Claim. The holder would take an initial tax basis in the New Notes equal to the issue price thereof, and an initial tax basis in the Series A Common Stock equal to the fair market value thereof. The holding period for the New Notes and the Series A Common Stock would begin on the day following the date of exchange.

              (b)    Original Issue Discount

              A debt instrument will be treated as issued with original issue discount (or "OID") if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made on the debt instrument other than payments of "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable (other than in additional debt instruments of the issuer) at least annually at a single fixed rate.

              Because the Old Notes are, and the New Notes will be, publicly traded, the issue price of the New Notes will the fair market value thereof as of the date of the exchange. If such issue price is less than the stated redemption price at maturity of the New Notes, holders will be required to include in income OID calculated on a constant-yield method in advance of the receipt of some or all of the related cash payments. The amount of OID includible by a holder is the sum of the "daily portions" of OID with respect to the New Notes for each day during the taxable year or portion of the taxable year in which the holder held such notes. This amount is referred to as "Accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period is equal to the product of the New Notes' adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less any qualified stated interest allocable to such accrual period. The "adjusted issue price" of a New Note at the beginning of any accrual period is equal to its issue price, increased by the Accrued OID for each prior accrual period and reduced by any payments other than payments of qualified stated interest made on the New Note on or before the first day of the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity of the New Notes (other than qualified stated interest) and the New Notes' "adjusted issue price" at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period.

              Generally, a holder's tax basis in a New Note will be increased by the amount of OID that is included in such holder's income pursuant to the foregoing rules through the day preceding the date of disposition and will be decreased by the amount of any cash payments received in respect of the New Notes other than payments of qualified stated interest.

              (c)    Consequences of Market Discount

              A holder who purchased an Old Senior Note at a discount (the "market discount") from its stated redemption price at maturity where such discount exceeded a specified de minimis amount will be required to include as ordinary income any gain recognized upon the exchange of the Old Senior Notes to the extent of market discount accrued during the period that the holder held the Old Senior Notes. Any additional gain recognized by the holder would be treated in accordance with the rules described above. Any accrued market discount not taken into account at the time of the exchange of the Old Senior Notes will be carried over into the New Notes and the Series A Common Stock. Although there is no authority directly on point, it would be reasonable to allocate such market discount between the New Notes and the Series A Common Stock in accordance with the relative fair market values thereof. If the New Notes are treated as market discount bonds in the hands of a holder, the accrued market discount on the Old Senior Notes that is allocated to the New Notes would be treated as accrued market discount on the New Notes. If the Noteholder disposes of a New Note that is not a market discount bond or Series A Common Stock in a taxable transaction, any gain recognized as a result of such disposition will be treated as ordinary income to the extent of market discount accrued prior to the exchange of the Old Senior Notes but not taken into account at the time of such exchange. Holders are urged to consult their own tax advisors regarding the treatment of accrued market discount on the Old Senior Notes.

       6.     Holders of Old Senior Subordinated Notes Claims (Class 5)

              If a holder's Old Senior Subordinated Notes Claim constitutes a security for federal income tax purposes, and the Series B Common Stock constitutes stock or securities for federal income tax purposes, which, subject to the discussion below relating to the exercise of all of the New KCS Subscription Warrants, the Proponents believe is the proper treatment, the exchange of an interest in the Old Senior Subordinated Note for Series B Common Stock will constitute a recapitalization for federal income tax purposes. In such case, no gain or loss will be recognized by the exchanging holder (except to the extent that such consideration is attributable to accrued and unpaid interest, as discussed above). A holder's basis in the Series B Common Stock will equal its adjusted tax basis in the Old Senior Subordinated Notes Claim, and its holding period in the Series B Common Stock will include the holding period for the Old Senior Subordinated Notes Claim.

              If the Old Senior Subordinated Notes Claim does not constitute a security for federal income tax purposes, the holder will recognize gain or loss in an amount equal to the difference between (a) the fair market value of the Series B Common Stock and (b) the holder's adjusted tax basis in the Old Senior Subordinated Notes Claim. The holder would have an initial tax basis in the Series B Common Stock equal to the fair market value thereof and the holding period for the Series B Common Stock would begin on the day following the date of the exchange.

              A holder in whose hands the Old Senior Subordinated Notes are market discount bonds will be subject to the rules discussed above under XIV.B.5.c ("Consequences of Market Discount").

              The federal income tax treatment of a holder as a result of the exercise of the New KCS Subscription Warrants and the redemption of Series B Common Stock will depend in part on whether all or a portion of such warrants are exercised (and thus whether all or a portion of such stock is redeemed). If all of the New KCS Subscription Warrants are exercised and all of the Series B Common Stock is redeemed, Reorganized KCS may take the position that the Series B Common Stock was never issued for federal income tax purposes. There can be no assurance that such position would be sustained. If such position were sustained, a holder would be required to recognize gain or loss in an amount equal to the difference between (a) the amount realized on the redemption and
(b) the holder's adjusted tax basis in the Old Senior Subordinated Notes Claim. Such gain or loss would be capital gain or loss if such claim were held as a capital asset, and would be long-term capital gain or loss if such claim were held for more than one year.

              If Reorganized KCS does not take this position or if such position is not sustained, assuming that a holder has no other interest in Reorganized KCS, the holder would recognize capital gain or loss on the difference between the amount realized on the redemption and such holder's adjusted tax basis in the Series B Common Stock redeemed. Assuming the Old Senior Subordinated Notes Claim is a security for federal income tax purposes, such gain or loss would be long-term capital gain or loss if the combined holding period for such claim and the Series B Common Stock redeemed exceeds one year.

              If any or all of the New KCS Subscription Warrants are exercised and Reorganized KCS redeems a portion of a holder's shares of Series B Common Stock, the proceeds from such redemption generally will be treated as a dividend, rather than as a sale or exchange, unless the transaction is "not essentially equivalent to a dividend" or the holder (a) owns less than 50% of the total combined voting power of Reorganized KCS and (b) experiences a greater than 20% reduction in voting power as a result of the transaction (the "substantially disproportionate test"). A holder will satisfy the "not essentially equivalent to a dividend" test if, based on all of the facts and circumstances, such redemption results in a "meaningful reduction" in the holder's interest in Reorganized KCS. If a holder satisfies either of the "substantially disproportionate" or "not essentially equivalent to a dividend" tests with respect to a redemption of Series B Common Stock, subject to the market discount rules discussed above under XIV.B.5.c ("Consequences of Market Discount"), such holder will recognize capital gain or loss equal to the difference between the amount realized on the redemption and the holder's adjusted tax basis in the Series B Common Stock. Assuming the Old Senior Subordinated Notes Claim is a security for federal income tax purposes, such gain or loss will be long-term capital gain or loss if the combined holding period for such claim and the Series B Common Stock redeemed exceeds one year.

              If the proceeds of the redemption are treated as a dividend, a holder will be taxed at ordinary income rates on the gross amount received to the extent such amount is paid out of Reorganized KCS' current and accumulated earnings and profits. If the amount a holder received exceeds its pro rata share of Reorganized KCS' earnings and profits, such amount will first be applied to reduce the holder's adjusted tax basis in its remaining shares of Series B Common Stock, and then will be treated as gain from the sale of such shares. The holder will not be permitted to recognize any loss, and the holder's basis in the shares redeemed will be added to its basis in its remaining shares.

              Reorganized KCS may take the position that, to the extent the New KCS Warrants are exercised, the portion of the Series B Common Stock redeemed will not be treated as stock or securities. Even if Reorganized KCS does not take such position, it is possible that the IRS will assert that the exchange of an Old Senior Subordinated Notes Claim for Series B Common Stock and the redemption of a portion of such stock should be treated as part of the same transaction for federal income tax purposes. If the transactions are so characterized, a holder will be required to recognize any gain, but will not be permitted to recognize any loss, on the exchange of the Old Senior Subordinated Notes Claim up to the amount of the cash ("boot") received in the redemption. The same "substantially disproportionate" or "meaningful reduction in interest" tests will apply to determine the appropriate tax treatment of the boot. If the redemption satisfies either the "substantially disproportionate" or "meaningful reduction in interest" test, the holder will receive capital gains treatment with respect to the cash received. If neither test is satisfied, the cash received in the redemption will be taxable to the holder as a dividend as described above.

              The conversion of unredeemed shares of Series B Common Stock into an equal number of shares of Series A Common Stock will not be a taxable event to either the holders of such stock or Reorganized KCS.

       7.     Holders of Allowed General Unsecured Claims (Class 6)

              Holders of Allowed General Unsecured Claims (Class 6) whose claims are not due and payable at the Effective Date will be unimpaired and their obligations will be payable in accordance with their terms. No tax consequences will be realized by the holder of such a claim. In the case of a claim that is due as of the Effective Date, such claim will be paid in full in Cash and the tax treatment to the holder of such a claim will depend upon the nature of the claim, e.g., the holder of a claim for wages would realize ordinary income upon payment of such claim, the holder of a claim for money loaned would not recognize any gain or loss except to the extent that he had previously claimed a deduction for worthlessness of such obligation, and the holder of a claim for payment in respect of the sale of property constituting a capital asset might, depending upon the circumstances, be eligible for long term capital gains treatment. Holders of such claims should consult with their own tax advisors.

       8.     Holders of Old KCS Common Stock Equity Interests (Class 7)

              Holders of Old KCS Common Stock Equity Interests will not recognize gain or loss as a result of the exchange of such interests for either shares of Series A Common Stock or the New KCS Subscription Warrants. A holder's basis in the Series A Common Stock or a New KCS Subscription Warrant will equal the holder's adjusted tax basis in the Old KCS Common Stock Equity Interest exchanged therefor, and the holding period in such stock or such warrant will include the holding period in such equity interest exchanged therefor. The expiration of a New KCS Subscription Warrant should generally result in a long-term capital loss equal to the holder's tax basis in the New KCS Subscription Warrant if the holder's combined holding period in the Old KCS Common Stock Equity Interest and the New KCS Subscription Warrant is more than one year at the time of the expiration.

              In the event that holders of Old KCS Common Stock Equity
Interests receive no property on account of such interests (i.e., if such holders reject the Plan and the Plan is confirmed), a holder would generally recognize a capital loss equal to the holder's adjusted tax basis in the Old KCS Common Stock Equity Interests, which would be a long term capital loss if such interest were held for more than one year at the Effective Date.

       9. Holders of Old KCS Warrants Equity Interests and Old Employee and Director Stock Option Plan Equity Interests (Class 8)

              Holders of Old KCS Warrants Equity Interests will recognize a loss upon confirmation of the Plan equal to the adjusted basis in such Warrant for federal income tax purposes. Assuming that stock issuable on the exercise of the Warrant would have constituted a capital asset in the hands of such a holder, then such holder's loss will be a capital gain or loss, long term or short term depending upon the holders holding period for such Warrant. Holders of Old KCS Warrants Equity Claims should consult their own tax advisors.

              Holders of Old Employee and Director Stock Option Plan Equity Interests will not realize or recognize any gain or loss for federal income tax purposes as a result of the implementation of the Plan.

       10.    Withholding

              All distributions to holders of Claims under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C.     CONSEQUENCES TO DEBTORS OR REORGANIZED DEBTORS

       1.     Discharge-of-Indebtedness Income Generally

              In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income which must be included in a debtor's income for federal income tax purposes, unless, in accordance with section 108(e)(2) of the Tax Code, payment of the liability would have given rise to a deduction. A corporate debtor that issues its own stock or its own debt in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock or the issue price of new debt issued is less than the adjusted issue price of the old debt. COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules").

              Pursuant to the Plan, Administrative Expense Claims, Professional Compensation and Reimbursement Claims, Priority Tax Claims, Other Priority Claims, Secured Bank Claims and General Unsecured Claims generally will be paid in full and, therefore, treatment of such Claims should not give rise to COD income. With respect to other Claims, there could be COD income if such Claims are not satisfied in full. The Proponents believe that consummation of the Plan may give rise to COD income that will be excluded from gross income as described above, but would reduce attributes as described below. However, the Proponents do not believe that such attribute reduction will have a material adverse effect on the Reorganized Debtors.

       2.     Attribute Reduction

              The relief accorded to COD income by the bankruptcy exclusion rules is not without cost. If a taxpayer excludes COD income because of the bankruptcy exclusion rules, it is required to reduce prescribed tax attributes in the following order and at the following rates: (i) net operating losses ("NOLs") for the taxable year of the discharge and NOL carryovers to such taxable year, dollar for dollar; (ii) general business credit carryovers, 33-1/3 cents for each dollar of excluded income; (iii) the minimum tax credit available under section 53(b) of the Tax Code as of the beginning of the taxable year immediately following the taxable year of the discharge, 33-1/3 cents for each dollar of excluded income; (iv) any capital losses for the taxable year of the discharge and any capital loss carryovers to such taxable year, dollar for dollar; (v) the basis of the taxpayer's assets, both depreciable and nondepreciable, dollar for dollar, but the basis cannot be reduced below an amount based on the taxpayer's aggregate liabilities immediately after the discharge; (vi) passive activity loss or credit carryovers of the taxpayer under section 469(b) of the Tax Code from the taxable year of the discharge, dollar for dollar in the case of loss carryovers and 33-1/3 cents for each dollar of excludable income in the case of any passive activity credit carryovers; and
(vii) foreign tax credit carryovers, 33-1/3 cents for each dollar of excluded income. However, under section 108(b)(5) of the Tax Code the taxpayer may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first, without regard to the "aggregate liabilities" limitation. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Reorganized Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liability does not apply. It is not clear whether, in the case of affiliated corporations filing a consolidated return (such as the Debtors or Reorganized Debtors), the attribute reduction rules apply separately to the particular corporation whose debt is being discharged, and not to the entire group without regard to the identity of the debtor. The Proponents do not expect the Debtors or the Reorganized Debtors to make the election to reduce the basis of their depreciable assets first under section 108(b)(5) of the Tax Code.

       3.     Utilization of Net Operating Loss Carryovers

              In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in section 382 of the Tax Code limit the utility of NOLs on an annual basis to the product of the fair market value of the corporate entity immediately before the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the "long-term tax-exempt rate." The long-term tax-exempt rate as of the date of this Disclosure Statement is 5.75%. In any given year, this limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and the carryover of unused section 382 limitations from prior years.

              On the other hand, if at the date of an ownership change the adjusted basis for federal income tax purposes of a debtor's assets exceed the fair market value of such assets by prescribed amounts, (a "net unrealized built-in loss") then, upon the realization of such built-in losses during a five-year period beginning on the date of the ownership change, such losses are treated as if they were part of the net operating loss carryover, rather than the current deduction, and are also subject to the section 382 limitation.

              During the last three years, there have been a number of shifts in the ownership of the Debtors' stock. The Proponents do not believe that those owner shifts gave rise to any section 382 change of ownership which would limit the utilization of the Debtors' net operating loss carryovers prior to implementation of the Plan. However, the Proponents believe that implementation of the Plan will create a section 382 change of ownership.

              The harsh effects of the ownership change rules can be ameliorated by an exception that applies in the case of reorganizations under the Bankruptcy Code. Under the so-called "Section 382(l)(5) bankruptcy exception" to section 382 of the Tax Code, if the reorganization results in an exchange by qualifying creditors and stockholders of their claims and interests for at least 50% of the debtor's stock (in vote and value), then the general ownership change rules will not apply. Instead, the debtor will be subject to a different tax regime under which the NOL is not limited on an annual basis, but is reduced by the amount of interest deductions claimed during the three taxable years, in respect of debt converted into stock in the reorganization. Moreover, if the Section 382(l)(5) bankruptcy exception applies, any further ownership change of the debtor within a two-year period will result in forfeiture of all of the debtor's NOLs incurred prior to the date of the second ownership change.

              If the debtor would otherwise qualify for the Section 382(l)(5) bankruptcy exception, but the NOL reduction rules mandated thereby would greatly reduce the NOL, the debtor may elect instead to be subject to the annual limitation rules of section 382 of the Tax Code, but be permitted to value the equity of the corporation for purposes of applying the formula by using the value immediately after the ownership change (by increasing the value of the old loss corporation to reflect any surrender or cancellation of creditors' claims) instead of immediately before the ownership change (the "Section 382(l)(6) limitation"). Alternatively, if the debtor does not qualify for the Section 382(l)(5) bankruptcy exception, the utility of its NOL would automatically be governed by the Section 382(l)(6) limitation.

              Because the Proponents believe that an insufficient number of the holders of the Old Senior Note Claims and the Old Senior Subordinated Note Claims are "qualifying creditors" for purposes of Section 382(l)(5), the Proponents anticipate that the ownership change will be governed by the Section 382(l)(6) limitation.

              Based on the Debtors' returns as filed and upon estimates for the current taxable year, the Proponents believe that the Debtors will have an NOL in excess of $240 million. The Proponents do not believe that the Debtors will have a net unrealized built-in loss as of the ownership change arising from implementation of the Plan. However, the amount of the NOL could be reduced or eliminated because of audit adjustments by the IRS that result from IRS examinations of the Debtors' returns, or any COD income as a result of the attribute reduction rules discussed above in Section XIV.C.2, "Certain Federal Income Tax Consequences of the Plan - Consequences to Debtors or Reorganized Debtors - Attribute Reduction." In addition, depending upon the valuation placed on the Debtors' assets, the Debtors could have a net unrealized built-in loss.

              Holders of Claims should note, however, that the amount of NOLs available to the Debtors or Reorganized Debtors is based on factual and legal issues with respect to which there can be no certainty. The actual annual utility of the NOL carryovers will be determined by actual market value and the actual long-term tax-exempt rate at the date of reorganization and may be different from amounts described herein.

              The Proponents believe that the New KCS Subscription Warrants also may have an impact on the treatment of the Series B Common Stock as stock, and therefore possibly alter the impact of Section 382 on the ability of the Debtors or the Reorganized Debtors to utilize their NOLs from the treatment described above, depending upon whether such New KCS Subscription Warrants actually are exercised. If the New KCS Warrants are exercised, Reorganized KCS may be able to take the position that the Series B Common Stock redeemed upon such exercise should not be treated as issued stock for purposes of determining whether an ownership change within the meaning of Section 382 had occurred. Accordingly, if all or sufficient amount of such New KCS Warrants are exercised, Reorganized KCS could take the position that no ownership change had occurred with respect to its stock, with the result that the Debtors' or Reorganized Debtors' ability to utilize their NOLs would not be subject to limitation.

       4.     Consolidated Return Items

              The confirmation of the Plan may result in the recognition of income or loss attributable to the existence of deferred intercompany transactions, excess loss accounts or similar items. The Proponents, however, do not believe that the consequence of such items (if any) would have a material effect on the Debtors.

       5.     Alternative Minimum Tax

              A corporation is required to pay alternative minimum tax to the extent that 20% of alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Reorganized Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Reorganized Debtors' consolidated group in future years that is otherwise offset by NOLs.

                                       XV.

                          CONCLUSION AND RECOMMENDATION

       The Proponents believe that the Plan is in the best interests of all Creditors and holders of Equity Interests and urge the holders of all Claims and Equity Interests who receive ballots to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be actually received on or before 10:00 p.m., Eastern Time, on January 5, 2001.

Dated:     Wellesley, Massachusetts
           October 26, 2000

                                        Respectfully submitted,

                                        THE OFFICIAL COMMITTEE OF UNSECURED
                                        CREDITORS OF KCS ENERGY, INC., ET AL.


                                        By:               /s/
                                           ---------------------------------
                                           Name:   Kathy Lee
                                           Title:  Chairperson

Dated:     New York, New York
           October 26, 2000

                                        CREDIT SUISSE FIRST BOSTON CORPORATION


                                        By:               /s/
                                           ---------------------------------
                                           Name:  David Matlin
                                           Title: Managing Director

                                    EXHIBIT A

                             PLAN OF REORGANIZATION

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


In re:                                           Chapter 11

KCS ENERGY, INC., PROLIQ, INC., KCS              Case No. 00-0028 (PJW) and
ENERGY MARKETING, INC., KCS                      Case Nos. 00-0310 (PJW) through
RESOURCES, INC. A/K/A KCS MOUNTAIN               00-0318 (PJW)
RESOURCES, INC., KCS MEDALLION
RESOURCES, INC., MEDALLION CALIFORNIA            JOINTLY ADMINISTERED
PROPERTIES, INC., MEDALLION GAS
SERVICES, INC., KCS ENERGY SERVICES,
INC., KCS MICHIGAN RESOURCES, INC. AND
NATIONAL ENERDRILL CORP.,

Debtors.



      SECOND AMENDED DISCLOSURE STATEMENT FOR SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE PROPOSED BY THE OFFICIAL
  COMMITTEE OF UNSECURED CREDITORS AND CREDIT SUISSE FIRST BOSTON CORPORATION

GIBSON, DUNN & CRUTCHER LLP                          ANDREWS & KURTH LLP
D.J. Baker                                           Peter S. Goodman
200 Park Avenue                                      850 Third Avenue, 7th Floor
New York, New York 10166                             New York, New York  10022
(212) 351-4000                                       (212) 850-2800`

GIBSON, DUNN & CRUTCHER LLP                          ANDREWS & KURTH LLP
Michael A. Rosenthal                                 Hugh M. Ray
James M. Schober                                     600 Travis, Suite 4200
2100 McKinney Avenue, Suite 1100                     Houston, Texas  77002
Dallas, Texas  75201                                 (713) 220-4200
(214) 698-3100
                                                     ATTORNEYS FOR CREDIT SUISSE
ATTORNEYS FOR THE OFFICIAL                           FIRST BOSTON CORPORATION
COMMITTEE OF UNSECURED CREDITORS

                                TABLE OF CONTENTS

                                                                            PAGE


Article I DEFINITIONS........................................................1

        1.1    Administrative Expense Claim..................................1

        1.2    Allowed.......................................................2

        1.3    Bankruptcy Code...............................................2

        1.4    Bankruptcy Court..............................................2

        1.5    Bankruptcy Rules..............................................2

        1.6    Benefit Plans.................................................2

        1.7    Business Day..................................................2

        1.8    Cash..........................................................2

        1.9    Chapter 11 Cases..............................................2

        1.10   Claim.........................................................2

        1.11   Class.........................................................3

        1.11a  Class 7 Election Form.........................................3

        1.12   Collateral....................................................3

        1.13   Commencement Date.............................................3

        1.14   Confirmation Date.............................................3

        1.15   Confirmation Hearing..........................................3

        1.16   Confirmation Order............................................3

        1.17   Creditors' Committee..........................................3

        1.18   CSFB..........................................................3

        1.19   Debtors.......................................................4

        1.20   Debtors in Possession.........................................4

        1.21   DIP Cash Collateral Order.....................................4

        1.22   Disclosure Statement..........................................4

        1.23   Disputed......................................................4

        1.24   Distribution Record Date......................................4

        1.25   Effective Date................................................4

        1.26   Equity Interest...............................................4

        1.27   Exercise Deadline Date........................................4

        1.28   Exit Facility Commitment......................................5

                                TABLE OF CONTENTS
                                  (CONTINUED)


                                                                            PAGE


        1.29   Final Order...................................................5

        1.30   General Unsecured Claim.......................................5

        1.31   Indenture Trustees............................................5

        1.32   KCS5

        1.33   Lien..........................................................5

        1.34   Medallion Facility............................................5

        1.35   New Credit Facility...........................................6

        1.36   New Employee and Director Stock Option Plan...................6

        1.37   New Indenture.................................................6

        1.38   New KCS Common Stock..........................................6

        1.39   New KCS Subscription Warrants.................................6

        1.40   New Notes.....................................................6

        1.41   Noteholder Agreement..........................................6

        1.42   Old Bank Lenders..............................................6

        1.43   Old Employee and Director Stock Option Plans..................6

        1.44   Old Indentures................................................6

        1.45   Old Indenture Trustees........................................6

        1.46   Old KCS Common Stock..........................................6

        1.47   Old KCS Warrants..............................................7

        1.48   Old Senior Notes..............................................7

        1.49   Old Senior Indenture..........................................7

        1.50   Old Senior Indenture Trustee..................................7

        1.51   Old Senior Subordinated Notes.................................7

        1.52   Old Senior Subordinated Indenture.............................7

        1.53   Old Senior Subordinated Indenture Trustee.....................7

        1.54   Old Notes.....................................................7

        1.55   Other Priority Claim..........................................7

        1.56   Other Secured Claim...........................................7

        1.57   Plan..........................................................7

        1.58   Plan Supplement...............................................7

                                TABLE OF CONTENTS
                                  (CONTINUED)


                                                                            PAGE

        1.59   Priority Tax Claim............................................7

        1.60   Proponents....................................................7

        1.61   Pro Rata Share................................................8

        1.62   Registration Rights Agreement.................................8

        1.63   Reorganized Debtors...........................................8

        1.64   Reorganized Debtors' By-laws..................................8

        1.65   Reorganized Debtors' Certificates of Incorporation............8

        1.66   Reorganized KCS...............................................8

        1.67   Reorganized KCS By-laws.......................................8

        1.68   Reorganized KCS Certificate of Incorporation..................8

        1.69   Resources Facility............................................8

        1.70   Secured Bank Claims...........................................8

        1.71   Secured Claim.................................................9

        1.72   Series A Common Stock.........................................9

        1.73   Series B Common Stock.........................................9

        1.74   Subscription and Redemption Price.............................9

Article II TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX
        CLAIMS UNDER BANKRUPTCY CODE SECTIONS 507(a)(1), 507(a)(2) and
        507(a)(8)...........................................................10

        2.1    Administrative Expense Claims................................10

        2.2    Professional Compensation and Reimbursement Claims...........10

        2.3    Priority Tax Claims..........................................10

Article III CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS...................11

Article IV PROVISIONS FOR TREATMENT OF  CLAIMS AND EQUITY INTERESTS.........11

        4.1    Other Priority Claims (Class 1)..............................11

        4.2    Secured Bank Claims (Class 2)................................12

        4.3    Other Secured Claims (Class 3)...............................12

        4.4    Old Senior Notes Claims (Class 4)............................12

        4.5    Old Senior Subordinated Notes Claims (Class 5)...............13

        4.6     General Unsecured Claims (Class 6)..........................13

                                TABLE OF CONTENTS
                                  (CONTINUED)


                                                                            PAGE

        4.7    Old KCS Common Stock Equity Interests (Class 7)..............13

        4.8    Old KCS Warrants Equity Interests and Old Employee and
               Director Stock Option Plans Equity Interests (Class 8).......14

Article V IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED;
        ACCEPTANCE OR REJECTION OF THIS PLAN OF REORGANIZATION..............14

        5.1    Holders of Claims and Equity Interests Entitled to Vote......14

Article VI MEANS OF IMPLEMENTATION..........................................15

        6.1    New Credit Facility..........................................15

        6.2    Authorization of New Securities..............................15

        6.3    Issuance of New Securities...................................15

        6.4    Cancellation of Existing Securities and Agreements...........15

        6.5    Corporate Action.............................................16

        6.6    Confirmation Under Section 1129(b) of the Bankruptcy Code....17

Article VII PROVISIONS GOVERNING DISTRIBUTIONS..............................17

        7.1    Date of Distributions........................................17

        7.2 Distribution Record Date for Holders of Old Senior Notes Claims, Old Senior Subordinated Notes Claims, and old KCS
               Common Stock Equity Interests................................17

        7.3    Surrender of Instruments.....................................18

        7.4    Compensation of Professionals and the Indenture Trustees'
               Fees.........................................................18

        7.5    Delivery of Distributions....................................18

        7.6    Manner of Payment Under the Plan.............................19

        7.7    Fractional Shares............................................19

        7.8    Distributions After Effective Date...........................19

        7.9    Exculpation..................................................19

        7.10   Retention of Causes of Action................................20

Article VIII PROCEDURES FOR TREATING DISPUTED  CLAIMS UNDER PLAN OF
        REORGANIZATION......................................................20

        8.1    Disputed Claims..............................................20

        8.2    Objections to Claims.........................................21

        8.3    No Distributions Pending Allowance...........................21

                                TABLE OF CONTENTS
                                  (CONTINUED)


                                                                            PAGE

        8.4    Distributions After Allowance................................21

Article IX PROVISIONS GOVERNING EXECUTORY  CONTRACTS AND UNEXPIRED
        LEASES..............................................................21

Article X CONDITIONS PRECEDENT TO EFFECTIVE DATE............................22

        10.1   Conditions Precedent to Effective Date of Plan...............22

        10.2   Waiver of Conditions Precedent...............................22

Article XI EFFECT OF CONFIRMATION...........................................22

        11.1   Vesting of Assets............................................22

        11.2   Binding Effect...............................................22

        11.3   Discharge of Debtors.........................................23

        11.4   Term of Injunctions or Stays.................................23

        11.5   Indemnification Obligations..................................23

        11.6   Limited Release..............................................24

Article XII RETENTION OF JURISDICTION.......................................24

Article XIII MISCELLANEOUS PROVISIONS.......................................26

        13.1   Payment of Statutory Fees....................................26

        13.2   Retiree Benefits.............................................26

        13.3   Benefit Plans................................................26

        13.4   Administrative Expenses Incurred After the Confirmation
               Date.........................................................26

        13.5   Compliance with Tax Requirements.............................26

        13.6   Severability of Plan Provisions..............................27

        13.7   Governing Law................................................27

        13.8   Notices......................................................27

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                                               Chapter 11

KCS ENERGY, INC., PROLIQ, INC., KCS ENERGY           Case No. 00-0028 (PJW) and
MARKETING, INC., KCS RESOURCES, INC. A/K/A KCS       Case Nos. 00-0310 (PJW) through
MOUNTAIN RESOURCES, INC., KCS MEDALLION              00-0318 (PJW)
RESOURCES, INC., MEDALLION CALIFORNIA
PROPERTIES, INC., MEDALLION GAS SERVICES, INC.,      JOINTLY ADMINISTERED
KCS ENERGY SERVICES, INC., KCS MICHIGAN
RESOURCES, INC. AND NATIONAL ENERDRILL CORP.,

Debtors.


                SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER
                CHAPTER 11OF THE BANKRUPTCY CODE PROPOSED BY THE
                  THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
                   AND CREDIT SUISSE FIRST BOSTON CORPORATION

       The Official Committee of Unsecured Creditors (the "Creditors' Committee") appointed in the jointly administered chapter 11 cases of KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc., KCS Resources, Inc. a/k/a/ KCS Mountain Resources, Inc., KCS Medallion Resources, Inc., Medallion California Properties, Inc., Medallion Gas Services, Inc., KCS Energy Services, Inc., KCS Michigan Resources, Inc. and National Enerdrill Corp. (collectively, the "Debtors"), together with Credit Suisse First Boston Corporation ("CSFB"), jointly propose the following second amended joint chapter 11 plan under section 1121(a) of title 11 of the United States Code:

                                   Article I
                                  DEFINITIONS

       As used herein, the following terms have the respective meanings specified below:

       1.1 Administrative Expense Claim means any expense or claim allowable in the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

       1.2 Allowed means, with reference to any Claim or Equity Interest, (a) any Claim against the Debtors which has been listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim or Equity Interest allowed hereunder, (c) any Claim or Equity Interest which is not Disputed by the applicable deadline, (d) any Claim or Equity Interest that is compromised, settled or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court or (e) any Claim or Equity Interest which, if Disputed, has been Allowed by Final Order; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" or "Allowed Equity Interests" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim" or "Allowed Claim" shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

       1.3 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

       1.4 Bankruptcy Court means the United States District Court for the District of Delaware having subject matter jurisdiction over the Chapter 11 Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the Bankruptcy Court unit of such District Court under section 151 of title 28 of the United States Code.

       1.5 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and all Local Rules of the Bankruptcy Court applicable to the Chapter 11 Cases.

       1.6 Benefit Plans means all benefit plans, policies and programs sponsored by KCS, including, without limitation, all savings plans and retirement pension plans.

       1.7 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

       1.8    Cash means lawful currency of the United States of America.

       1.9 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code, In re KCS Energy, Inc., et al., Chapter 11 Case No. 00-0028
(PJW) and Case Nos. 00-0310 (PJW) through 00-0318 (PJW) Jointly Administered, currently pending before the Bankruptcy Court.

       1.10 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

       1.11 Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

       1.11a Class 7 Election Form means an election form, which may be included in a form of transmittal letter for shares of Old KCS Common Stock or similar document, to be delivered to holders of Equity Interests in Class 7 promptly following the Distribution Record Date, by which such holders shall be allowed to elect to receive, in respect of their equity interests, either (i)
0.0513 shares of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date; or (ii) New KCS Subscription Warrants evidencing the right to subscribe for one (1) share of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date (without oversubscription rights), at a price equal to the Subscription and Redemption Price. The Class 7 Election Form and the instructions accompanying it shall state that (i) any holder who fails to make a proper and timely election as therein provided shall be deemed to have elected to receive 0.0513 shares of Series A Common Stock per share of Old KCS Common Stock, in lieu of the New KCS Subscription Warrants; and (ii) in the event that the Effective Date of the Plan does not occur on or prior to May 1, 2001, all holders of Old KCS Common Stock Equity Interests shall receive 0.0513 shares of Series A Common Stock per share of Old KCS Common Stock, and the New KCS Subscription Warrants shall not be issued.

       1.12 Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not timely avoided under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

       1.13 Commencement Date means January 18, 2000, the date on which KCS answered the involuntary petition and did not object to entry of the Order for Relief entered in the involuntary Chapter 11 Case No. 00-0028 (PJW) and the date on which the Chapter 11 Cases of each of the Debtors other than KCS commenced.

       1.14 Confirmation Date means the date on which the Bankruptcy Court signs the Confirmation Order.

       1.15 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan as such hearing may be adjourned or continued from time to time.

       1.16 Confirmation Order means the order of the Bankruptcy Court confirming the Plan.

       1.17 Creditors' Committee means the statutory committee of unsecured claim holders appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

       1.18   CSFB means Credit Suisse First Boston Corporation.

       1.19 Debtors means, collectively, KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc., KCS Resources, Inc. a/k/a KCS Mountain Resources, Inc., KCS Medallion Resources, Inc., Medallion California Properties, Inc., Medallion Gas Services, Inc., KCS Energy Services, Inc., KCS Michigan Resources, Inc. and National Enerdrill Corp.

       1.20 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101(1), 1107(a) and 1108 of the Bankruptcy Code.

       1.21 DIP Cash Collateral Order means the Order Authorizing and Restricting the Use of Cash Collateral and Granting Adequate Protection, dated and entered by the Bankruptcy Court on the Commencement Date and providing for, among other things, the Debtors' use of cash collateral of the lenders thereto, designating Canadian Imperial Bank of Commerce as agent.

       1.22 Disclosure Statement means the Proponents' second amended disclosure statement relating to this Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

       1.23 Disputed means, with reference to any Claim, (i) any Claim proof of which was timely and properly filed, and in such case or in the case of an Administrative Expense Claim, any Administrative Expense Claim or Claim which is disputed under the Plan or as to which the Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order; (ii) any Claim proof of which was required to be filed by order of the Bankruptcy Court, but as to which a proof of claim was not timely or properly filed; and (iii) any Claim the liquidation or disposition of which is pending before a court or tribunal of competent jurisdiction as of the Commencement Date.

       1.24 Distribution Record Date means the date set forth in the Confirmation Order as the distribution record date, which shall be no later than 5 Business Days from and after the Confirmation Date.

       1.25 Effective Date means the first Business Day after the Confirmation Order is signed on which the conditions specified in Section 10.1 of the Plan have been satisfied or waived.

       1.26 Equity Interest means any share of common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to subscribe for or otherwise acquire any such interest.

       1.27 Exercise Deadline Date means the earlier of (i) the first Business Day that is at least seventy-five days after the Effective Date and (ii) May 15, 2001.

       1.28 Exit Facility Commitment means an agreement to provide an exit facility in the aggregate principal amount of up to $125 million, or such other amount as may be acceptable to the Proponents, provided by CIBC World Markets Corp., as agent for lenders to be party thereto, or by such other provider as the Proponents may elect, as evidenced by a term sheet and/or a commitment letter from such provider, either or both of which shall be filed at the time of the disclosure statement hearing or with the Plan Supplement.

       1.29 Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, if an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or petition for certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or motion for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Bankruptcy Code section 502(j), Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

       1.30 General Unsecured Claim means any Claim other than a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Old Senior Notes Claim, or Old Senior Subordinated Notes Claim.

       1.31 Indenture Trustees means, when referenced collectively, the indenture trustee of each of the New Indenture, the Old Senior Indenture and the Old Senior Subordinated Indenture.

       1.32   KCS means KCS Energy, Inc., a Delaware corporation.

       1.33 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

       1.34 Medallion Facility means the secured revolving credit facility provided pursuant to the First Amended and Restated Credit Agreement among KCS Medallion Resources, Inc., KCS Energy Services, Inc., KCS Energy, Inc., and Medallion Gas Services, Inc., and Canadian Imperial Bank of Commerce, New York Agency, as Agent, CIBC, Inc., as Collateral Agent and the Lenders Signatory thereto, as to which the aggregate principal amount of indebtedness outstanding was $49,500,688.30 as of the Commencement Date.

       1.35 New Credit Facility means the loan facility to be effected pursuant to the terms of the Exit Facility Commitment, which will be secured by perfected first priority Liens on substantially all of the Reorganized Debtors' assets.

       1.36 New Employee and Director Stock Option Plan means the stock option plan permitting the Reorganized Debtors to grant to their employees and directors options and other rights to acquire shares of Series A Common Stock. The New Employee and Director Stock Option Plan will be substantially in the form contained in the Plan Supplement.

       1.37 New Indenture means the indenture governing the New Notes dated as of the Effective Date. The New Indenture will be substantially in the form contained in the Plan Supplement.

       1.38 New KCS Common Stock means the Series A Common Stock and the Series B Common Stock.

       1.39 New KCS Subscription Warrants means the transferable warrants for the purchase of Series A Common Stock to be issued pursuant to the Plan, which shall be substantially in the form contained in the Plan Supplement.

       1.40 New Notes means the 12% Junior Secured Senior Notes due June 15, 2005 of Reorganized KCS issued pursuant to the New Indenture. The New Notes shall be guaranteed on a senior basis by the other Reorganized Debtors and secured by a second priority Lien on substantially all of the Reorganized Debtors' assets. The New Notes will be substantially in the form contained in the Plan Supplement.

       1.41 Noteholder Agreement means the Agreement in Respect of Restructuring of KCS Energy, Inc. and Affiliates Public Notes, dated December 27, 1999, entered into by and among the Debtors and certain holders of Old Senior Notes and Old Senior Subordinated Notes.

       1.42 Old Bank Lenders means the banks that participated in the Medallion Facility and the Resources Facility.

       1.43 Old Employee and Director Stock Option Plans means the stock option plans permitting KCS to grant options to its employees and directors to acquire shares of Old KCS Common Stock.

       1.44 Old Indentures means, when referenced collectively, the Old Senior Indenture and the Old Senior Subordinated Indenture.

       1.45 Old Indenture Trustees means, when referenced collectively, the Old Senior Indenture Trustee and the Old Senior Subordinated Indenture Trustee.

       1.46 Old KCS Common Stock means the shares of common stock of KCS authorized, issued and outstanding immediately prior to the Effective Date.

       1.47 Old KCS Warrants means all warrants to acquire shares of Old KCS Common Stock.

       1.48 Old Senior Notes means the Series A and Series B 11% Senior Notes due January 15, 2003 issued pursuant to the Old Senior Indenture.

       1.49 Old Senior Indenture means the indenture governing the Old Senior Notes, dated as of January 15, 1996 as amended by the First Supplement dated as of December 2, 1996, and by the Second Supplement dated as of January 3, 1997.

       1.50 Old Senior Indenture Trustee means State Street Bank and Trust Company, or any successor thereto, in its capacity as Indenture Trustee of the Old Senior Indenture.

       1.51 Old Senior Subordinated Notes means the 8.875% Senior Subordinated Notes due January 15, 2008 issued pursuant to the Old Senior Subordinated Indenture.

       1.52 Old Senior Subordinated Indenture means the indenture governing the Old Senior Subordinated Notes, dated as of January 15, 1998.

       1.53 Old Senior Subordinated Indenture Trustee means U.S. Bank, N.A., or any successor thereto, in its capacity as Indenture Trustee of the Old Senior Subordinated Indenture.

       1.54 Old Notes means, when referenced collectively, the Old Senior Notes and the Old Senior Subordinated Notes.


       1.55 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

       1.56 Other Secured Claim means any Secured Claim other than a Secured Bank Claim.

       1.57 Plan means this chapter 11 plan, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

       1.58 Plan Supplement means the forms of documents referenced in the Plan and attached thereto.

       1.59 Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

       1.60   Proponents means the Creditors' Committee and CSFB collectively.

       1.61 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests in such Class.

       1.62 Registration Rights Agreement means the registration rights agreement of Reorganized KCS and the other Reorganized Debtors in favor of 5% holders of securities of the Reorganized Debtors received under the Plan and others. The Registration Rights Agreement will be substantially in the form contained in the Plan Supplement.

       1.63 Reorganized Debtors means KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc., KCS Resources, Inc. a/k/a KCS Mountain Resources, Inc., KCS Medallion Resources, Inc., Medallion California Properties, Inc., Medallion Gas Services, Inc., KCS Energy Services, Inc., KCS Michigan Resources, Inc. and National Enerdrill Corp., in each case on or after the Effective Date.

       1.64 Reorganized Debtors' By-laws means the amended and restated By-laws of Reorganized Debtors, which will be substantially in the form contained in the Plan Supplement.

       1.65 Reorganized Debtors' Certificates of Incorporation means the restated Certificates of Incorporation of Reorganized Debtors, which will be substantially in the form contained in the Plan Supplement.

       1.66 Reorganized KCS means KCS, or any successor thereto by merger, consolidation or otherwise, on or after the Effective Date.

       1.67 Reorganized KCS By-laws means the amended and restated By-laws of Reorganized KCS which will be substantially in the form contained in the Plan Supplement.

       1.68 Reorganized KCS Certificate of Incorporation means the restated Certificate of Incorporation of Reorganized KCS, which will be substantially in the form contained in the Plan Supplement.

       1.69 Resources Facility means the secured revolving credit facility provided pursuant to the First Amended and Restated Credit Agreement among KCS Resources, Inc., KCS Michigan Resources, Inc., and KCS Energy Marketing, Inc., Canadian Imperial Bank of Commerce, New York Agency, as Agent, CIBC, Inc., as Collateral Agent, Bank One, Texas, National Associates, as Co-Agent, Nations Bank of Texas, N.A., as Co-Agent and the Lenders Signatory thereto, as to which the aggregate principal amount of indebtedness outstanding was $57,594,200.60 as of the Commencement Date.

       1.70 Secured Bank Claims means claims and interests in the Debtors arising from the Resources Facility and the Medallion Facility.

       1.71 Secured Claim means any Claim which is secured by a Lien against Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, if such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

       1.72 Series A Common Stock means the series A common stock of Reorganized KCS that is authorized pursuant to the Plan and the Reorganized KCS Certificate of Incorporation, the form of certificates for which shall be substantially similar to the form contained in the Plan Supplement.

       1.73 Series B Common Stock means the series B common stock of Reorganized KCS that is authorized pursuant to the Plan and the Reorganized KCS Certificate of Incorporation, the form of certificates for which shall be substantially similar to the form contained in the Plan Supplement. The Series B Common Stock shall be identical to the Series A Common Stock, except that it shall be subject to redemption out of the proceeds of the exercise of the New KCS Subscription Warrants and any shares of Series B Common Stock that are not so redeemed shall be automatically converted into Series A Common Stock on the twentieth (20th) day after the Exercise Deadline Date.

       1.74 Subscription and Redemption Price means a price per share, stated to the nearest one-tenth of a cent, equal to (i) the outstanding principal and interest (at the non-default rate) on the Old Senior Subordinated Notes as of the Exercise Deadline Date (plus interest on interest to the extent allowed by law) divided by (ii) (A) 29,265,810 minus (B) the number of shares of Series A Common Stock delivered to Class 7 as of the Effective Date as set forth in
Section 4.7.

       Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective
Section in, Article of, Schedule to, or Exhibit to, the Plan. If any description of a security or policy of any of the Debtors in the Plan is inconsistent with the documents governing such security or policy, the description of the governing documents is controlling. The rules of construction contained in section 102 of the Bankruptcy Code apply to the construction of the Plan. A term used herein that is not defined herein, but that is defined in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

                                   Article II

                           TREATMENT OF ADMINISTRATIVE
                         EXPENSE CLAIMS AND PRIORITY TAX
                          CLAIMS UNDER BANKRUPTCY CODE
                   SECTIONS 507(a)(1), 507(a)(2) and 507(a)(8)

       2.1    Administrative Expense Claims.

       Except to the extent any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

       2.2    Professional Compensation and Reimbursement Claims.

       All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is thirty
(30) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim by final order, or as soon thereafter as is practicable, or (ii) upon such other terms as may be mutually agreed upon between such holder of a Professional Compensation and Reimbursement Claim and the Reorganized Debtors.

       2.3    Priority Tax Claims.

       Except to the extent a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax



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
Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, or such other rate as may be determined by the Bankruptcy Court, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                                   Article III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         Claims against and Equity Interests in the Debtors are divided into the following Classes:

         Class 1--Other Priority Claims

         Class 2--Secured Bank Claims

         Class 3--Other Secured Claims

         Class 4--Old Senior Notes Claims

         Class 5--Old Senior Subordinated Notes Claims

         Class 6--General Unsecured Claims

         Class 7--Old KCS Common Stock Equity Interests

         Class 8--Old KCS Warrants Equity Interests and Old Employee and
                  Director Stock Option Plans Equity Interests

                                   Article IV

                           PROVISIONS FOR TREATMENT OF
                           CLAIMS AND EQUITY INTERESTS

         4.1      Other Priority Claims (Class 1).

         On the Effective Date, except to the extent a holder of an Allowed Other Priority Claim agrees to a different treatment of such Allowed Other Priority Claim, each Allowed Other Priority Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Priority Claims not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         4.2      Secured Bank Claims (Class 2).

         The Secured Bank Claims shall be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $107,094,888.90, plus interest accrued, and fees and other charges incurred, but unpaid, since the Commencement Date, minus payments made to the Old Bank Lenders pursuant to the interim and final orders authorizing and restricting the Debtors' use of cash collateral and granting the Old Bank Lenders adequate protection. On the Effective Date, the Reorganized Debtors shall distribute to the agents for the holders of the Secured Bank Claims Cash in an amount necessary to satisfy all of the Secured Bank Claims in full, inclusive of all outstanding and unpaid principal, interest, fees and charges as of the Effective Date.

         4.3      Other Secured Claims (Class 3).

         On the Effective Date, any Allowed Other Secured Claims shall either be
(i) paid in full by the Reorganized Debtors without consideration to any penalty or accelerated amount, or (ii) reinstated.

         4.4      Old Senior Notes Claims (Class 4).

                  The Old Senior Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $166,500,000. On the Effective Date, the Debtors will distribute to the Old Senior Indenture Trustee for the holders of Old Senior Notes, in full satisfaction of the Old Senior Notes Claims and the subordination rights of the holders of such claims, (a) Cash sufficient to pay all accrued and unpaid interest (at the non-default rate) on the Old Senior Notes, plus interest on accrued and unpaid interest in accordance with the Old Senior Indenture to the extent permitted by law, in each case as of the Effective Date; (b) the New Notes; and (c) 750,405 shares of Series A Common Stock.

                  The New Notes will be substantially in the form contained in the Plan Supplement. The New Notes will bear interest at the rate of 12% per annum, will mature on June 15, 2005, and will be guaranteed on a senior basis by all of the Reorganized Debtors other than Reorganized KCS. Reorganized KCS may redeem, at its option, up to 100% in aggregate principal amount of the outstanding New Notes by paying to the holders thereof 102% of the stated principal amount of the New Notes from the Effective Date through June 15, 2001; 101.5% of the stated principal amount from June 16, 2001 through June 15, 2002; 101% of the stated principal amount from June 16, 2002 through June 15, 2003; 100.5% of the stated principal amount from June 16, 2003 through June 15, 2004; and 100% of the stated principal amount from June 16, 2004 through the maturity date; plus, in all cases, accrued and unpaid interest to the redemption date.

                  In accordance with the New Indenture, the New Notes shall be secured by a Lien on substantially all of the assets of the Reorganized Debtors, subject in priority only to the Liens of the lenders under the New Credit Facility, or any refinancing thereof.

                  After the issuance of the shares of Series A Common Stock pursuant to the exercise of the New KCS Subscription Warrants, the redemption of a corresponding number of shares of Series B Common Stock and the conversion of the unredeemed shares of Series B Common Stock into an equal number of shares of Series A Common Stock, the number of shares of New KCS Common Stock outstanding will be 30,018,463, all of which shall be Series A Common Stock.

         4.5      Old Senior Subordinated Notes Claims (Class 5).

                  The Old Senior Subordinated Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $136,094,000. On the Effective Date, the Debtors will distribute to the Old Senior Subordinated Indenture Trustee for the holders of Old Senior Subordinated Notes, in full satisfaction of the Old Senior Subordinated Notes Claims and the subordination rights of the holders of such Claims, the number of shares of Series B Common Stock that is equal to (i) 29,265,810 minus (ii) the number of shares of Series A Common Stock delivered to Class 7 as of the Effective Date as set forth in Section 4.7 below.

                  The shares of the Series B Common Stock that are delivered to the Old Senior Subordinated Indenture Trustee will be issued in the names of the respective holders of the Old Senior Subordinated Notes, or as otherwise directed by such holders. The Series B Common Stock shall be subject to redemption by Reorganized KCS from the proceeds of the exercise of the New KCS Subscription Warrants, with a call therefor on the fifth (5th) day after the Exercise Deadline Date, and any such shares called shall be redeemed at the Subscription and Redemption Price by payment from such proceeds on the twentieth
(20th) day after the Exercise Deadline Date, without interest from the date of the call, as more specifically provided for in Section 4.7. Any shares of Series B Common Stock that are not called for redemption shall automatically be converted into an equal number of shares of Series A Common Stock on the twentieth (20th) day after the Exercise Deadline Date.

         4.6      General Unsecured Claims (Class 6).

         On the Effective Date, except to the extent a holder of an Allowed General Unsecured Claim agrees to a different treatment, each General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed General Unsecured Claims not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof. As of the Commencement Date, the Debtors have estimated the General Unsecured Claims to be approximately $700,000.

         4.7      Old KCS Common Stock Equity Interests (Class 7).

         Each share of Old KCS Common Stock shall be cancelled on the Effective Date. On the Effective Date, holders of record as of the Distribution Record Date of Old KCS Common Stock shall be entitled to receive, in accordance with the elections made by such holders on the Class 7 Election Form, either (i)
0.0513 shares of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date; or (ii)New KCS Subscription Warrants evidencing the right to subscribe for one (1) share of Series A Common Stock for each share of Old KCS Common Stock held by such holder on the Distribution Record Date (without oversubscription rights), at a price equal to the Subscription and Redemption Price.

         The New KCS Subscription Warrants shall be substantially in the form contained in the Plan Supplement. The New KCS Subscription Warrants may be exercised at any time prior to the close of business on the Exercise Deadline Date, at which time they shall expire. On the fifth (5th) day after the Exercise Deadline Date, to the extent funds are available pursuant to the exercise of the New KCS Subscription Warrants, Reorganized KCS shall call for redemption shares of Series B Common Stock at the Subscription and Redemption Price, without interest from the date of the call. In the event that less than all of the shares of Series B Common Stock are called for redemption, such call shall be exercised on a pro rata basis among all holders of Series B Common Stock, in such proportions as necessary to redeem odd lots of Series B Common Stock (i.e., less than 100 shares), or in any other equitable manner, as determined in good faith by the Board of Directors of Reorganized KCS. On the twentieth (20th) day after the Exercise Deadline Date, Reorganized KCS shall make available the funds to pay for the shares of Series B Common Stock called for redemption. Any shares of Series B Common Stock not called for redemption by Reorganized KCS shall automatically be converted into an equal number of shares of Series A Common Stock on the twentieth (20th) day after the Exercise Deadline Date.

         As provided in Section 6.6 below, in the event that Class 7 rejects the Plan and the Plan is confirmed pursuant to Section 1129(b) of the Bankruptcy Code, the holders of Equity Interests in Class 7 shall not receive or retain any property on account of their Equity Interests, to the extent permitted by law.

         4.8 Old KCS Warrants Equity Interests and Old Employee and Director Stock Option Plans Equity Interests (Class 8).

         On the Effective Date, the Old KCS Warrants Equity Interests, Old Employee and Director Stock Option Plans Equity Interests and each issued and unexercised option issued under the Old Employee and Director Stock Option Plans shall be cancelled, and each holder of Old KCS Warrants Equity Interests and each holder of Old Employee and Director Stock Option Plans Equity Interests shall not receive or retain any property, interest in property or interest under the Plan, on account of such Old KCS Warrants or Old Employee and Director Stock Option Plans options.

                                    Article V

                     IDENTIFICATION OF CLASSES OF CLAIMS AND
                   INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION
                         OF THIS PLAN OF REORGANIZATION

         5.1      Holders of Claims and Equity Interests Entitled to Vote.

         Each of Class 1 (Other Priority Claims), Class 2 (Secured Bank Claims), Class 3 (Other Secured Claims) and Class 6 (General Unsecured Claims) is unimpaired by the Plan. Holders of Claims in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

         Each of Class 4 (Old Senior Notes Claims), Class 5 (Old Senior Subordinated Notes Claims), and Class 7 (Old KCS Equity Interests) is impaired, and the holders of Claims and Equity Interests in Classes 4, 5 and 7 are entitled to vote to accept or reject the Plan.

         Class 8 (Old KCS Warrants Equity Interests and Old Employee and Director Stock Option Plan Equity Interests) is impaired by the Plan and the holders of Equity Interests in such Class will not receive any distribution or retain any property on account of such Equity Interests. Accordingly, holders of Equity Interests in Class 8 are deemed to reject the Plan and are not entitled to vote on the Plan.

                                   Article VI

                             MEANS OF IMPLEMENTATION

         6.1      New Credit Facility.

         On the Effective Date, the New Credit Facility and documents referred to therein shall be executed and delivered and the New Credit Facility funds shall be made available for use by the Reorganized Debtors in accordance with the terms thereof.

         6.2      Authorization of New Securities.

         The Reorganized KCS Certificate of Incorporation, which shall be deemed adopted on the Effective Date pursuant to this Plan, will authorize 30,016,215 shares of Series A Common Stock and a maximum of 29,265,810 shares of Series B Common Stock, which shall be a sufficient number of shares of New KCS Common Stock for issuance pursuant to the Plan and the New KCS Subscription Warrants, plus such additional shares of Series A Common Stock as may be issued pursuant to the New Employee and Director Stock Option Plan.

         6.3      Issuance of New Securities.

         The issuance of the New Notes, the New KCS Common Stock, and the New KCS Subscription Warrants by Reorganized KCS, as well as the guarantee of the New Notes by all of the Reorganized Debtors other than Reorganized KCS, will be authorized, upon confirmation of the Plan, without the need for any further corporate action. The New KCS Common Stock to be issued on the Effective Date, pursuant to the New KCS Subscription Warrants and pursuant to the New Employee and Director Stock Option Plan shall be authorized upon confirmation of the Plan for issuance in accordance with the terms of the Plan, the New KCS Subscription Warrants and the New Employee and Director Stock Option Plan.

         6.4      Cancellation of Existing Securities and Agreements.

         On the Effective Date, without need for further corporate action, the Old Senior Notes, the Old Senior Subordinated Notes, the Old KCS Warrants, the Old KCS Employee and Director Stock Option Plan, the Old KCS Common Stock, and the options issued and unexercised under the Old KCS Employee and Director Stock Option Plan shall be cancelled and will have no further force or effect. Except for purposes of effectuating the distributions under the Plan, on the Effective Date the Old Indentures shall be cancelled and will have no further force or effect; provided, however, that the rights of the Old Indenture Trustees set forth in
Section 6.6 of the respective Old Indentures shall not be terminated until such time as each of the Old Indenture Trustees shall have no further obligations under the respective Old Indentures or the Plan and shall have been paid in full for all of their respective fees and expenses, including those of counsel. On and after the Effective Date, the Old Senior Trustee and the Old Senior Subordinated Trustee shall have no further obligations to the Debtors or the holders of any of the Old Senior Notes or the Old Senior Subordinated Notes except those expressly set forth in the Plan.

         6.5      Corporate Action.

         (a) Board of Directors of Reorganized Debtors. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their Boards of Directors, subject to, and in accordance with, the Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' By-laws. The initial Boards of Directors of the Reorganized Debtors shall consist of the members disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made by the Proponents with the Bankruptcy Court.

         (b) Officers of Reorganized Debtors. The initial officers of the Reorganized Debtors are or shall be disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made by the Proponents with the Bankruptcy Court. The selection of officers of Reorganized Debtors after the Effective Date shall be as provided in the Reorganized Debtors' Certificate of Incorporation and the Reorganized Debtors' By-laws, and an annual meeting of shareholders for Reorganized KCS shall take place as set forth in the Reorganized KCS By-laws.

         (c) Liquidity Provisions. The Debtors shall make their best efforts necessary to ensure an active and fully-valued public market for the trading of the New Notes and the New KCS Common Stock, including, but not limited to, issuing appropriate releases of information and otherwise complying with the requirements of paragraph (c) of Rule 144 under the Securities Act of 1933, as amended, conducting informational meetings with potential investors and research analysts, and registering the New Notes and the New KCS Common Stock under the Securities Exchange Act of 1934, as amended, so that Reorganized KCS will remain a public reporting Company on the New York Stock Exchange (or other nationally recognized exchange), in all events subject to applicable laws, rules and regulations. Pursuant to the terms of the Registration Rights Agreement, certain claimants, including those who would be deemed after the Effective Date to be an "affiliate" of KCS by reason of their holdings in KCS after consummation of the Plan, would be granted demand and piggyback registration rights for the New Notes and the shares of New KCS Common Stock, providing for the registration of the securities of such claimants at the expense of Reorganized KCS, as provided in the Registration Rights Agreement.

         (d) The Debtors shall take all steps necessary to qualify the New Notes under the Trust Indenture Act.

         6.6      Confirmation Under Section 1129(b) of the Bankruptcy Code

         If any impaired class rejects the Plan, the Proponents may request confirmation of the Plan pursuant to Bankruptcy Code section 1129(b). The Proponents reserve the right to modify the Plan to the extent permitted under the Bankruptcy Code prior to requesting confirmation under section 1129(b); provided, however, that such right shall not in any manner adversely affect, limit or modify the rights or distributions of holders of Claims in Classes 4 and 5. In the event that Class 7 votes to reject the Plan, the holders of Equity Interests in Class 7 shall not receive any distribution or retain any property on account of such Equity Interests, to the extent permitted by law.

                                   Article VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

         7.1      Date of Distributions.

         Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the first Business Day after the Effective Date or as soon as practicable thereafter and deemed made on the first Business Day after the Effective Date. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

         7.2 Distribution Record Date for Holders of Old Senior Notes Claims, Old Senior Subordinated Notes Claims, and old KCS Common Stock Equity Interests.

         The Distribution Record Date shall be the date for determining the holders of Allowed Old Senior Notes Claims, Allowed Senior Subordinated Notes Claims and Old KCS Common Stock Equity Interests entitled to receive the distributions provided under the Plan. As of the close of business on the Distribution Record Date, the Reorganized Debtors and the Indenture Trustees or agents shall have no obligations to recognize any transfer of Old Senior Notes, Old Senior Subordinated Notes or Old KCS Common Stock occurring after the Distribution Record Date for purposes of distributions under the Plan. The Reorganized Debtors and the Indenture Trustees or agents shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the Indenture Trustees or agents for the Old Senior Notes and Old Senior Subordinated Notes and the stock transfer ledgers of the transfer agent for the Old KCS Common Stock as of the close of business on the Distribution Record Date.

         7.3      Surrender of Instruments.

         As a condition to receiving any distribution under the Plan, each holder of Old Notes or Old KCS Common Stock must surrender such Old Notes or Old KCS Common Stock to the Reorganized Debtors or their designee. Any holder of Old Notes or Old KCS Common Stock who fails to (a) surrender such Old Notes or Old KCS Common Stock, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors and furnish a bond in form, substance, and amount reasonably satisfactory to the Reorganized Debtors before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan.

         7.4      Compensation of Professionals and the Indenture Trustees'
                  Fees.

         Each person retained or requesting compensation in the Chapter 11 Cases pursuant to section 330 or 503(b) of the Bankruptcy Code shall file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under this section shall be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order. To the extent allowed by law, the fees of the Indenture Trustees and their professionals shall conclusively be deemed to be fair and reasonable and shall be paid by the Debtors pursuant to the Confirmation Order. Upon payment of the fees and expenses of the Indenture Trustees, the Indenture Trustees will be deemed to have released their liens securing payment of their fees and expenses for all fees and expenses payable through the Effective Date. The Proponents anticipate supporting applications for reasonable compensation for services rendered by Andrews & Kurth LLP, Akin, Gump, Strauss, Hauer & Feld, LLP, Young, Conaway, Stargatt & Taylor, LLP, and Klett, Rooney, Lieber & Schorling in making substantial contributions in these Chapter 11 cases.

         7.5      Delivery of Distributions.

         Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or its agents, unless the Debtors or the Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. If any distribution to any holder is returned as undeliverable, the Reorganized Debtors shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Debtors have determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

         At the option of the Debtors, distributions to holders of Old Senior Notes and holders of Old Senior Subordinated Notes shall be made by a distribution agent or the Debtors. The Debtors shall make such distribution directly to the Old Senior Indenture Trustee and the Old Senior Subordinated Indenture Trustee for the benefit of the holders of Old Senior Notes and Old Senior Subordinated Notes, respectively. The shares of the New KCS Common Stock that are delivered to the Old Indenture Trustees will be registered and issued in the names of the respective holders of the Old Senior Notes or the Old Senior Subordinated Notes, as the case may be, or as otherwise directed by such holders.

         At the option of the Debtors, distributions to holders of shares of Old KCS Common Stock shall be made by a distribution agent or the Debtors. The shares of New KCS Common Stock or New KCS Subscription Warrants to which holders of Old KCS Common Stock shall be entitled in accordance with the Plan will be registered and issued in the names of such holders or as otherwise directed by such holders pursuant to such form of instruction as the Debtors shall approve.

         7.6      Manner of Payment Under the Plan.

         At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

         7.7      Fractional Shares.

         No fractional shares of New KCS Common Stock, or Cash in lieu thereof, shall be distributed. For purposes of distribution, fractional shares of New KCS Common Stock shall be rounded down to the next whole number.

         7.8      Distributions After Effective Date.

         Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

         7.9      Exculpation.

         The Debtors, the Reorganized Debtors, the Creditors' Committee, each member of the Creditors' Committee, CSFB, the Minority Noteholders, the Working Noteholders, the Old Indenture Trustees and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates, and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) shall have no liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         7.10     Retention of Causes of Action

         The Reorganized Debtors do not release or abandon any of their causes of action except as expressly set forth in the Plan.

                                  Article VIII

                        PROCEDURES FOR TREATING DISPUTED
                       CLAIMS UNDER PLAN OF REORGANIZATION

         8.1      Disputed Claims.

         (a) Process. If the Debtors dispute any Claim, such Disputed Claim shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced and, upon the determination, resolution, or adjudication thereof as provided herein, shall be deemed to be an Allowed Claim as of the date of, and in the amount established by, such determination, resolution, or adjudication; provided, however, that (i) the Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim, and (ii) any Claim arising out of the exercise by the Debtors, as Debtors in Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to them under applicable provisions of the Bankruptcy Code shall be determined in accordance with applicable bankruptcy law as well as any applicable nonbankruptcy law. As used in this section, the phrase "date of ... determination, resolution, or adjudication" means the date on which the liability, if any, of a Debtor on a Disputed Claim is established by a final, nonappealable order of a court or other tribunal of competent jurisdiction or date of the execution of an agreement between the Debtor and the claimant with respect to such Claim such that the Debtors, under applicable nonbankruptcy law, would be required to pay such Claim on that date. To effectuate the foregoing, the entry of an order confirming this Plan shall, effective as of the Effective Date, constitute a modification of any stay or injunction under the Bankruptcy Code that would otherwise preclude the determination, resolution, or adjudication of a Disputed Claim, except for any Disputed Claim arising out of the exercise by the Debtors, as Debtors in Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to them under applicable provisions of the Bankruptcy Code. Upon the date of determination, resolution, adjudication or allowance of a Disputed Claim as provided herein, the Disputed Claim shall become an Allowed Claim, and shall be enforceable against the Reorganized Debtors only as provided in the Plan.

         (b) Tort Claims. All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to subsection 8.1(a) above shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this subsection and applicable non-bankruptcy law that is no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class 6 in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in this subsection shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtors or the Reorganized Debtors may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28, United States Code.

         8.2      Objections to Claims.

         Except insofar as a proof of claim filed in respect of a Claim is allowed under the Plan, the Reorganized Debtors will be entitled to object to such proof of claim. Unless the Bankruptcy Court sets a different date, any objections to a proof of claim shall be served and filed on or before the latest of (a) one hundred and twenty (120) days after the Effective Date or (b) forty-five (45) days after the proof of claim is filed with the Bankruptcy Court.

         8.3      No Distributions Pending Allowance.

         Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such disputed portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

         8.4      Distributions After Allowance.

         To the extent that a Disputed Claim ultimately becomes an Allowed Claim, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which a Disputed Claim becomes an Allowed Claim, the Reorganized Debtor or Reorganized Debtors obligated on such Claim will provide to the holder of such Claim the distribution to which such holder is entitled under the Plan.

                                   Article IX

                         PROVISIONS GOVERNING EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

         On the Effective Date, and except as otherwise provided in the Plan, all executory contracts and unexpired leases of the Debtors shall be assumed other than those executory contracts and unexpired leases that (i) the Debtors shall have previously rejected or (ii) the Proponents shall have listed on a schedule filed with the Bankruptcy Court prior to the commencement of the Confirmation Hearing. Entry of the

Confirmation Order shall constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of such assumptions pursuant to the Plan.

                                    Article X

                     CONDITIONS PRECEDENT TO EFFECTIVE DATE

         10.1     Conditions Precedent to Effective Date of Plan.

         The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

         (a) Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Proponents, and there shall not be a stay or injunction in effect with respect thereto.

         (b) Exit Facility. Closing and funding of the New Credit Facility shall have begun.

         (c) Regulatory Approvals. All authorizations, consents, and regulatory approvals required (if any) in connection with the effectiveness of the Plan shall have been obtained.

         10.2     Waiver of Conditions Precedent.

         Each of the conditions precedent in section 10.1 hereof may be waived, in whole or in part, by the Proponents in their absolute discretion.

                                   Article XI

                             EFFECT OF CONFIRMATION

         11.1     Vesting of Assets.

         On the Effective Date, the Debtors, their properties, interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtors shall vest in the Reorganized Debtors. From and after the Effective Date the Reorganized Debtors may operate their businesses and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

         11.2     Binding Effect.

         Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors, and such holder's respective successors and assigns, whether or not the Claim or

Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

         11.3     Discharge of Debtors.

         Except as otherwise provided herein, pursuant to Bankruptcy Code section 1141(d)(1), upon the Effective Date, all Claims against and Equity Interests in any of the Debtors will be satisfied, discharged and released. Except as otherwise provided herein, on the Effective Date, as to every discharged debt, Claim, or Equity Interest, all persons, entities, and governmental units (including, without limitation, any creditor or holder of a Claim or Equity Interest) shall be precluded from asserting against the Debtors or the Reorganized Debtors, or against the Debtors' or the Reorganized Debtors' assets or properties, all such debts, Claims, or Equity Interests and any other or further Claim based upon any document, instrument, or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         11.4     Term of Injunctions or Stays.

         Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         11.5     Indemnification Obligations.

         Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse, or limit the liability of directors, officers, or employees who were directors, officers, or employees of the Debtors, respectively, and who have agreed to continue to serve in such capacity with the Reorganized Debtors pursuant to employment agreements entered into on or before the Effective Date, against any claims or causes of action as provided in the Debtors' certificates of incorporation, bylaws, or applicable state or federal law, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before or after the Commencement Date. The Debtors' indemnification obligations are limited to those authorized or permitted under state or federal law as the same is now or may become applicable at the time any claim for indemnification is made. Among other things, applicable state and federal law may limit the ability of officers, directors, and employees to enforce indemnification provisions in connection with violations of federal or state securities laws. The Proponents believe that there are no indemnification claims currently pending against any of the Debtors and the Debtors have claimed that they are not aware of any claims against their officers, directors, or employees that could result in the assertion of claims for indemnification against any of the Debtors.

         11.6     Limited Release.

         The Confirmation Order shall provide for the release of the officers and directors of the Debtors holding office at any time prior to the Effective Date, the Creditors' Committee, each member of the Creditors' Committee, CSFB, the Working Noteholders, the Minority Noteholders, the lenders under the DIP Cash Collateral Agreement, signatories of the Noteholder Agreement, each holder of Old KCS Common Stock Equity Interests, the Old Indenture Trustees and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates, and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court.

                                   Article XII

                            RETENTION OF JURISDICTION

         The Bankruptcy Court has exclusive jurisdiction of all matters arising out of, or related to, these Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes, and retains exclusive jurisdiction where it exists:

         (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

         (b) To determine any and all adversary proceedings, applications and contested or litigated matters and any other matters or grant or deny any applications involving the Debtors that may be pending on the Effective Date, and to determine claims, rights and causes of action preserved to the Reorganized Debtors hereunder, including any claims, rights or causes of action arising in favor of the Debtors under Chapter 5 of the Bankruptcy Code or any similar provisions of state law.

         (c) To ensure that the distributions to holders of Allowed Claims and Allowed Equity Interests and the subscriptions for and redemptions of New KCS Common Stock are accomplished as provided herein.

         (d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim, including, without limitation, any objections to the classification of any Claim, and to allow or disallow any Claim as to which an objection has been filed in whole or in part.

         (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

         (f) To issue such orders in aid of execution of the Plan, to the full extent authorized by section 1142 of the Bankruptcy Code, and to enter such other orders as may be necessary or appropriate to implement or consummate all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Disclosure Statement.

         (g) To consider any amendments to or modifications of the Plan, or to cure any defect or omission in, or reconcile any inconsistency in, any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

         (h) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

         (i) To hear and determine any and all controversies, suits or issues that may arise in connection with the consummation, interpretation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, instrument or other document governing or relating to any of the foregoing, or any entity's obligations incurred in connection therewith.

         (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

         (k)      To hear any other matter not inconsistent with the Bankruptcy
Code.

         (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 hereof.

         (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

         (n) To determine any dispute under the Old Senior Indenture, Old Senior Subordinated Indenture or any amendment or supplement to such documents.

         (o) To modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, or to modify the Disclosure Statement or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, the Plan, the Disclosure Statement or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate the plan, to the extent authorized by the Bankruptcy Code.

         (p) To determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Disclosure Statement.

         (q)      To enter a final decree closing these Chapter 11 Cases.

                                  Article XIII

                            MISCELLANEOUS PROVISIONS

         13.1     Payment of Statutory Fees.

         All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with section 2.1 hereof.

         13.2     Retiree Benefits.

         On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors have obligated themselves to provide such benefits.

         13.3     Benefit Plans.

         Subject to the occurrence of the Effective Date, all Benefit Plans will survive confirmation of the Plan to the extent required under the Bankruptcy Code.

         13.4     Administrative Expenses Incurred After the Confirmation Date.

         Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no claims for professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Effective Date.

         13.5     Compliance with Tax Requirements.

         In connection with the consummation of the Plan, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

         13.6     Severability of Plan Provisions.

         If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

         13.7     Governing Law.

         Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent provided otherwise in the documents contained in the Plan Supplement, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

         13.8     Notices.

         All notices, requests, and demands to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:                  KCS Energy, Inc.
                                    5555 San Felipe
                                    Suite 1200
                                    Houston, Texas 77056
                                    Attn:    Frederick Dwyer, Secretary
                                    Telephone:    (713) 877-8006
                                    Telecopier:   (713) 877-1372

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Attn:   Michael P. Kessler
                                    Telephone:    (212) 310-8000
                                    Telecopier:   (212) 310-8007

                                            and

                                    The Bayard Firm
                                    222 Delaware Avenue, Suite 900
                                    Wilmington, Delaware  19899
                                    Attention:  Neil B. Glassman
                                    Telephone:    (302) 655-5000
                                    Telecopier:   (302) 668-6395


If to the Proponents:               Kathy Lee
                                    DDJ Capital Management LLC
                                    141 Linden Street, Suite S-4
                                    Wellesley, Massachusetts 02482
                                    Telephone:    (781) 283-8500
                                    Telecopier:   (781) 283-8555

                                    D.J. Baker
                                    Gibson, Dunn & Crutcher LLP
                                    200 Park Avenue
                                    New York, New York 10166
                                    Telephone:    (212) 351-4000
                                    Telecopier:   (212) 351-4035

                                    David Matlin
                                    Credit Suisse First Boston Corporation
                                    11 Madison Avenue
                                    New York, New York 10010
                                    Telephone:    (212) 325-2000
                                    Telecopier:   (212) 325-8290

                                            and

                                    Peter Goodman
                                    Andrews & Kurth LLP
                                    850 Third Avenue, 7th Floor
                                    New York, New York 10022
                                    Telephone:    (212) 850-2800
                                    Telecopier:   (212) 850-2929

Dated:  Wellesley, Massachusetts
        August 25, 2000

                                    Respectfully submitted,

                                    THE OFFICIAL COMMITTEE OF
                                    UNSECURED CREDITORS OF KCS ENERGY,
                                    INC., ET AL.


                                    By:
                                       ------------------------------------
                                       Name:  Kathy Lee
                                       Title: Chairperson

Dated:  New York, New York
        August __, 2000



                                    CREDIT SUISSE FIRST BOSTON CORPORATION


                                    By:
                                       ------------------------------------
                                      Name:
                                              -----------------------------
                                       Title:
                                              -----------------------------

                                    EXHIBIT B

                              NOTEHOLDER AGREEMENT

                                    EXHIBIT C

            KCS ENERGY, INC. ANNUAL REPORT ON FORM 1999 10-K FOR THE
                       FISCAL YEAR ENDED DECEMBER 31, 1999

                                    EXHIBIT D

               KCS ENERGY, INC. QUARTERLY REPORT OF FORM 1999 10-Q
                       FOR THE QUARTER ENDED JUNE 30, 2000

                                    EXHIBIT E

                              LIQUIDATION ANALYSIS

 PROCEEDS FROM LIQUIDATION

 Oil and Gas Reserves

                                                                                                           Liquidation Proceeds
                                                                                                             --------------------
                                                                                                       Lower                Higher
                                                                                                       ------               ------
                                                                                                       $220.0               $240.0
                                                           Recovery Percentage
                                                           -------------------
                                                  Value          Lower           Higher                        --
                                                  -----          -----           ------
Other property, plant and equipment               $ 4.1          25.0%     --     50.0%                   1.0        --        2.1

Accounts Receivable                               $28.8          50.0%     --     75.0%                  14.4        --       21.6

Other Current Assets                              $ 4.6          45.0%     --     55.0%                   2.1        --        2.5

Emission Credits                                  $ 6.9          50.0%     --     75.0%                   3.5        --        5.2
                                                                                                       -------              -------
Total Proceeds Available for Distribution                                                            $  240.9               $271.4

 TOTAL PROCEEDS AVAILABLE FOR DISTRIBUTION


 TOTAL PROCEEDS AVAILABLE FOR DISTRIBUTION, MID-POINT                                                             $ 256.2

 Unrestricted Cash                                                                                                   35.0
                                                                                                                   -------
 NET LIQUIDATION PROCEEDS                                                                                          $291.2

 Present Value of Liquidation Proceeds as of Effective Date                                                        $277.3




                                                                   ESTIMATED      ESTIMATED       ESTIMATED
 ALLOCATION OF PROCEEDS                                              CLAIM        RECOVERY        RECOVERY %
                                                                     -----        --------        ----------

Chapter 7 Administrative Claims
        Trustee Fees                                               $  8.7         $  8.7           100.0%
        Wind-down Expenses                                            3.8            3.8           100.0%
        Professional Fees                                             5.6            5.6           100.0%
                                                                    ------         ------          ------
                                                                   $ 18.1         $ 18.1           100.0%

PROCEEDS AVAILABLE FOR PAYMENT OF SECURED CLAIMS

Secured Claims
        Bank Debt                                                  $ 79.5         $ 79.5           100.0%
        Hedge Obligations                                            13.7           13.7           100.0%
                                                                   ------         ------          ------
                                                                   $ 93.2         $ 93.2           100.0%

PROCEEDS AVAILABLE FOR PAYMENT OF ADMINISTRATIVE CLAIMS

Chapter 11 Administrative Claims                                   $  7.6         $  7.6           100.0%
                                                                   ------         ------          ------
        Administrative Expenses                                    $  7.6         $  7.6           100.0%


PROCEEDS AVAILABLE FOR PAYMENT OF GENERAL UNSECURED CLAIMS                        $158.4

Trade Claims                                                       $ 31.5         $ 13.9            44.2%
11.0% Senior Notes due 2003                                         181.0          144.4            79.8%
8.875% Senior Subordinated Notes due 2008                           145.8             --             0.0%
                                                                   ------         ------
        Total General Unsecured Claims                             $358.3         $158.4

PROCEEDS AVAILABLE FOR DISTRIBUTIONS TO EQUITY                                    $  0.0

 SUMMARY OF RECOVERIES BY CLASS




         Description                                       Class            Under the Plan   Chapter 7
         -----------                                       -----            --------------   ---------

         Secured Bank Debt                                 Class 2               100.0%            100.0%
         General Unsecured Claims                          Class 6               100.0%             44.2%
         Senior Notes                                      Class 4               100.0%             79.8%
         Senior Subordinated Notes                         Class 5            ( * )                  0.0%
         Equity                                            Class 7            ( * )                  0.0%


(*)      See Summary of Recovery by Class Under the Plan (Senior
         Subordinated Notes and Equity) in the Footnotes to Liquidation
         Analysis.

FOOTNOTES TO LIQUIDATION ANALYSIS

Proved Oil and Gas Reserves

The Debtor provided Petrie Parkman with its mid-year (June 30, 2000) reserve report prepared by Netherland, Sewell and Associates, Inc., ("NSAI"),
Petrie Parkman utilized the reserve quantities estimated by NSAI and applied various discrete pricing scenarios to such reserve quantity estimates. Petrie Parkman applied various after-tax discount rates to after-tax cash flows by category of reserves. Based on this analysis, Petrie Parkman determined the liquidation value of the proved reserves to be in the range of $220 million to $240 million as of the Effective Date.

Other Property, Plant and Equipment

The value of Other Property, Plant and Equipment was estimated based on the net book value of such assets as disclosed on the condensed consolidated balance sheet in the Debtor's Form 10-Q for the period ended June 30, 2000.

THE FOLLOWING FOOTNOTES WERE OBTAINED FROM THE DEBTORS' SUPPLEMENT CONTAINING EXHIBIT C (LIQUIDATION ANALYSIS) TO DEBTORS FOURTH AMENDED DISCLOSURE STATEMENT FOR DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OR
THE BANKRUPTCY CODE. THE ACCURACY OF SUCH FOOTNOTES HAS NOT BEEN INDEPENDENTLY VERIFIED.

Accounts Receivable

The Company's customer base primarily consists of pipeline companies, oil and gas aggregators and refiners. Historically, the Company has experienced minimal bad debt expense. KCS does not expect its future collection of receivables to differ materially from its collection history.

Other Current Assets

Includes inventory, pre-paid insurance, deposits and other current assets.

Trustee Fees

Section 326 of the Bankruptcy Code limits the chapter 7 trustee fees to 3.0% of all monies disbursed or turned over the case by the chapter 7 trustee to parties in interest, excluding the Debtor, but including holders of secured claims. In this analysis, chapter 7 trustee fees were estimated at the cap imposed by Section 326.

Wind Down Costs

Wind down costs consist of corporate overhead, severance, stay bonuses and other related costs to be incurred during the chapter 7 liquidation period. Management assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time.

Professional Fees

Professional fees represent the costs of a chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Based on management review of the nature of these costs and the outcomes of similar liquidations, fees were estimated to be $5.5 million which equates to approximately $950 thousand per month.

Bank Debt

As of the Effective Date, the Company estimates the balance under its bank facilities will be approximately $79.5 million, assuming the Company continues to pay $2.5 million per month to reduce its principal outstanding in accordance with the Cash Collateral Agreement.

Hedge Obligations

Hedge obligations reflects a secured transaction entered into by KCS Medallion and CIBC before the acquisition of KCS Medallion by KCS. Per the terms of the swap agreement, KCS is obligated to sell 3.4, 3.0, 2.5, 1.7 and 1.1 BCFE in the years 2000-2005, respectively, at $2,055/MCFE. In addition, KCS has hedged 9 BCFE for the period July 1, 2000 through March 31, 2001 using no cost collars with floor prices of $2.70 to $3.53 per MMBTU and cap prices of $4.00 to $5.50 per MMBTU.

Trade Claims

Represents accounts payable and accrued liabilities.

Other Unsecured Claims

Other unsecured claims consist of $150.0 million of Senior Notes plus accrued interest of $31.0 million and $125.0 million of Senior Subordinated Notes plus accrued interest of $20.9 million as of December 1, 2000.

Administrative Expenses

Costs associated with the administration of the Chapter 11 case prior to its conversion to a chapter 7, including senior management severance programs and professional fees. Analysis assumes Chapter case is converted to chapter 7 on the Effective Date.

                                    EXHIBIT F

                              REORGANIZATION VALUE

VALUATION OF REORGANIZED KCS


         1.       Valuation Overview

         THE ESTIMATES OF REORGANIZATION VALUE SET FORTH HEREIN REPRESENT HYPOTHETICAL REORGANIZATION VALUES THAT WERE DEVELOPED SOLELY FOR THE PURPOSE OF THE PLAN. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE ESTIMATED REORGANIZATION VALUE OF KCS THROUGH THE APPLICATION OF VARIOUS CUSTOMARY AND GENERALLY ACCEPTED VALUATION TECHNIQUES AND DO NOT REFLECT OR CONSTITUTE APPRAISALS OF THE ASSETS OF KCS OR THE ACTUAL MARKET VALUE OF KCS. BECAUSE SUCH ESTIMATES ARE INHERENTLY UNCERTAIN, PETRIE PARKMAN, ASSUMES NO RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, PETRIE PARKMAN DID NOT INDEPENDENTLY VERIFY KCS'S PROJECTIONS IN CONNECTION WITH THE VALUATION, AND NO INDEPENDENT EVALUATIONS OR APPRAISALS OF KCS'S ASSETS WERE SOUGHT OR OBTAINED THEREWITH.

         In developing its estimate of Reorganization Value of KCS, Petrie Parkman performed several different analyses. Petrie Parkman performed a discounted cash flow analysis, an analysis of comparable corporate transactions and offers for control, an analysis of comparable property transactions, an analysis of comparable publicly-traded companies, and an analysis of the going concern value of KCS.

         2.       Discounted Cash Flow Analysis.

         Petrie Parkman performed a discounted cash flow analysis as one of the analyses employed in determining the reorganization value of KCS. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows for KCS's oil and gas reserve assets based on the Company's reserve estimates and for its non-reserve assets utilizing information provided by KCS.

         Petrie Parkman evaluated five scenarios in which the principal variables were oil and gas prices. The five pricing scenarios were based on NYMEX benchmark prices for natural gas and West Texas Intermediate crude oil. Petrie Parkman applied appropriate quality and transportation adjustments to these benchmarks. In doing its analysis, Petrie Parkman applied various after-tax discount rates to the resulting after-tax cash flows to arrive at asset reference value ranges for each price sensitivity.

         3.       Comparable Transactions Analysis.


                  PROPERTY TRANSACTIONS

         Petrie Parkman considered asset transactions which Petrie Parkman determined to be comparable to KCS assets based on a variety of qualitative factors. Petrie Parkman calculated purchase price multiples of equivalent reserves for the acquired assets in each transaction. Petrie Parkman compared these purchase price multiples to relevant KCS data.


                              COMPANY ACQUISITIONS

         Additionally, Petrie Parkman reviewed certain publicly available information on certain company acquisition transactions and offers for control in the oil and gas exploration and production industry.

         Using publicly available information, Petrie Parkman calculated total investment (which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed) multiples of unlevered cash flow for the target company in each transaction. Petrie Parkman also calculated market capitalization (which Petrie Parkman defined for purpose of this analysis as market value of common equity) multiples of historical financial criteria for discretionary cash flow for the target company in each transaction. Petrie Parkman also calculated implied purchase price of reserves (which Petrie Parkman defined for the purposes of this analysis as total investment less estimated values of non-reserve assets) multiples of (i) equivalent proved reserves and (ii) standardized measure of discounted future net cash flows ("SEC Value") for the target company in each transaction.

         Petrie Parkman compared these measures to relevant KCS data.

         4.       Common Stock Comparison.

         Petrie Parkman calculated multiples of financial criteria for for various publicly traded independent oil and gas companies deemed to be comparable to KCS and compared these to relevant KCS data.

5. Going Concern Analysis. Petrie Parkman projected the potential financial performance of KCS for the period beginning on December 1, 2000 using five distinct pricing scenarios and adjusting for the proposed recapitalization of the Company. Petrie Parkman prepared these projections utilizing certain information and projections prepared or provided by KCS management and by applying certain other assumptions Petrie Parkman felt were appropriate.

         Petrie Parkman also applied probability of success factors for each of the Company's reserve categories against which it then applied each of its five pricing scenarios. Petrie Parkman calculated a range of terminal values by applying terminal multiples to projected terminal year cash flows in each price case scenario and then applied a range of discount rates to these terminal values to discount back to December 1, 2000.

         After considering each of the above analyses in aggregate, Petrie Parkman has concluded the Reorganization Value of KCS to be in a range of $340 million to $380 million as of December 1, 2000.




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


                                    EXHIBIT G

                                   PROJECTIONS

                                KCS ENERGY, INC.
                         PROJECTED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)


                                          For the Years Ended December 31,
                                            --------------------------------
                                     1999      2000      2001      2002      2003
                                     ----      ----      ----      ----      ----
  Revenues                           $136,491  $176,261  $164,238  $134,494  $120,142

  Lease Operating Expenses             26,624    24,660    28,173    28,575    29,632
  Production Taxes                      3,524     5,523     4,690     3,780     3,350
  General & Administrative              9,847     7,936     8,965     9,234     9,511
  Restructuring Expenses                1,886    13,128         -         -         -
  Exploration                               -         -         -         -         -
  DD&A                                 50,967    43,588    68,676    78,378    74,089
                                     --------  --------  --------  --------  --------
     Total Operating Expenses          92,848    94,835   110,504   119,968   116,582

  Operating Income                     43,643    81,426    53,735    14,526     3,560

  Interest Expense                    (40,005)  (36,711)  (25,552)  (25,552)  (25,552)
  Interest & Other Income                 702     1,132       452       400       400
                                     --------  --------  --------  --------  --------
     Pretax Income                      4,340    45,848    28,636   (10,626)  (21,592)

  Income Taxes                              -   (11,080)  (10,022)    3,719     7,557
                                     --------  --------  --------  --------  --------
  Income for Common                  $  4,340  $ 34,768  $ 18,613  $ (6,907) $(14,035)
                                     ========  ========  ========  ========  ========

EBITDA (a)                           $ 96,496  $138,143  $122,410  $ 92,904   $77,649
EBITDA/Interest Expense                   2.4x      3.8x      4.8x      3.6x      3.0x
Total Debt/EBITDA                         4.2x      1.7x      1.9x      2.3x      3.0x


(a) Excludes restructuring expenses and extraordinary items.

                                KCS ENERGY, INC.
                            PROJECTED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
[CAPTION]

                                          As of December 31,
                          1999        2000        2001        2002        2003
                          ----        ----        ----        ----        ----
Current Assets:
  Cash                  $ 10,584    $ 25,708    $ 10,000    $ 10,000    $ 10,000
  Accounts Receivable     21,941      24,221      21,690      16,413      14,621
  Other                    7,571       4,633       4,633       4,633       4,633
                        --------    --------    --------    --------    --------
    Total Current
      Assets              40,096      54,562      36,323      31,048      29,254

  Property Plant &
   Equipment, net        236,967     287,990     333,177     320,631     297,967
  Other Assets             7,869       2,205       2,205       2,205       2,205
                        --------    --------    --------    --------    --------
    Total Assets        $284,932    $344,757    $371,705    $353,884    $329,425
                        ========    ========    ========    ========    ========

Current Liabilities:
  Accrued Liabilities   $ 24,602    $ 15,677    $ 15,677    $ 15,677    $ 15,677
  Accounts Payable             -      16,147      14,460      10,943       9,747
  Other Current
   Liabilities                 -       1,963       1,963       1,963       1,963
                        --------    --------    --------    --------    --------
    Total Current
     Liabilities          24,602      33,787      32,100      28,583      27,387

  Bank Debt              107,095      79,490      79,490      79,490      79,490
  11% Senior Notes       165,074     150,000     150,000     150,000     150,000
  8.875% Subordinate
   Notes                 136,094           -           -           -           -
  Deferred Taxes               -       2,389      12,412       5,014      (4,213)
  Other Liabilities        1,910       2,018       2,018       2,018       2,018

  Preferred Stock              -           -           -           -           -
  Common Equity         (149,843)     77,072      95,685      88,778      74,744
                        --------    --------    --------    --------    --------
    Total Stock-
     holders' Equity    (149,843)     77,072      95,685      88,778      74,744
                        --------    --------    --------    --------    --------
    Total Liabilities
     & Equity           $284,932    $344,757    $371,705    $353,884    $329,425
                        ========    ========    ========    ========    ========

                                KCS ENERGY, INC.
                       PROJECTED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                     FOR THE YEARS ENDED DECEMBER 31,

                                 1999     2000      2001     2002     2003
                                 ----     ----      ----     ----     ----
OPERATING ACTIVITIES
 Net Income to Common.........  $  4,340  $ 24,768  $ 18,613 $ (6,907) $(14,035)
 Depreciation, Depletion &
   Amortization...............    50,967    43,588    68,676   78,378    74,089
 Deferred Taxes...............        --    11,080    10,022   (7,397)   (9,228)
 Other (Incl. Non-cash
   Preferred Payment).........     2,862    10,458        --        --       --

 Decrease (Increase) in A/R...    12,686    (2,280)    2,531    5,276     1,794
 (Decrease) Increase in A/P...     1,779     9,240    (1,687)  (3,517)   (1,196)
 (Decrease) Increase in Acc.
   Int. -- Sr. Notes..........        --    16,258        --       --        --
 (Decrease) Increase in Acc.
   Int. -- Sub. Notes.........        --     9,706        --       --        --
 Other Assets & Liabilities...    (1,171)     (454)       --       --        --
                                --------- --------- -------- --------  --------
   Cash Provided by (Used in)
     Operating Activities.....    71,463   132,365    98,155   65,833    51,425

INVESTING ACTIVITIES
 Capital Expenditures --
   Indentified Projects.......   (60,000)  (59,588)  (24,064) (21,858)  (11,535)
 Capital Expenditures --
   Exp./Acq...................        --        --   (89,799) (44,174)  (39,890)
 Proceeds from Asset Sales....    27,718       143        --       --        --
 Other........................       840      (158)       --       --        --
                                --------- --------- -------- --------  --------
   Cash Provided by (Used in)
     Investing Activities.....   (31,442)  (59,603) (113,863) (65,833)  (51,425)

FINANCING ACTIVITIES
 Planned Borrowings
   (Repayments)...............    16,300   (56,613)       --       --        --
 Other Borrowings
   (Repayments)...............   (44,905)      292        --       --        --
 Common Stock Transactions....        21        --        --       --        --
 Cash Dividends Paid..........      (585)       --        --       --        --
 Other........................    (1,144)   (1,317)       --       --        --
                                --------- --------- -------- --------  --------
   Cash Provided by (Used in)
     Financing Activities.....   (30,313)  (57,638)       --       --        --

Net Change in Cash............     9,708    15,124   (15,708)      --        --
Cash at Beginning of Period...       876    10,584    25,708   10,000    10,000
                                --------- --------- -------- --------  --------
Cash at End of Period..........  $ 10,584  $ 25,708  $ 10,000 $ 10,000 $ 10,000
                                ========= ========= ======== ========  ========

THE CREDITORS' COMMITTEE CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUNT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

Summary of Significant Assumptions

The Creditors' Committee has developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

a.       Fiscal Years

         KCS's fiscal year ends on December 31 of each year.

b.       Plan Terms and Consummation

         The Projections assume an Effective Date of December 1, 2000 with Allowed Claims and Equity Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Equity Interests. Whether or not consummation of the Plan occurs on or about December 1, 2000, there is no guarantee that, among other things, the trade creditors will support the Debtor as projected. A material reduction in trade credit and terms could materially impact the Debtors' ability to achieve the projected results. Further, if the Effective Date does not occur by December 1, 2000, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact KCS's results of operations and cash flow.

c.       Assumptions Preceding the Effective Date

         As a basis for the Projections, the Creditors' Committee has estimated the operating results for the period of time leading up to the Effective Date. Specifically, it has been assumed that during the Chapter 11 cases, trade vendors will continue to provide KCS with goods and services on customary terms and credit.

d.       Revenues

         Revenues are based on projections of NYMEX natural gas and WTI crude oil prices for the years 2000, 2001, 2002, and 2003 as prepared by Petrie Parkman & Co. These prices were then adjusted for regional basis differentials. Projected revenues also reflect the impact of existing commodity price hedges. Additionally, projected revenues are based upon the Creditors' Committee's assessment of future production taking into consideration the Netherland, Sewell & Associates Reserve Report. Additionally, the Creditors' Committee incorporated its views of a program of reinvestment of available cash flow in drill wells and VPP's.

f.       Lifting and Operating Expenses (LOE) and Production Taxes

         LOE and production taxes are projected to be consistent with current levels plus estimates for incremental costs projected to be incurred when new proved reserves are brought into production.

g.       General and Administrative Expenses (G&A)

         G&A expenses are projected based on current expense levels initially, forecasted to increase 3% per annum after 2001.

h.       Working Capital

         Working capital components have been estimated based upon underlying production levels and the analysis of historical averages.

i.       Capital Expenditures

         Capital expenditures consist primarily of the capital expenditures prescribed in the Reserve Report as well as investment in new oil and natural gas drilling, the development of oil and natural gas reserves and VPP investments. The Projections assume a level of capital expenditures which can be supported by the capital structure and forecast operating results of Reorganized KCS. The Projections assume an average finding and development cost of $1.50 per Mcfe for acquisition and exploration type projects. The finding and development cost for VPP investments is based on the assumed prices in effect in the year such investments are made.

j.       EBITDA

         EBITDA is defined for purposes of the Projections as earnings before interest expense, income tax provision, depreciation, depletion and amortization, restructuring expenses, and extraordinary items.

k.       Interest Expense

         Interest expense reflects interest on the New Credit Facility and interest on the $150.0 million of Senior Notes.

l.       New Credit Facility

         Reorganized KCS is assumed to enter into a new revolving credit facility with an initial draw of $79.5 million with interest at approximately LIBOR plus 3.0%



                                       2